SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

IMPERIAL PARKING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

1,842,422 shares of Common Stock, 3,333 shares of restricted Common Stock and options to acquire 240,155 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

Each share of Common Stock will be converted into the right to receive $26.00 in cash (subject to a potential downward adjustment if transaction expenses exceed $1.55 million), without interest, as a result of the merger described in the proxy statement. Each option to acquire Common Stock and share of restricted Common Stock will be cancelled and converted into the right to receive $26.00 and the exercise price of such option or award multiplied by the number of shares of Common Stock subject to such option or award.

(4)	Proposed maximum aggregate value of transaction:

The underlying value of the transaction is $49,734,082, which is determined by adding (i) $47,902,972 payable to owners of Common Stock, (ii) $86,658 payable to holders of restricted Common Stock, and (iii) $1,744,452 payable to holders of options to purchase Common Stock. The filing fee equals the product of 0.00008090 multiplied by the underlying value of the transaction.

(5)	Total fee paid: $4029.74

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement no.:

(3)	Filing Party:

(4)	Date Filed:

Imperial Parking Corporation

601 West Cordova Street, Suite 300
Vancouver, British Columbia
Canada V6B 1G1

PROPOSED CASH MERGER — YOUR VOTE IS VERY IMPORTANT

To our Shareholders:

     You are cordially invited to attend a special meeting of shareholders of Imperial Parking Corporation (which we refer to as “Impark”), to be held on April 29, 2004 at 10:00 a.m. Eastern Daylight Saving Time at Impark’s office located at Suite 420, 510 Walnut Street, Philadelphia, PA 19106.

     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 22, 2004, among Impark, Imperial Parking Management, LLC and IPK Acquisition Corporation, and the transactions contemplated thereby, including the merger of IPK Acquisition Corporation with and into Impark, with Impark as the surviving corporation. Imperial Parking Management, LLC and IPK Acquisition Corporation currently are not affiliated with Impark or its management. However, if the merger is completed, certain members of Impark’s management may be afforded the opportunity to purchase up to an aggregate of 3% of the equity of Imperial Parking Management, LLC or an affiliated company. Any such investment would be upon the same economic terms as other investors in such company, except that management investors may be given the right to sell their shares back to the issuing company for the same price at which they purchased their shares if, during the one year period following their investment, their employment with Impark is terminated. In addition, if the merger is completed, Imperial Parking Management, LLC intends to establish a stock option program for management and other key employees of Impark and its affiliates. It is anticipated that, pursuant to the terms of such program, members of management and other key employees may be granted options to purchase up to a total of 15% (calculated on a pre-dilution basis) of the equity of Imperial Parking Management, LLC or an affiliated company.

     If the proposed merger is completed, each issued and outstanding share of Impark common stock you own will be converted into the right to receive $26.00 in cash, subject to a downward adjustment in the event that Impark’s post-November 30, 2003 transaction costs exceed $1.55 million. For more detailed information regarding the possible downward adjustment, including instructions on how to obtain an updated estimate of Impark’s transaction costs and the amount of any downward adjustment, see “THE MERGER — Payment of Merger Consideration” in the accompanying proxy statement. The consideration for each share will be paid without interest but after deduction for any applicable withholding taxes.

     The board of directors, acting on the unanimous recommendation of a special committee of the board of directors composed of independent directors who are neither officers or employees of Impark nor affiliated with Imperial Parking Management or its affiliates has approved the merger agreement and the transactions contemplated thereby. The board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Impark’s shareholders. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby.

     We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the proposed merger and other important information related to the proposed merger. In addition, you may obtain additional information about Impark from documents filed with the Securities and Exchange Commission. Please read the entire proxy statement carefully, including the appendices.

     Certain directors, executive officers and shareholders of Impark, who collectively have voting control over approximately 36% of the outstanding shares of Impark, have entered into voting agreements with Imperial Parking Management, LLC, pursuant to which they have agreed to vote their shares of common stock in favor of adoption of the merger agreement and against any alternative transaction. Impark’s remaining directors and executive officers own approximately 1% of Impark’s common stock and to our knowledge intend to vote their shares in favor of the merger. Accordingly, the affirmative vote of approximately an additional 13% of our outstanding shares will be sufficient to approve the merger.

     Your vote is very important. The proposed merger cannot be completed unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Impark common stock entitled to vote. Regardless of whether you plan to attend the special meeting, it is important that your shares are represented at the special meeting. Please complete, sign, date and mail the enclosed proxy card at your first opportunity. If you attend the special meeting and wish to vote in person, you may withdraw your proxy card and vote in person.

     This solicitation for your proxy is being made on behalf of the board of directors of Impark. If you fail to vote, the effect will be the same as a vote against the approval and adoption of the merger agreement and the proposed merger for purposes of the vote referenced above. If you complete, sign and submit your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of approval and adoption of the merger agreement and the proposed merger. Returning the proxy card will not deprive you of your right to attend the special meeting and vote your shares in person.

     On behalf of the board of directors, thank you for your continued support.

Sincerely,

/s/ CHARLES HUNTZINGER
Charles Huntzinger
President and Chief Operating Officer

March 25, 2004

Imperial Parking Corporation

601 West Cordova Street, Suite 300
Vancouver, British Columbia
Canada V6B 1G1

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 29, 2004

     Notice is hereby given that a special meeting of shareholders of Imperial Parking Corporation, a Delaware corporation (which we refer to as “Impark”), will be held on April 29, 2004 at 10:00 a.m., Eastern Daylight Saving Time, at Impark’s office located at Suite 420, 510 Walnut Street, Philadelphia, PA 19106, for the following purposes:

•	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 22, 2004, among Impark, Imperial Parking Management, LLC and IPK Acquisition Corporation, and the transactions contemplated thereby, including a merger of IPK Acquisition Corporation with and into Impark, with Impark continuing as the surviving corporation in the merger as a wholly owned subsidiary of Imperial Parking Management, LLC. Imperial Parking Management, LLC and IPK Acquisition Corporation currently are not affiliated with Impark or its management. However, if the merger is completed, certain members of Impark’s management may be afforded the opportunity to purchase up to an aggregate of 3% of the equity of Imperial Parking Management, LLC or an affiliated company. Any such investment would be upon the same economic terms as other investors in such company, except that management investors may be given the right to sell their shares back to the issuing company for the same price at which they purchased their shares if, during the one year period following their investment, their employment with Impark is terminated. In addition, if the merger is completed, Imperial Parking Management, LLC intends to establish a stock option program for management and other key employees of Impark and its affiliates. It is anticipated that, pursuant to the terms of such program, members of management and other key employees may be granted options to purchase up to a total of 15% (calculated on a pre-dilution basis) of the equity of Imperial Parking Management, LLC or an affiliated company.

•	To consider and vote upon such other matters as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     Pursuant to the merger agreement, at the effective time of the merger each issued and outstanding share of common stock Impark will be converted into the right to receive $26.00 in cash, subject to a downward adjustment in the event that Impark’s post-November 30, 2003 transaction costs exceed $1.55 million, as described in the accompanying proxy statement. The consideration for the common stock will be payable without interest but after deduction for any applicable withholding taxes.

     The board of directors, acting on the unanimous recommendation of a special committee composed of independent directors, has approved the merger agreement and the transactions contemplated thereby. The board of directors has determined that the terms of the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the shareholders of Impark. The board of directors recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby.

     Only holders of record of Imperial common stock at the close of business on March 22, 2004 the record date, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof.

     Your vote is very important, regardless of the number of shares you own. The merger cannot be completed unless the merger agreement is approved and adopted by the affirmative vote of the holders of a majority of the outstanding shares of Impark common stock entitled to vote. Even if you plan to attend in person, it is important that your shares are represented at the special meeting. To ensure that your shares will be represented at the special meeting, please complete, date, sign and return by mail the enclosed proxy card prior to the special meeting.

     If you do attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. If you do not plan to attend the special meeting, your broker, bank or other nominee that holds your shares of record cannot vote your shares without your instructions. If you fail to provide such instructions, and do not complete, date, sign and return by mail the enclosed proxy card, this will have the same effect as voting against the merger.

     This solicitation for your proxy is being made on behalf of the board of directors of Impark. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.

     The proposed merger is described in the accompanying proxy statement, which you are urged to read carefully. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors

/s/ J. BRUCE NEWSOME
J. Bruce Newsome
Senior Vice-President, Finance, Chief Financial Officer and Secretary

Vancouver, B.C.
March 25, 2004

Imperial Parking Corporation

601 West Cordova Street, Suite 300
Vancouver, British Columbia
Canada V6B 1G1

PROXY STATEMENT

INTRODUCTION

     This proxy statement and the accompanying proxy card are first being mailed to shareholders of Imperial Parking Corporation (which we refer to as “Impark” or the “Company”) on or about March 25, 2004 in connection with the solicitation of proxies by the board of directors of Impark for a special meeting of shareholders to be held on April 29, 2004 at 10:00 a.m., Eastern Daylight Saving Time, at Impark’s office located at Suite 420, 510 Walnut Street, Philadelphia, PA 19106, or at any adjournment or postponement of the special meeting. Shares of Impark common stock represented by properly executed proxies received by Impark will be voted at the special meeting or any adjournment or postponement of the special meeting in accordance with the terms of those proxies, unless revoked.

     At the special meeting, shareholders will be asked to consider and vote upon a proposal to approve and adopt the merger agreement among Imperial Parking Management, LLC (“Parking Management”) and IPK Acquisition Corporation (“Merger Sub”) and Impark, and the transactions contemplated thereby, including a merger of Merger Sub with and into Impark.

     At the effective time of the proposed merger, the separate corporate existence of Merger Sub will cease, and Impark will survive as a wholly owned subsidiary of Parking Management. In the proposed merger:

•	each outstanding share of Impark common stock automatically will be converted into the right to receive $26.00 in cash, subject to a downward adjustment in the event that Impark’s post-November 30, 2003 transaction costs exceed $1.55 million (which we refer to as the “merger consideration”). The consideration for each share will be payable without interest but after deduction for any applicable withholding taxes, except that:

•	Parking Management and Merger Sub will not receive any consideration for the shares held by them;

•	any shares held by Impark (other than shares of restricted stock held in escrow by Impark pursuant to the terms of Impark’s stock incentive plan) will be canceled without consideration;

•	any shares as to which the holders have exercised appraisal rights will not be converted;

•	prior to the effective time of the merger, each outstanding option to purchase Impark common stock granted under Impark’s option plan will become fully vested and exercisable;

•	prior to the effective time of the merger, each restricted stock award will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the unpaid amount of any exercise price or other consideration payable to Impark, multiplied by the number of shares of Impark common stock subject to the award;

•	each stock option outstanding at the effective time of the merger will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the per share exercise price of the option, multiplied by the number of shares of Impark common stock subject to the option; and

•	each outstanding share of common stock of Merger Sub will be converted into one share of common stock of Impark, as the surviving corporation;

     Certain directors, executive officers and shareholders of Impark, who collectively have voting control over approximately 36% of the outstanding shares of Impark, have entered into voting agreements with Parking Management pursuant to which they have agreed to vote their shares of common stock in favor of adoption of the merger agreement and against any alternative transaction.

     In addition, Gotham Partners and its affiliated funds have granted Parking Management an option to acquire its approximately 31% ownership interest in Impark for a purchase price of $26.00 per share. The option is exercisable only if the merger agreement is terminated in connection with an alternative proposal to acquire Impark. As part of this arrangement, Parking Management has agreed that to the extent transaction costs are less than $1.55 million, 75% of the savings will be used to pay Gotham Partners’ investment banker for services rendered to Gotham Partners in connection with its ownership stake in Impark. Gotham Partners subsequently agreed that any savings otherwise payable to Gotham Partners’ investment banker would be paid directly to the exchange agent for distribution to Impark’s shareholders on a pro rata basis. Such amounts, if any, would be in addition to the consideration otherwise payable to shareholders in connection with the merger.

     Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the proposed merger, passed upon the merits or fairness of the proposed merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

SUMMARY TERM SHEET

     This summary term sheet summarizes material information contained elsewhere in this proxy statement, but does not contain all of the information that is important to you. You should read the entire proxy statement carefully, including the attached schedule and appendices. In this proxy statement, the terms “Impark” and “the Company” refer to Imperial Parking Corporation, the term “Parking Management” refers to Imperial Parking Management LLC, the proposed purchaser, the term “Merger Sub” refers to IPK Acquisition Corporation and the term “Acquiring Parties” refers, collectively, to Parking Management and Merger Sub. Parking Management and Merger Sub currently are not affiliated with Impark or its management. However, if the merger is completed, certain members of Impark’s management may be afforded the opportunity to purchase up to an aggregate of 3% of the equity of Imperial Parking Management, LLC or an affiliated company. Any such investment would be upon the same economic terms as other investors in such company, except that management investors may be given the right to sell their shares back to the issuing company for the same price at which they purchased their shares if, during the one year period following their investment, their employment with Impark is terminated. In addition, if the merger is completed, Imperial Parking Management, LLC intends to establish a stock option program for management and other key employees of Impark and its affiliates. It is anticipated that, pursuant to the terms of such program, members of management and other key employees may be granted options to purchase up to a total of 15% (calculated on a pre-dilution basis) of the equity of Imperial Parking Management, LLC or an affiliated company.

The Special Meeting

When and where is the special meeting?	The special meeting of the shareholders of Impark will be held on April 29, 2004, at 10:00 a.m., Eastern Daylight Saving Time, at Impark’s office located at Suite 420, 510 Walnut Street, Philadelphia, PA 19106. See “INTRODUCTION”.

What am I being asked to vote upon?	A proposal to approve and adopt the Agreement and Plan of Merger among Parking Management, Merger Sub and Impark dated as of January 22, 2004 and the transactions contemplated thereby. The Agreement and Plan of Merger and the proposed merger contemplated thereby are referred to in this proxy statement as the “merger agreement” and the “merger,” respectively. See “THE MERGER — Proposal to be Considered at the Special Meeting”.

The Merger

Who are the parties to the merger?	Impark is a leading provider of parking services in North America. As of December 31, 2003, we managed, leased or owned more than 1,680 parking lots in the United States and Canada, containing more than 325,000 parking spaces in aggregate, making us the leading parking provider in Canada and one of the four largest in North America. Impark also provides parking lot patrolling, ticketing and collection services for our own lots and for those operated by other parties.

The principal offices of Impark are located at 601 West Cordova Street, Suite 300, Vancouver, British Columbia, Canada V6B 1G1 and our phone number is (604) 681-7311. See “INFORMATION ABOUT IMPARK”.

Parking Management is a newly formed Delaware limited liability company organized in connection with the merger and has not carried on any activities other than in connection with the merger. Parking Management has not yet been capitalized but it is anticipated that it will initially be a wholly owned subsidiary of Parking Holdings Inc., a Delaware corporation. The Gates Group, LLC, a private equity firm based in Cleveland, Ohio, has received equity commitments totaling $15.0 million to capitalize Parking Holdings Inc. from Parking Management Fund, LP (an affiliate of The Gates Group), Prudential Capital Partners, L.P., and Short Vincent Partners, LP. See “INFORMATION ABOUT THE ACQUIRING PARTIES”.

Merger Sub is a newly formed Delaware corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of Merger Sub is owned by Parking Management.

The principal offices of each of Parking Management and Merger Sub are c/o The Gates Group, 6120 Parkland Blvd, Suite 301, Mayfield Heights, OH 44124, and the telephone number of each of Parking Management and Merger Sub is (440) 684-9900. See “INFORMATION ABOUT THE ACQUIRING PARTIES”.

What will happen if the merger is completed?	Merger Sub will merge with and into Impark, with Impark as the surviving corporation. After the merger, Impark will be a wholly owned subsidiary of Parking Management. See “THE MERGER — Structure of the Merger”.

When will the merger be completed?	If the merger agreement is approved and adopted by Impark shareholders and the other conditions to the merger are satisfied or waived, the merger is expected to be completed promptly after the special meeting. See “THE MERGER — Effective Time of the Merger”.

(ii)

What will I receive if the merger is completed?	Each outstanding share of Impark common stock will be converted into the right to receive $26.00 in cash, subject to a downward adjustment in the event that Impark’s post-November 30, 2003 transaction costs exceed $1.55 million.

As a result of the downward adjustment mechanism, the exact amount of cash payable to you will not be determined until the day the merger is completed. Impark has established a toll-free telephone number you can call beginning 10 days prior to the special meeting. The number is 1-888-331-7122. Impark shareholders may call this telephone number to find out the amount of merger consideration that would be paid in the merger for each share of Impark common stock had the merger occurred on the day immediately prior to the date on which the telephone number is called. The recorded message on this telephone number will be updated each day until the day of the special meeting. WE ENCOURAGE IMPARK SHAREHOLDERS TO CALL THIS TELEPHONE NUMBER. Please be aware, however, that the estimated amount of merger consideration that would be paid in the merger for each share of Impark common stock, as provided in this recorded message, may be different than the amount of merger consideration actually paid because Impark’s transaction costs will change on a daily basis and may exceed the $1.55 million threshold, thereby triggering a downward adjustment, on any given day.

In addition, Gotham Partners has agreed that to the extent post-November 30, 2003 transaction costs are less than $1.55 million, any savings otherwise payable to Gotham Partners’ investment banker will be paid directly to the exchange agent for distribution to Impark’s shareholders on a pro rata basis. As the total post-November 30, 2003 transaction costs will not be determined until the day the merger is completed, which we believe will occur shortly after the special meeting, there can be no assurance that such arrangement will result in an increase in the merger consideration paid to you.

The consideration for the common stock will be payable without interest but after deduction for any applicable withholding taxes. See “THE MERGER — Payment of Merger Consideration” and “THE MERGER — Proposal to be Considered at the Special Meeting.”

(iii)

How does the downward adjustment work?	In the event that the aggregate amount of fees and expenses paid or incurred by Impark or any of its subsidiaries at any time from December 1, 2003 through the closing date of the merger relating to the transactions contemplated by the merger agreement or relating to any other sale or restructuring of Impark, including investment banking fees (including any success or closing fees paid or payable to The Blackstone Group, L.P. in connection with the transactions contemplated by the merger agreement), legal and accounting fees and expenses, but excluding any fees and expenses paid or payable to KPMG LLP, Impark’s independent auditors, for services rendered at the request of Parking Management or Merger Sub and excluding postage, proxy solicitation and printing fees of up to $15,000 in the aggregate, exceed $1.55 million, the merger consideration shall be reduced by the amount of such excess, calculated on a per share basis.

What happens to stock options in the merger?	Prior to the effective time of the merger, each outstanding option to purchase Impark common stock granted under Impark’s option plan will become fully vested and exercisable. Each stock option outstanding at the effective time of the merger will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to:

• The excess, if any, of $26.00 (subject to the same potential downward adjustment as the common stock) over the per share exercise price of the option, multiplied by

• the number of shares of Impark common stock subject to the option.

The cash payment will be made as soon as practicable after the merger.

See “THE MERGER — Proposal to be Considered at the Special Meeting” and “THE MERGER AGREEMENT — Treatment of Options”.

What happens to restricted stock in the merger?	Prior to the effective time of the merger, each award of restricted stock granted under Impark’s stock incentive plan will become fully vested and all restrictions on such award shall lapse. Each restricted stock award outstanding at the effective time of the merger will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to:

• the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the unpaid amount of any exercise price or other consideration payable to Impark, multiplied by

• the number of shares of Impark common stock subject to the award.

The cash payment will be made as soon as practicable after the merger.

(iv)

See “THE MERGER — Proposal to be Considered at the Special Meeting” and “THE MERGER AGREEMENT — Treatment of Restricted Stock”.

Do I have appraisal rights?	Yes. Under Delaware law you have the right to demand an appraisal of your shares and, upon compliance with statutory procedures, to receive payment in cash for the “fair value” of your shares determined in accordance with Delaware law in lieu of the merger consideration. To preserve their rights, shareholders who wish to exercise appraisal rights must not vote in favor of the merger and must follow specific procedures precisely or their appraisal rights may be lost. These procedures are described in this proxy statement and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix B. Shareholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Delaware law could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. We encourage all of our shareholders to read these provisions carefully and in their entirety. See “THE MERGER — Appraisal Rights”.

What are the tax consequences of the merger to me?	The receipt of cash in exchange for shares of Impark common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Tax matters are very complex and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your tax advisor for a full understanding of the tax consequences of the merger to you. See “THE MERGER — Material U.S. Federal Income Tax Consequences”.

How will Parking Management finance the merger?	The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $59.7 million, consisting of (i) approximately $50.0 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options and restricted stock, (ii) approximately $5.7 million to repay certain existing indebtedness of Impark and (iii) approximately $4.0 million to pay transaction fees and expenses (which includes pre-December 1, 2003 transaction expenses).

It is anticipated that these funds will be obtained from equity and debt financings together with available cash of Impark of not less than $10.0 million, as follows:

• equity financing in the aggregate amount of approximately $15.0 million will be provided through the purchase of equity securities of Parking Holdings, Inc., the parent of Parking Management, by Parking Management Fund, LP, Prudential Capital Partners, L.P., its affiliates and/or any fund managed by the foregoing, CapitalWorks LLC and Short Vincent Partners, LP consistent with commitment letters addressed to The Gates Group, LLC from each of the respective firms and subject to the terms and conditions set forth therein;

(v)

	•	a $10.0 million term loan and a $15.0 million revolving credit facility will be provided to Impark as part of a $25.0 million senior secured credit facility to be provided by The Prudential Insurance Company of America, itself or through one or more of its subsidiaries on behalf of one or more of its (or its affiliates’) managed accounts or investment funds), pursuant to a commitment letter addressed to The Gates Group, LLC and subject to the terms and conditions set forth in that commitment letter; and

	•	an additional $12.5 million will be provided to Parking Management as part of a senior subordinated loan from Prudential Capital Partners, L.P., its affiliates or any fund managed by the foregoing, pursuant to a commitment letter addressed to The Gates Group, LLC and subject to the terms and conditions set forth in that commitment letter, including the issuance by Parking Management of warrants to purchase 15% of its common stock.

See “THE MERGER — Merger Financing”.

What are the conditions to the merger?	If certain conditions are not satisfied or waived, the merger will not be completed, even if Impark shareholders vote to approve and adopt the merger agreement and the merger at the special meeting. These conditions include, among others:

	•	no governmental orders or laws can be in effect that prohibit the merger and no governmental entity can have instituted a proceeding seeking to prohibit the merger;

	•	the parties must have performed in all material respects the obligations required to be performed by them under the merger agreement; and

	•	with certain exceptions, the representations and warranties of the parties set forth in the merger agreement must be true and correct in all material respects as of the closing date of the merger;

See “THE MERGER AGREEMENT — Conditions to Completing the Merger”.

Can Impark consider other takeover proposals?	Impark cannot solicit or enter into discussions with any third party regarding an acquisition proposal while the merger is pending, unless, among other things, such discussions are based upon a proposal not solicited by Impark and failing to enter into such discussions would create a reasonable likelihood of a breach of the duties of the board of directors to Impark shareholders under applicable law.

(vi)

If Impark receives an acquisition proposal that is more favorable to the shareholders of Impark than the merger and the board of directors or the special committee determines in good faith, after receiving advice of its outside counsel, that there is a reasonable likelihood of a breach of their duties as directors to Impark shareholders if they fail to consider such proposal, the board of directors or the special committee may (x) withdraw or modify its approval or recommendation of the merger agreement or the merger or (y) approve or recommend a superior acquisition proposal.

Prior to taking such action, Impark is required to promptly deliver a notice to Parking Management advising it that Impark has received a superior acquisition proposal. Impark must also specify the material terms and conditions of the proposal and identify the person making such proposal. Impark is required to provide Parking Management at least 72 hours prior written notice of its intention to withdraw or modify its recommendation.

See “THE MERGER AGREEMENT — Limitation on Soliciting Transactions”.

Can the merger agreement be terminated?	The merger agreement can be terminated at any time before the effective time of the merger by the mutual written consent of Impark and Parking Management. In addition, any party may terminate the merger agreement at any time before the effective time of the merger if:

In addition, any party may terminate the merger agreement at any time before the effective time of the merger if:

• any court or other governmental entity has issued a final and non-appealable order permanently restraining, enjoining or otherwise prohibiting the merger,

• a vote is taken at the special meeting and Impark shareholders do not approve the merger; or

• the merger has not been consummated by July 31, 2004 for any reason; provided that this right may not be exercised by a party whose action or failure to act is the principal cause of the merger not occurring before such date;

Impark may terminate the merger agreement if:

• any of the representations and warranties of Parking Management and Merger Sub contained in the merger agreement fail to be true and correct in all material respects as of the closing date of the merger and such failure cannot be cured, or if curable, continues unremedied for 45 days after Parking Management received written notice from Impark;

• Parking Management and Merger Sub were required to use their best efforts to find alternative funding and such alternative funding has not been found on terms reasonably acceptable to the special committee;

(vii)

• if so required, Parking Management and Merger Sub have not provided the special committee with assurances reasonably satisfactory to the special committee that the financing will be obtained on terms reasonably acceptable to the special committee; or

• Parking Management or Merger Sub has breached or failed to comply in all material respects with their respective obligations under the merger agreement and such breach or failure cannot be cured, or if curable, continues unremedied for 45 days after Parking Management received written notice from Impark.

Parking Management may terminate the merger agreement if:

• any of the representations and warranties of Impark contained in the merger agreement fail to be true and correct as of the closing date of the merger, except as would not have a material adverse effect on Impark;

• Impark has breached or failed to perform in all material respects its obligations under the merger agreement;

and such breach or failure cannot be cured, or if curable, continues unremedied for 45 days after Impark receives written notice from Parking Management.

Who must pay the fees and expenses relating to the merger?	Each party is generally responsible for its own fees and expenses. However, Impark has agreed to pay Parking Management for all out-of-pocket costs, fees and expenses incurred in connection with the merger agreement up to an aggregate of $750,000 and/or a termination fee of up to $2.0 million in certain instances upon termination of the merger agreement.

See “THE MERGER — Estimated Fees and Expenses of the Merger,” “THE MERGER AGREEMENT — Termination” and “THE MERGER AGREEMENT — Expenses and Termination Fee”.

Questions About the Special Committee

Why was a special committee formed ?	When Mr. Ackman, Chairman of the Board of Directors, advised the Board that Gotham Partners, L.P. had determined to seek to sell its approximately 31% stake in Impark’s common stock, the Board determined that the potential existed for certain executive officers and directors, including Mr. Ackman, to have or develop interests that are different from, or are in addition to, the interests of Impark’s shareholders generally. To address this situation, the Board of Directors determined to appoint a special committee consisting of independent directors to explore the strategic alternatives available to Impark in the context of Gotham’s decision. The committee members are Mr. Daniel Friedman and Mr. David Woods, who serves as chairman of the special committee. See “THE MERGER — Background of the Merger and Special Committee Proceedings”.

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Did the special committee receive any independent advice regarding the merger?	Yes. The special committee independently selected and retained a financial advisor, The Blackstone Group, L.P., and legal counsel, Willkie Farr & Gallagher LLP, to assist the special committee. On January 22, 2004, The Blackstone Group, L.P. rendered its opinion, a copy of which is attached as Appendix C to this proxy statement, that based upon and subject to the various considerations set forth in the opinion, as of January 22, 2004, the $26.00 per share cash consideration, subject to downward adjustment in the event that Impark’s post-November 30, 2003 transaction costs exceed $1.55 million, to be received by holders of shares of Impark common stock in the merger was fair, from a financial point of view, to Impark shareholders (other than the acquiring parties or anyone who may exchange their equity securities of Impark for equity of Parking Management). See “THE MERGER — Opinion of Financial Advisor to the Special Committee”.

What do Impark’s board of directors and its special committee recommend?	Impark’s board of directors has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of Impark and its shareholders. The board of directors has unanimously approved the merger agreement and the transactions contemplated thereby and the board of directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated thereby. The special committee has determined that the merger agreement and the transactions contemplated thereby are advisable and in the best interests of the shareholders of Impark, other than the acquiring parties or anyone who might exchange their equity securities of Impark for equity of Parking Management. See “THE MERGER — Background of the Merger and Special Committee Proceeding,” and “THE MERGER — Approval and Recommendation of the Board of Directors”.

Interests of Certain Persons in the Merger

Do Impark’s directors and executive officers have interests in the merger that are different from, or in addition to, mine?	Yes. The following constitute the material interests:
	•	The options held by our executive officers will become fully vested and exercisable, entitling such officers to receive an aggregate of $1,520,382, in connection with the merger.

	•	The restricted stock held by Mr. Huntzinger will become fully vested, entitling him to receive approximately $86,658, in connection with the merger.

	•	Some of Impark’s executive officers have employment agreements which provide that if they resign from their positions at Impark within a specified period of time, they will receive substantial severance benefits.

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	•	Subject to certain limitations, under the merger agreement Parking Management has agreed, for a period of six years following the date of the merger, to maintain Impark’s current directors’ and officers’ liability insurance policies and to cause Impark to indemnify current and former directors and officers for specified losses and liabilities.

	•	If the merger is completed, certain members of Impark’s management may be afforded the opportunity to purchase up to an aggregate of 3% of the equity of Parking Management or an affiliated company. Any such investment would be upon the same economic terms as other investors in such company, except that management investors may be given the right to sell their shares back to the issuing company for the same price at which they purchased their shares if, during the one year period following their investment, their employment with Impark is terminated.

	•	If the merger is completed, Parking Management intends to establish a stock option program for management and other key employees of Impark and its affiliates. It is anticipated that, pursuant to the terms of such program, members of management and other key employees of Impark and its affiliates may be granted options to purchase up to a total of 15% (calculated on a pre-dilution basis) of the equity of Parking Management or an affiliated company.

See “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest”.

Voting and Proxy Procedures

Who may vote at the special meeting?	You are entitled to vote at the special meeting in person or by proxy if you owned shares of Impark common stock at the close of business on March 22, 2004, which is the record date for the special meeting. As of the record date, there were 1,847,457 shares of Impark common stock issued and outstanding and entitled to be voted at the special meeting. You will have one vote for each share of Impark common stock you held on the record date. See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval”.

What vote is required to approve the merger?	The affirmative vote of the holders of a majority of the outstanding shares of Impark common stock entitled to vote must vote in favor of the approval and adoption of the merger agreement or else the merger will not occur. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions will result in your shares not being voted for the merger and therefore has the same effect as a vote against the merger. Holders of stock options may not vote the shares of Impark common stock subject to such options. See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval”.

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What happens if I sell my shares before the special meeting?	The record date for the special meeting, March 22, 2004, is earlier than the expected completion of the merger. If you held your shares on the record date but subsequently transfer them, you will retain your right to vote at the special meeting but not the right to receive the merger consideration for the shares. The right to receive such consideration will pass to the person who owns your shares when the merger becomes effective.

Who is soliciting my proxy?	Impark’s board of directors is soliciting proxies to be voted at the special meeting.

Impark’s directors, officers and employees may assist Impark in soliciting proxies, but will not be specifically compensated for their services. See “THE MERGER — Proxy Solicitation”.

What do I need to do now?	You should read this proxy statement carefully, including its appendices, and consider how the merger affects you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. See “THE MERGER — Voting Rights; Quorum; Vote Required for Approval”.

May I change my vote after I have mailed my proxy card?	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

• First, you can send a written notice to Impark’s corporate secretary, stating that you would like to revoke your proxy.

• Second, you can complete and submit a new proxy card.

• Third, you can attend the meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy — you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “THE MERGER — Voting and Revocation of Proxies”.

Should I send in my stock certificates now?	No. After the merger is completed, you will receive written instructions for exchanging your shares of Impark common stock for the merger consideration. See “THE MERGER — Payment of Merger Consideration”.

Getting More Information

How can I learn more about the merger?	The merger agreement including the conditions to the closing of the merger, is described under the caption “THE MERGER AGREEMENT” and the merger agreement is attached as Appendix A to this proxy statement. You should carefully read the entire merger agreement because it is the legal document that governs the merger. See “THE MERGER AGREEMENT” and Appendix A to this proxy statement.

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Who can help answer my questions?	If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions about the merger, including the procedures for voting your shares, you should contact:

Imperial Parking Corporation 601 West Cordova Street, Suite 300 Vancouver, British Columbia Canada V6B 1G1 Attention: Todd Croll (604) 681-7311

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     This document incorporates important business and financial information about Impark from documents filed with the Securities and Exchange Commission that are not included in, or delivered with, this document. This information is available without charge, at the Securities and Exchange Commission’s website at http://www.sec.gov, as well as from other sources. See “OTHER MATTERS — Available Information” below.

     Parking Management has supplied all information in this proxy statement relating to Parking Management and Merger Sub. Impark has not independently verified any of the information relating to Parking Management or Merger Sub. Impark has supplied all information in this proxy statement relating to Impark. Parking Management and Merger Sub have not independently verified any of the information relating to Impark. No person has been authorized to give any information or to make any representation other than those contained in this proxy statement.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION

     This proxy statement and the documents attached to or incorporated by reference herein contain or are based upon “forward looking” information and involve risks and uncertainties. Such forward looking statements reflect, among other things, management’s current expectations and anticipated results of operations, all of which are subject to known and unknown risks, uncertainties and other factors that may cause Impark’s actual results, performance or achievements, or industry results, to differ materially from those expressed or implied by such forward looking statements. Therefore, any statements contained herein or in the documents attached or incorporated by reference that are not statements of historical fact may be forward looking statements and should be evaluated as such. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “intends,” “will,” “expects” and similar words and expressions are intended to identify forward looking statements. Except to the extent required by the federal securities laws, Impark assumes no obligation to update any such forward looking information to reflect actual results or changes in the factors affecting such forward looking information. The many factors that could cause actual results to differ materially from those expressed in, or implied by, the forward looking statements include, without limitation:

•	actual operating performance;

•	changes in trends in the parking industry;

•	the risk Impark might not prevail in any pending litigation;

•	costs and charges related to the merger;

•	failure to obtain required shareholder or regulatory approvals for the merger,

•	failure of Parking Management and Merger Sub to obtain financing necessary to consummate the merger,

•	the risk that the merger agreement could be terminated under circumstances that would require Impark to pay a fee of $2.0 million and reimburse expenses of up to $750,000;

•	the merger not closing for any other reason; and

•	other factors disclosed in Impark’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended, and in other reports filed by Impark from time to time with the Securities and Exchange Commission.

THE MERGER

Background of the Merger and Special Committee Proceedings

     At a meeting of the Board of Directors of the Company held on January 8, 2003, William A. Ackman, Chairman of the Board, advised the Board that Gotham Partners, L.P. (“Gotham”), which Mr. Ackman controls, had determined to proceed with an orderly wind-up and that Gotham would therefore seek to sell the approximately 31% stake in the common stock held by Gotham and its affiliated investment funds (collectively with Gotham, the “Gotham Entities”). Mr. Ackman noted to the Board that, as a director of the Company, he owes fiduciary duties to the Company and its shareholders, and that in his management roles with the Gotham Entities he owes fiduciary duties to those entities. Mr. Ackman expressed to the Board his concern that if the Gotham Entities were to sell their 31% stake in the Company at a premium to the current market price of the Common Stock, the remaining shareholders of the Company might not be satisfied with the result. Mr. Ackman noted that this would not be the case if the entire Company were sold and all shareholders of the Company, including the Gotham Entities, were to receive the same consideration for their shares.

     In the ensuing discussion, it was noted that there were no impediments to the Gotham Entities’ immediately selling their entire block of shares without the input or consent of the Company and that such a sale might not necessarily be in the best interest of the Company’s shareholders. The Board discussed possible mechanisms by which the Gotham Entities might be required to present any sale to the Company for approval, and during this discussion Mr. Ackman indicated that if the Board requested that the Gotham Entities enter into a standstill agreement that would prevent the sale of their shares for some period of time, he would recommend such an agreement to his partners at Gotham.

     After further discussion, the Board determined that in considering what type of response, if any, might be warranted as a result of the Gotham Entities’ determination to sell their stake in the Company, the Board should retain an independent financial advisor to review the strategic options available to the Company and to make a recommendation as to an appropriate course of action. The Board then appointed a special committee of the Board (the “Special Committee”) consisting of Mr. Ackman, Dan Friedman and David Woods to interview and retain an independent financial advisor. The Board also requested that the Compensation Committee of the Board consider what compensation, if any, should be paid to members of the Special Committee for their service on the committee.

     On January 15, 2003, the Board of Directors met and discussed the role and composition of the Special Committee. Shortly after the January 8th Board meeting, Mr. Ackman had resigned from the Special Committee, leaving Messrs. Friedman and Woods as the remaining committee members. At the Board meeting, the remaining members of the Special Committee indicated that they had had discussions with Willkie Farr & Gallagher LLP (“Willkie Farr”) about that firm’s providing independent legal representation to the Special Committee, and representatives of Willkie Farr were asked to join the meeting and were introduced to the Board.

     The Board then discussed with Willkie Farr the role and composition of the Special Committee. After discussing these matters at length and considering, among other things, the availability of each of the members of the Board to serve on the Special Committee and any conflicts or potential conflicts each Board member might have in serving on the Special Committee, the Board determined that the Special Committee would consist of Messrs. Friedman and Woods. After further discussion, the Board directed the Special Committee to investigate and explore the strategic alternatives available to the Company and to report and make recommendations to the Board as to the course the Company should follow and the process by which such alternatives should be pursued. The Special Committee was given the full authority of the Board to pursue this mandate and was, among other things, authorized to retain legal counsel and an independent financial advisor. Consistent with the recommendation of the Compensation Committee, the Board determined that Mr. Woods should receive compensation of $25,000 for serving on the Special Committee and that Mr. Friedman, who receives compensation from the Company for serving as its Vice Chairman, should receive no additional compensation for service on the Special Committee. Subsequent to the Board meeting the Special Committee confirmed that it had retained Willkie Farr as independent counsel to the Special Committee.

     On January 22, 2003, the Company announced that it had signed a standstill agreement with the Gotham Entities pursuant to which none of the Gotham Entities would, among other things, prior to May 23, 2003, offer, sell or dispose of any shares of Common Stock; participate in any solicitation of proxies; participate in a “group” with any other holder of Common Stock; solicit or propose any merger, business combination, tender offer or exchange offer; or take or announce an intention to take any of these actions. The Company also announced that it had formed the Special Committee for the purpose of exploring strategic alternatives available to the Company in the context of the Gotham Entities’ decision to sell their shares of Common Stock, including alternatives that would result in the Company’s remaining an independent, public company and the possibility of a sale of the Company.

     On January 31, 2003, the Company announced that the Special Committee had engaged The Blackstone Group L.P. (“Blackstone”) to serve as its independent financial advisor to assist it in its exploration of strategic alternatives. The Special Committee asked Blackstone to review and analyze the operations of the Company and to identify, quantify and assess options that might enhance shareholder value in the context of the Gotham Entities’ decision to sell their stake in the Company.

     On April 7, 2003, after having conducted an extensive review, Blackstone presented its preliminary conclusions to the Special Committee and Willkie Farr. Based on its preliminary analysis, Blackstone concluded that a sale of the Company at that time would not be in the best interests of shareholders, principally because (i) the Company’s recent results of operations were significantly below budget, (ii) pending litigation involving the Company would adversely affect a sale, (iii) the capital markets were uncertain in light of the war in Iraq, the spread of SARS (including in markets served by the Company) and other factors, and (iv) the parking industry in general was clouded by problems being faced by Central Parking Corporation, the largest parking industry participant in North America. Blackstone advised the Special Committee that a sale of the Company might be better received at a later time if, among other things, the Company’s operations could be improved and pending litigation could be favorably resolved. Blackstone also discussed with the Special Committee and Willkie Farr alternatives to a sale of the Company, including: a repurchase by the Company of all or a portion of the shares held by the Gotham Entities; a Canadian income trust offering comprising the Company’s entire operations; a Canadian income trust offering that contemplated a separation of the Company’s U.S. and Canadian assets in which only the Canadian assets would be placed into the trust; and maintaining the status quo. Other options that were considered by the Special Committee were the possibility of a sale of stock by the Gotham Entities to a third party and the possibility of an underwritten secondary offering of the Gotham Entities’ shares in order to achieve a widespread distribution of those shares in the market.

     Also at the April 7th meeting, Willkie Farr discussed with the Special Committee and Blackstone the Company’s vulnerability to a change of control, which might be instigated by Gotham or by any third party to which the Gotham Entities might sell their shares. In its discussions at the April 7th meeting, the Special Committee recognized Blackstone’s preliminary advice that the Company should not be sold at that time might conflict with Gotham’s interest in maximizing the value of its stake because Gotham would more likely receive a premium price for its shares in a sale of the entire Company than in a sale of only its own shares. Accordingly, the Special Committee paid particular attention to developing a strategic program that would be in the best interests of all of the Company’s shareholders but that also could be supported by Gotham. The Special Committee also recognized that as a result of Gotham’s substantial stake in the Company and the Company’s vulnerability to a change of control, the Special Committee would have to consider in its deliberations that Gotham might have the ability and incentive to undermine any strategic program that the Special Committee or the Board of Directors might initiate.

     On April 11, 2003, the Special Committee met with its advisors to continue its discussions on a strategic program for the Company and to determine the most appropriate way to seek the support of Gotham. The Special Committee determined to engage in discussions with Gotham in order to convince Gotham that a sale of the Company would not be advantageous to the Company’s shareholders at that time, to address with Gotham the Special Committee’s concern that the Company might be vulnerable to a change of control that could disadvantage its shareholders and to seek Gotham’s assistance in fixing this vulnerability. Following this meeting, during the week of April 14, 2003, Blackstone met with Gotham to address these issues. Gotham recognized the difficulties with a sale of the Company, advised Blackstone that it might seek to sell the Gotham Entities’ stake to a buyer who would not seek to act in a manner adverse to the interests of the Company’s other shareholders and requested that the Gotham

Entities be released from their standstill obligations prior to their May 23 expiration so Gotham could begin marketing the Gotham Entities’ stake promptly.

     On April 17, the Special Committee met to discuss how it should move forward in discussions with Gotham. At this meeting, the Special Committee determined to propose to Gotham that (i) the standstill agreement would be waived in respect of certain pre-approved potential buyers of the Gotham Entities’ shares that Gotham might identify to the Special Committee, (ii) any such potential buyer could have access to non-public information of the Company upon signing a confidentiality agreement acceptable to the Special Committee and (iii) the Gotham entities would agree to support at a special meeting of shareholders measures that would limit the vulnerability of the Company to a rapid change of control. The Special Committee also determined that it would request the call of a meeting of the Board of Directors in order (i) to apprise the Board of Blackstone’s recommendation, which would be finalized by the time of the Board meeting, and of the Special Committee’s concerns about the Company’s vulnerability to a rapid change of control, and (ii) to seek the Board’s concurrence in the approach the Special Committee had determined to take. In the succeeding days, the Special Committee and the Special Committee’s legal and financial advisors held a number of discussions with Gotham and its counsel about the Special Committee’s proposal to Gotham, but no agreement was reached.

     At a Board meeting held on April 28, 2003, Mr. Ackman summarized his understanding of recent events. He noted that the Gotham standstill agreement would expire in approximately three weeks, that he understood Blackstone’s recommendation that it was not then a good time to sell the Company and that his preference would be to seek, with Blackstone’s assistance, a buyer for the Gotham Entities’ shares as well as to explore other alternatives for Gotham. Mr. Ackman also noted that he would prefer that all shareholders have an equal opportunity to participate in a transaction in which they could sell their shares. After some discussion, Mr. Ackman recused himself from the remainder of the meeting.

     After Mr. Ackman had left the meeting, Mr. Woods described the activities of the Special Committee to date and the due diligence process that Blackstone had undertaken in connection with its advice to the Special Committee. Representatives of Blackstone then presented Blackstone’s recommendation that it was not then a good time to sell the Company and discussed in detail the analysis it had presented to the Special Committee. Following the presentation by Blackstone, representatives of Willkie Farr discussed with the Board the Company’s vulnerability to a rapid change of control and various means of dealing with this vulnerability, and the Special Committee and its advisors then reported to the Board on their recent discussions with Gotham. The Board then discussed potential conflicts with Gotham resulting from Gotham’s interest in a sale of the Company, possible steps that Gotham might take that could adversely affect the interests of the Company’s other shareholders and a range of actions the Company might take. Among the significant actions considered by the Board were: the possibility of conducting a “market check” to see if there might be interest among a small number of likely buyers in an acquisition of the Company; implementation of a poison pill that would make it impractical for Gotham to transfer a substantial block of the Company’s shares to a single purchaser or group of related purchasers; and providing assistance to Gotham in seeking a buyer of the Gotham Entities’ shares who would be acceptable to the Company.

     By the close of the meeting, the Board had reached a consensus that: it would accept Blackstone’s recommendation that the Company not engage in a sale process at that time; the Company would not conduct a limited “market check” of the possibility of a sale of the Company; the Special Committee should propose to Gotham that Blackstone would assist it in marketing the Gotham Entities’ shares by providing information to potential buyers identified by Gotham; the Board would consider at a later date, prior to expiration of the standstill agreement with the Gotham Entities, whether it is appropriate to adopt a “poison pill”; and the Special Committee should continue negotiations with Gotham to determine whether a compromise could be reached in which Gotham would support measures to eliminate the Company’s vulnerability to a rapid change of control. In the two weeks subsequent to the April 28th Board meeting, a number of discussions were held among the Special Committee, Gotham and their respective advisors, but no agreement was reached on any of these issues.

     On May 5, 2003, the Special Committee met with Blackstone and Willkie Farr for an update on discussions with Gotham and to address the question of whether the Special Committee should recommend to the Board that a poison pill be adopted by the Company. After discussion, the Special Committee determined, in light of, among other things, Gotham’s refusal to support the proposed charter amendments and the pending expiration of Gotham’s standstill agreement, that it would be appropriate for the Company to consider adoption of a poison pill at its scheduled May 16 meeting. Willkie Farr agreed to coordinate with Goodwin Procter LLP (“Goodwin Procter”), counsel to the Company, the preparation and distribution of poison pill materials to all members of the Board.

     At a meeting held on May 12, 2003, the Board of Directors discussed with Goodwin Procter, Willkie Farr and Blackstone the poison pill materials that had been circulated previously to the Board. The Board discussed at length the terms of the proposed poison pill and the advantages, disadvantages and desirability of adopting a “poison pill.” During the course of this discussion, it was noted that one purpose of adopting a poison pill was to ensure the Board would have a say over a sale of all or a substantial portion of the Gotham Entities’ 31% stake in the Company, and that the purpose of the poison pill was not to preclude the possibility of any such sale. Following this discussion, Mr. Ackman recused himself from the meeting and noted that Gotham’s current plan was to hire Bear Stearns & Co. Inc. (“Bear Stearns”), following expiration of the standstill agreement, to market the Gotham Entities’ shares. After Mr. Ackman’s departure, the Board discussed the steps necessary to adopt the poison pill and then adopted it. Following adoption of the “poison pill,” Willkie Farr discussed with the Board proposed amendments to the Company’s certificate of incorporation (the “proposed charter amendments”) that would eliminate the Company’s vulnerability to a rapid change of control. Willkie Farr noted that the proposed charter amendments were being presented to the Board at the request of the Special Committee but that the Special Committee was not making a recommendation on their advisability, that it would be difficult to obtain shareholder approval of the proposed charter amendments if Gotham opposed them and that Gotham’s support for these amendments was an important goal of the ongoing discussions with Gotham. After discussion, the Board determined to continue its consideration of the proposed charter amendments at its next scheduled meeting, at which time Mr. Ackman would be able to address the charter amendments on behalf of Gotham.

     At the May 16, 2003 meeting of the Board of Directors, the Board once again considered the proposed charter amendments. Willkie Farr discussed with the Board the specifics of the proposed charter amendments and the issues they were intended to address. Mr. Friedman, on behalf of the Special Committee, updated the Board on recent discussions with Gotham, including the Special Committee’s position that the Company’s cooperation with Gotham’s efforts to sell the Gotham Entities’ shares must be conditioned on Gotham’s agreement to vote in favor of the proposed charter amendments. Mr. Ackman noted that although he understood and respected the reasoning process that led the Board to consider the proposed charter amendments and to adopt the “poison pill,” he could not agree on behalf of Gotham to vote for their adoption. After further discussion, the Board, in executive session, with Mr. Ackman abstaining, voted unanimously to recommend the proposed charter amendments to the Company’s shareholders.

     On May 23, 2003, the Company announced the expiration of the standstill agreement with Gotham. The Company also announced that the Special Committee had completed its exploration of strategic alternatives and had concluded, and recommended to the Board of Directors, that the alternative of a sale of the Company was not in the best interests of the Company and its shareholders at that time and that it was in the best interests of the Company and its shareholders that the Company remain independent and publicly held. The announcement also indicated that the Board of Directors had accepted the recommendation of the Special Committee and directed the Special Committee to act on behalf of the Company, in the best interests of the Company and its shareholders, in connection with the possible disposition by the Gotham Entities of their shares.

     On May 28, 2003, Mr. Friedman received a call from Mr. Ackman advising him that Gotham had had discussions with The Gates Group LLC (“Gates”) and that Gates had offered Gotham $22 per share for the stock held by the Gotham Entities and $26 per share for an acquisition of the entire equity interest in the Company. Mr. Ackman indicated that he had responded to Gates that Gotham would not sell the Gotham Entities’ shares for $22 per share, that he thought the Company would not be sold for $26 per share and that in his opinion he thought the Company would sell for $30 per share. Mr. Ackman told Mr. Friedman that Gates had responded that $30 per share might be possible but that Gates would require access to non-public Company information in order to evaluate such a price. Mr. Ackman requested that the Special Committee promptly negotiate a confidentiality agreement with Gates and begin providing confidential information to Gates.

     Later on May 28th, the Special Committee met to discuss whether confidential Company information should be provided to Gates. After discussion, the Special Committee instructed Blackstone to advise Mr. Ackman that the

Special Committee was prepared to recommend to the Board of Directors either (i) that the Company provide confidential information to Gates upon receipt of a formal acquisition offer from Gates with limited contingencies or (ii) that the Company repurchase a portion of the Gotham Entities’ shares at a consideration valued at the current market price per share, consisting of a combination of cash and warrants. Subsequently, Mr. Ackman replied to the second alternative and said Gotham would only consider a repurchase of its shares that included cash consideration equal to the current market price of the shares and long-term warrants with an exercise price in excess of the current market price per share.

     On June 2, 2003, the Special Committee received a letter from Gates expressing Gates’ interest in establishing an affiliate, to be named Parking Management, LLC (“Parking Management”), that would acquire all of the Common Stock at $26.25 per share in cash. Among other things, the offer was conditioned upon satisfactory completion of Gates’ due diligence examination of the Company. In the succeeding days, Blackstone contacted Gates to clarify various points about Gates’ offer, including the details of Gates’ proposed financing, and also spoke with Mr. Ackman in an attempt to resolve questions as to the Company’s possibly providing assistance to Gotham in marketing the Gotham Entities’ shares and Gotham’s possible support of the proposed charter amendments. Gotham continued to indicate that the Company should provide to Gotham Blackstone’s assistance in selling the Gotham Entities’ shares. Blackstone responded that the Special Committee had indicated that that would be possible if Gotham were to support the proposed charter amendments. Mr. Ackman reiterated that Gotham was not prepared to support the proposed charter amendments.

     On June 23, 2003, Gotham announced that it had engaged Bear Stearns to assist it in seeking and evaluating strategic alternatives for the Gotham Entities’ shares.

     On June 25, 2003, the Special Committee met to reassess the Company’s strategic alternatives in light of the Gates proposal. The Special Committee was advised by Blackstone that, in light of the Company’s fundamentals and recent operating results, a price of $26.25 per share was an attractive offer. Blackstone advised, however, that Gates might not maintain the $26.25 per share offer price because the offer was subject to numerous contingencies, including substantial due diligence, and Gates had no knowledge of the Company’s April and May results, which were significantly below budget. After further discussion, the Special Committee concluded that it was still not an advantageous time to engage in a sale process, but that the Special Committee should be responsive to an attractive offer that the Company had not solicited. The Special Committee was also advised that a share repurchase proposal was less attractive than when it had been discussed in April due to the increase in the market price of the Common Stock over the intervening period and that a Canadian income trust offering was still problematic and continued to have a high risk of successful execution.

     At a meeting of the Board of Directors held on July 1, 2003, the Special Committee informed the Board of its receipt of the Gates proposal and the work that had been undertaken to assess the merits and seriousness of such proposal. Blackstone reiterated its view that although it still did not believe that it was the time for the Company to pursue a general sale process, in light of the Company’s fundamentals and recent operating results, the Gates proposal represented an attractive offer that should be further explored. After Mr. Ackman updated the Board on the efforts of Bear Stearns to market the Gotham Entities’ shares and after Blackstone provided to the Board background information on Gates, the Board directed the Special Committee to enter into a confidentiality agreement with Gates and to permit Gates access to sufficient confidential information for Gates to confirm its belief that a purchase price of $26.25 per share was realistic. Assuming that Gates confirmed its interest in moving forward at $26.25 per share, the Board would consider authorizing Gates to undertake a full diligence review of the Company.

     On July 3, 2003, the Special Committee entered into a confidentiality agreement with Gates. Over the next several weeks, Blackstone, with assistance from Company management, responded to Gates’ due diligence requests. On August 8, 2003, Gates advised the Special Committee that, based on the findings of its preliminary due diligence review of the Company and subject to the completion of confirmatory diligence and the negotiation of a satisfactory merger agreement, it could confirm its offer to acquire all of the outstanding shares of the Company at a price of $26.25 per share. Gates subsequently followed-up this confirmation with a letter to Blackstone on August 13 in which Gates requested either a 60-day exclusivity period or a written commitment from the Company to reimburse Gates’ out-of-pocket expenses related to the proposed merger in the event that the Company entered into a binding agreement for, or closed, an alternative transaction within the next 12 months.

     At a meeting of the Special Committee on August 14, 2003, Blackstone advised the Special Committee that it had received an additional unsolicited indication of interest to acquire the Company. The Special Committee, with input from Blackstone and Willkie Farr, discussed Gates’ request for either an exclusivity period or expense reimbursement. Ultimately, the Special Committee decided that it was premature to grant Gates’ request. Over the next several days, the Special Committee received a number of additional unsolicited indications of interest from parties wishing to acquire the Company, as well as a letter from Gates indicating that it may not continue to pursue its interest in the Company without the Company’s agreeing to reimburse up to $250,000 of Gates’ out-of-pocket expenses should the Company engage in an alternative transaction.

     At the August 29, 2003 meeting of the Board of Directors, the Special Committee updated the Board on the developments that had occurred since the July 1st Board of Directors meeting. Specifically, the Special Committee reported to the Board that after completing its preliminary diligence review of the Company, Gates had confirmed its desire to acquire the Company for $26.25 per share. In addition, the Special Committee noted that it had received a number of unsolicited indications of interest to acquire the Company, which most likely resulted from the efforts of Bear Stearns, who had contacted 70 to 80 parties in its effort to market the Gotham Entities’ shares. Blackstone reported that a number of these indications of interest, including the Gates proposal, were within the range of fairness for a purchase of the Company. After consultation with Goodwin Procter, Willkie Farr and Blackstone, the Board of Directors authorized the Special Committee (i) to expand the due diligence process to include other parties that indicated an interest in acquiring the Company at a desirable price, (ii) to work with the interested parties to determine whether such a desirable price was obtainable and (iii) in its discretion, enter into an expense reimbursement agreement with Gates.

     Over the next few weeks, Blackstone, with assistance from Willkie Farr and Company management, coordinated the preliminary diligence review of the Company by a number of interested parties. At a meeting of the Board of Directors that took place on September 12, 2003, the Special Committee gave a brief update, in which it was noted that seven parties were currently in the process. During this period, the Board of Directors received a letter from Gates that stated Gates would not proceed any further without an agreement on the part of the Company to reimburse Gates’ out-of-pocket expenses should the Company engage in an alternative transaction. After an exchange of letters with the Special Committee, in which the Special Committee noted that it felt it was still premature to enter into an expense reimbursement agreement, on September 22, 2003, Gates withdrew its offer of August 8th. After several subsequent conversations between Gates and Blackstone, Gates indicated on September 29th that in exchange for the Company’s entering into an expense reimbursement agreement, Gates would raise its offer to $26.50 per share.

     At a meeting of the Special Committee on September 30, 2003, Blackstone updated the Special Committee on the progress of the diligence reviews being conducted by the interested parties. Based on conversations with such parties, Blackstone believed eight parties were still interested in acquiring the Company and that at least three of those parties, in addition to Gates, would possibly pay at least $26 per share, although one such party was only willing to move forward on an exclusive basis. The Special Committee felt that while it was still premature to consider exclusivity, expense reimbursement for Gates on the right terms would be appropriate given that Gates had conducted more extensive due diligence than the other interested parties. The Special Committee decided to request a meeting of the Board of Directors to obtain the Board’s guidance before the possible commencement of an auction in which the Special Committee would actively encourage participants to present their best bids. In the meantime, the Special Committee instructed Blackstone and Willkie Farr to work with Gates and its counsel to prepare an expense reimbursement agreement satisfactory to Gates for review by the Special Committee.

     A meeting of the Board of Directors was held on October 8, 2003. At the meeting, the Special Committee advised the Board that it had entered into confidentiality agreements with 17 parties and had received indications of interest from seven of those parties, including Gates. With respect to the interested parties, the Special Committee noted that Gates would not move forward without an expense reimbursement agreement, and another party would not move forward without exclusivity. Blackstone advised that three of the interested parties, including Gates, were preliminarily offering to pay about $26.50 per share, a price that Blackstone considered to be fair based on the Company’s recent operating results. After discussion, the Board directed the Special Committee to negotiate an expense reimbursement agreement with Gates for up to $250,000, move forward with the auction process to determine whether an acceptable final bid could be obtained and to confirm that Gotham would commit to support a sale of the Company at $26.50 per share. In addition, the Board determined to issue a press release disclosing that the Special Committee, with the concurrence of the Board, was exploring indications of interest. The press release was subsequently issued on October 14, 2003.

     Later on October 14, 2003, the Special Committee entered into an agreement with Gates to reimburse up to $200,000 of Gates’ out-of-pocket expenses under certain circumstances, including if the Company entered into an alternative transaction prior to March 1, 2004.

     Over the next couple of weeks, Blackstone worked with the interested parties to assist them in refining their offers as they progressed with their diligence. On October 27, 2003, Blackstone distributed a bid procedures letter to four potential bidders, including Gates, indicating that proposals to acquire the Company were to be submitted by November 24, 2003, together with a mark-up of a draft merger agreement to be provided by the Special Committee, and that upon receipt of the proposals, the Special Committee would decide which bidders, if any, would be invited to participate in final due diligence and negotiations with the Special Committee to acquire the Company. Blackstone subsequently sent out the bid procedures letter to three more parties in addition to the four parties who had already been sent such letter.

     At a Special Committee meeting on November 17, 2003, Blackstone gave an update on the progress of the interested parties. Blackstone noted that they expected four of the interested parties, including Gates, to submit a bid by the November 24th deadline. The Special Committee also discussed the possibility of Company management submitting a bid. Although Blackstone, based on discussions with Charles Huntzinger, estimated the chance of management actually submitting a bid at less than 50%, the Special Committee directed Blackstone and Willkie Farr to draft a letter agreement to be entered into by the Special Committee and Charles Huntzinger setting forth the grounds on which the Special Committee would consider a management bid. The Special Committee felt that such a letter agreement was necessary to ensure a level playing field for all bidders. Despite the fact that the letter agreement was entered into on November 18, 2003, no management bid was ever submitted.

     On November 24, 2003, Blackstone received four bids to acquire the Company, one of which was from Gates, and none of which was for more than $26.50 per share. Immediately following the receipt of these bids, Blackstone and Willkie Farr began analyzing the bids along with, as applicable, the related merger agreement mark-ups and financing letters. While the Gates bid was subject to only confirmatory due diligence, each of the other three proposals was subject to extensive due diligence by the bidders and, in the case of two of the bidders, their financing sources. At a meeting of the Special Committee on November 26, 2003, Blackstone and Willkie Farr reviewed with the Special Committee in detail the bids that had been received, including, as applicable, the related merger agreement mark-ups and financing commitment letters, and strategic alternatives available to the Company. After considerable discussion, the Special Committee directed Blackstone to work with the four bidders to firm up their bids and to see if any of them would increase their bid.

     On December 1, 2003, after discussions with Blackstone and Willkie Farr, during the course of which Blackstone reported that one of the bidders was unable to raise its bid to $26 or above, the Special Committee determined to move forward with two of the three remaining bidders that indicated they were at or above $26 in an effort to increase the attractiveness of their bids both in terms of value and certainty of closing. Blackstone was also instructed to work with the third remaining bidder to get a better sense of whether it was possible for such bidder to complete its due diligence by year end. Later in the day on December 1, the Special Committee gave an update to the Board of Directors on the auction process.

     Between December 1 and December 18, 2003, Blackstone and Willkie Farr worked with each of the three remaining bidders, including Gates, to finalize their due diligence review, negotiate a mutually acceptable merger agreement and to increase the attractiveness of their bids. On December 18, 2003, management advised the Special Committee that the results of operations from November 2003 were significantly below forecast and that December’s results of operations were also likely to be significantly below forecast. The Special Committee and its advisors met with management on December 19, 2003 to discuss the financial results, and the Special Committee directed management and Blackstone to prepare a presentation on the financial results for Gates and one other bidder that had completed the majority of its due diligence and had made progress in negotiating a merger agreement. A presentation was made to Gates on December 21, 2003. Gates subsequently confirmed in a letter received by the Special

Committee on December 22, 2003, that it was ready and willing to move forward with the merger at a price of $26.50 per share. The other remaining bidder indicated that in light of the recent operating results it needed time to review its bid.

     At a December 22, 2003 meeting of the Special Committee, Blackstone and Willkie Farr reviewed the status of the remaining bids. Blackstone indicated that, in light of the Company’s recent operating results, it was unlikely that Special Committee would receive a proposal from any other party for a price approaching the $26.50 per share that Gates had bid. In addition, Blackstone noted there was a risk that Gates would lower its bid if the auction process were to be continued. Blackstone and Willkie Farr then made detailed presentations to the Special Committee regarding Gates’ bid, including the related financing commitment letters and the revised merger agreement. Blackstone confirmed that a price of $26.50 was fair from a financial point of view. The Special Committee determined, subject to finalizing the few remaining open issues in the merger agreement, including matters related to certainty of closing, to recommend to the Board the approval of the merger agreement with Gates’ affiliate, Parking Management.

     On December 23, 2003 the Special Committee updated the Board of Directors on recent developments. The Special Committee noted that in light of the Company’s recent operating results, it was unlikely that the Special Committee would receive a proposal from any other party for a price approaching the $26.50 per share that Gates had bid. In addition, subject to resolution of a few open issues, the merger agreement and related financing letters were ready to be executed. Willkie Farr then reviewed with the Board in detail the terms of the merger agreement, copies of which had been previously provided to the Board, and the related financing commitment letters, and the Board of Directors and Willkie Farr engaged in a discussion regarding those terms. Willkie Farr also reviewed the role, duties and responsibilities of the Board of Directors. Blackstone then set forth its basis for determining that the consideration to be paid in connection with the merger was fair from a financial point of view. At this point, Blackstone indicated that it was stepping away from the meeting to take a telephone call from Gates. Upon returning to the meeting, Blackstone reported to the Board that, notwithstanding its letter of the previous day, Gates had determined that as a result of the Company’s recent operating results and transaction costs on the part of the Company that were higher than Gates had expected, it was unable to proceed with the merger at $26.50 per share. Gates further advised Blackstone that it needed additional time to review the terms of its bid.

     On January 13, 2004, Blackstone met with Gates and received a revised bid from Gates at $25 per share. At a Special Committee meeting on January 14, 2004, Mr. Ackman, who was in attendance at the invitation of the Special Committee, advised the Special Committee that Gates had indicated to him a willingness to pay $26 per share provided that the Company’s transaction costs not exceed $1.2 million and the Gotham Entities grant Parking Management an option to acquire their shares. The Special Committee directed Blackstone to confirm with Gates its willingness to move forward on the terms described by Mr. Ackman.

     From January 14 to January 21, 2004, with input from the Special Committee, Blackstone and Willkie Farr negotiated with Gates and its counsel the terms of a cap on the Company’s transaction costs. These negotiations consisted of extensive discussions regarding both the amount of the cap and which costs and expenses were to be counted against such cap. As part of these negotiations, Blackstone agreed with the Special Committee to amend the terms of its engagement letter. Rather than receiving a $1.0 million success fee upon the closing of the merger, Blackstone agreed to accept $500,000 upon the signing of the merger agreement and an additional $250,000 upon the closing of the merger. After engaging in considerable discussions with Company management and the various service providers to the Special Committee and the Company, the Special Committee concluded that a cap on the Company’s transactions costs of $1.55 million was reasonable.

     During the same period of time that the negotiations regarding the cap on the Company’s transaction costs were taking place, Gotham and its counsel negotiated with Gates and its counsel the terms of an option agreement, pursuant to which the Gotham Entities granted Parking Management an option to purchase their 31% stake in the Company. Such option will only become exercisable if the merger agreement is terminated in connection with an alternative proposal to acquire the Company.

     At a meeting of the Special Committee on January 22, 2004, Willkie Farr reviewed in detail the changes that had been made to the merger agreement and the related financing commitment letters since December 23, 2003, as well as the terms of the option agreement being entered into by the Gotham Entities and Parking Management. Blackstone then set forth its basis for determining that the consideration to be paid in connection with the merger was fair from a financial point of view. After discussing the foregoing at length, the Special Committee determined (i) that a sale of the Company would provide greater enhancement of shareholder value than other strategic alternatives available to the Company; (ii) that, among the bidders participating in the auction process, a transaction with Parking Management would provide the greatest enhancement of shareholder value and the greatest certainty of consummation; (iii) that the proposed definitive merger agreement with Parking Management and the transactions contemplated thereby are fair to, and in the best interests of, the Company’s shareholders; and (iv) to recommend that the Board of Directors approve and adopt the proposed definitive merger agreement with Parking Management and the merger contemplated thereby, and recommend to the shareholders of the Company approval and adoption of the merger agreement.

     At a meeting of the Board of Directors immediately following the Special Committee meeting, the Special Committee reviewed with the Board of Directors the status of the auction process and its review of the strategic alternatives. The Special Committee described the reasons for its recommendation of the transaction with Parking Management and noted that, in particular: only one other bidder possibly remained interested and that bidder had extensive due diligence items remaining; the Parking Management bid was not subject to additional due diligence; the Parking Management bid was supported by fully negotiated financing commitments; the merger agreement with Parking Management was fully negotiated; and, in light of the Company’s recent operating results, a bid of $26 per share, subject to downward adjustment in the event the Company’s post-November 30, 2003 transaction expenses exceed $1.55 million, was likely the highest price reasonably attainable for the Company’s shareholders in a merger or other acquisition transaction.

     At the request of the Special Committee, Blackstone and Willkie Farr then made a presentation to the Board of Directors similar to the presentation made to the Special Committee. Willkie Farr reviewed in detail the changes that had been made to the merger agreement and the related financing commitment letters since December 23, 2003, and the Board of Directors and Willkie Farr engaged in a discussion regarding those changes. Willkie Farr also described for the Board the terms of the option agreement being entered into by the Gotham Entities and Parking Management, as well as the role, duties and responsibilities of the Board of Directors. At the conclusion of Willkie Farr’s presentation, Blackstone reported on management’s description of the Company’s recent operating results and the near term business environment facing the Company and noted that, although management forecasted a positive outlook, like any forecast, this forecast was subject to the risks and uncertainties associated with the Company’s future performance. Blackstone then advised the Board that the merger consideration of $26 per share, subject to downward adjustment in the event the Company’s post-November 30, 2003 transaction expenses exceed $1.55 million, fell within or above the indicated ranges for each of its analyses, including its comparable company, precedent transaction, leveraged buyout and sensitivity case discounted cash flow analyses, except the target case discounted cash flow analysis. Blackstone went on to say that the Special Committee’s view, following discussions with Blackstone, was that management’s target case projections for the Company represented a case for the Company’s future performance that was based on significantly higher growth rates than those historically achieved by the Company. Blackstone and the Special Committee then responded to a number of questions from the Board of Directors regarding the adequacy of the $1.55 million cap on the Company’s transaction costs.

     The Special Committee then reviewed the auction process to date and reported its findings and conclusions to the Board of Directors and recommended that the Board of Directors approve and adopt the proposed definitive merger agreement with Parking Management and the merger contemplated thereby, and recommend to the shareholders of the Company approval and adoption of that merger agreement. The Board of Directors, having considered the recommendation of the Special Committee regarding the proposed merger with Parking Management, the terms of the merger, alternatives to the merger, and the risks and benefits of the merger, in addition to various other factors, including the Blackstone fairness opinion, determined that the merger agreement with Parking Management and the transactions contemplated by the merger agreement with Parking Management were fair to, and in the best interests of, the Company and its shareholders, and authorized, adopted and approved the merger agreement with Parking Management and the transactions contemplated by such merger agreement.

     Shortly after this meeting, the merger agreement was executed, and on January 23, 2004, the Company and Parking Management issued a joint press release announcing that they had entered into the merger agreement.

Recommendation of the Special Committee

     In evaluating the fairness and advisability of the merger agreement and the merger, the Special Committee considered the following factors, each of which the Special Committee believes supports its determination as to fairness and advisability:

•	Active Auction Process. Impark’s interest in exploring alternative capital and strategic transactions was broadly known by the marketplace as a result of Impark’s public disclosures and the efforts of Blackstone. In addition, the Special Committee was aware that Bear Stearns, on behalf of Gotham, had contacted a wide range of possible buyers for the Gotham Entities’ shares and Impark as a whole. After receiving a number of indications of interest as a result of such public disclosures and the efforts of the financial advisors to Impark and Gotham, the Special Committee conducted an extensive, multi-stage auction process involving as many as 26 potential purchasers, including Parking Management and three strategic bidders. The potential purchasers were given the opportunity to perform comprehensive due diligence on Impark, including through detailed management presentations and access to an extensive due diligence data room. The advisors to the Special Committee also held individual sessions with various bidders at their request and arranged for individual sessions between Impark’s management and various bidders. Based on the results of the auction process, the Special Committee believed it was unlikely that any bidder would offer to pay higher consideration than Parking Management had offered to pay. In addition, no bidder other than Parking Management had indicated a willingness to enter into a definitive merger agreement with Impark without further due diligence. See “Background of the Merger and Special Committee Proceedings”.

•	Alternative Transactions. The Special Committee considered the following alternative transactions that Impark could achieve on its own: a repurchase by Impark of all or a portion of the shares held by the Gotham Entities; a Canadian income trust offering comprising the entire operations of Impark; a Canadian income trust offering that contemplated a separation of Impark’s U.S. and Canadian assets in which only the Canadian assets would be placed into the trust; and maintenance of the status quo. In addition, the Special Committee considered providing assistance to Gotham Partners in its efforts to sell its Impark shares to a third party. The Special Committee concluded that these alternatives were either not feasible or were not likely provide greater value to shareholders than that available in the merger and that any alternative involving maintaining Impark as an independent company would be subject to the risks and uncertainties associated with Impark’s future performance. See “Background of the Merger and Special Committee Proceedings”.

•	Merger Consideration. Based on the Special Committee’s negotiations with Parking Management and the other information available to it, the Special Committee concluded that $26.00 per share, subject to downward adjustment in the event Impark’s post-November 30, 2003 transaction expenses exceed $1.55 million, represented the highest price that Parking Management would be willing to pay. Given the recent operating results and the lack of competing proposals at higher valuations, the Special Committee further determined that Parking Management’s proposal likely represented the highest price reasonably attainable for Impark shareholders in a merger or other acquisition transaction. In addition, since the merger consideration payable to holders of Impark shares in the merger consists entirely of cash, uncertainties in valuing such consideration are eliminated.

•	Opinion of Blackstone. The Special Committee considered the advice and analyses of Blackstone and, in particular, the opinion of Blackstone that, as of January 22, 2004, and based upon and subject to the various considerations set forth in its opinion, the consideration to be received by Impark’s shareholders pursuant to the merger agreement was fair from a financial point of view to such holders. In connection with the Special Committee’s consideration of the Blackstone opinion, the Special Committee noted that Blackstone received, in accordance with the terms of its engagement letter, an additional payment upon the signing of the merger agreement and will receive a further payment upon the closing of the merger. See “Opinion of Financial Advisor to the Special Committee.” The full text of the written opinion of Blackstone, dated January 22, 2004, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken in by Blackstone, is attached as

Appendix C to this proxy statement and is incorporated herein by reference. Impark shareholders should read the opinion carefully and in its entirety. Blackstone provided its opinion for the information and assistance of the Special Committee in connection with its consideration of the merger. The Blackstone opinion is not a recommendation as to how any of Impark’s shareholders should vote with respect to the merger. See “Opinion of Financial Advisor to the Special Committee”.

•	Arm’s-Length Negotiations. The Special Committee considered the fact that the merger agreement and the merger were the product of arm’s-length negotiations between Parking Management, which had no prior relationship with Impark or Gotham, and the Special Committee. The Special Committee believed that the competitive circumstances of the auction process assisted the Special Committee in its negotiations with Parking Management.

•	Market Price and Premium. The Special Committee considered the historical market prices and recent trading activity of Impark common stock, including the fact that the proposed merger consideration of $26.00 per share in cash, subject to downward adjustment in the event Impark’s post-November 30, 2003 transaction expenses exceed $1.55 million, represents a premium of approximately 30% to the closing market price of Impark common stock on October 14, 2003, the last trading day prior to public announcement of the commencement of the auction process, and a premium of approximately 4% to the closing market price of Impark common stock on January 16, 2003, the last trading day prior to public announcement of the signing of the merger agreement.

•	Sensitivity Case DCF Analysis. When considering the $26.00 per share cash payment to be received pursuant to the merger agreement, subject to downward adjustment in the event Impark’s post-November 30, 2003 transaction expenses exceed $1.55 million, the Special Committee took into account a discounted cash flow analysis of a sensitivity case developed by Impark management, which implied a range of values for Impark common stock of approximately $23.63 to $29.50 per share. The sensitivity case analysis was developed by Impark management in December 2003 at the request of Blackstone due to the fact that Impark was behind its original 2003 budget on a year-to-date basis. The sensitivity case projections for fiscal years 2004 through 2008 used lower margin and growth assumptions than management’s target case projection. The Special Committee was aware that the target case projections produced a higher range of values, from approximately $30.84 to $38.73 per share in a discounted cash flow analysis, but believed that the sensitivity case was a better projection in light of actual operating results in the recent past.

•	Leveraged Buyout Analysis. The Special Committee took into account Blackstone’s leveraged buyout analysis, which indicated a range of values for Impark common stock of approximately $21.16 to $25.66. This analysis supported the Special Committee’s view that a financial buyer, like Parking Management and all other auction participants who showed a serious interest in acquiring Impark, would be unlikely to pay more than the merger consideration offered by Parking Management.

•	Likelihood of a Higher Trading Price. The Special Committee determined that, while it was possible that at some time in the future Impark’s common stock could trade in excess of the price offered in the merger, that prospect was highly uncertain and subject to substantial downside risk. In reaching this conclusion, the Special Committee considered the fact that, even if the trading price for Impark’s common stock were to rise above $26.00 for a period of time, the liquidity and historical trading volume of shares of Impark’s common stock would not necessarily permit all shareholders to sell shares at that price, whereas the merger would provide liquidity for all shareholders at $26.00 per share, subject to downward adjustment in the event Impark’s post-November 30, 2003 transaction expenses exceed $1.55 million . Accordingly, the Special Committee determined that the relative certainty of capturing enhanced value through the merger could be of significant benefit to Impark’s shareholders as compared to the mere possibility that at some undetermined future date the common stock might trade at a comparable or higher level.

•	Appraisal Rights. Under Delaware law, appraisal rights are available to dissenting shareholders.

•	Terms of the Merger Agreement. The Special Committee also considered the terms and conditions of the merger agreement, including the provisions of the merger agreement permitting Impark to receive unsolicited inquiries and proposals from, and under certain circumstances, to negotiate and give non-public information to, third-party bidders. The Special Committee also considered, based in part on the advice of Willkie Farr and input from Blackstone, that the termination fee of up to $2.0 million and/or reimbursement of up to $750,000 of expenses is within the range of reasonable termination fees payable in comparable transactions and that the events that can trigger payment of the termination fee are reasonable. The Special Committee believed that the termination fee would not, in and of itself, preclude potential third-party bidders and that the protections that the termination fee provisions afforded Parking Management likely encouraged Parking Management to submit its best possible offer.

     In addition to the matters mentioned above, the Special Committee considered the other terms and conditions of the merger agreement, the present economic environment, the likelihood of consummation of the merger and other relevant facts and circumstances pertaining to the proposed transaction. The Special Committee also considered, as potential negative factors, that: (i) if Impark consummated the merger, the shareholders of Impark would not be able to participate in any resulting long-term benefits, including potential market price increases, if Impark were able to successfully implement its business plan after the merger; (ii) Parking Management, as a financial buyer, will not have any significant assets unless the merger is consummated and, therefore, Impark’s remedy for any breach of the merger agreement by Parking Management or Merger Sub might be effectively limited to Impark’s termination rights and the $1.0 million in guarantees provided by the equity investors of Parking Management; (iii) the merger is conditioned on the ability of Parking Management to obtain financing, which is to some extent beyond its or Impark’s control; (iv) potential disruption to Impark’s business might result from undertaking the merger process; (v) the perceptions of Impark’s shareholders, customers and employees concerning the merger were uncertain; and (vi) the cash consideration to be received by Impark’s shareholders will be taxable to them. However, the Special Committee determined that these negative factors were substantially outweighed by the positive factors discussed above. The Special Committee did not consider that it was practicable or useful to quantify or otherwise assign relative weights to the various factors considered by it, and therefore did not do so.

     After considering these factors, the other information available to it and after numerous meetings and discussions, the Special Committee unanimously determined (i) that a sale of Impark would provide greater enhancement of shareholder value than other strategic alternatives available to Impark, including the alternatives of a share repurchase, a split-up involving the formation of a Canadian income trust or maintaining the status quo; (ii) that, among the bidders participating in the auction process, a transaction with Parking Management would provide the greatest enhancement of shareholder value and the greatest certainty of consummation; (iii) that the proposed definitive merger agreement with Parking Management and the transactions contemplated thereby are fair to, and in the best interests of, the shareholders of Parking Management; and (iv) to recommend that the board of directors approve and adopt the proposed definitive merger agreement with Parking Management and the merger contemplated thereby, and recommend to the shareholders of Impark approval and adoption of the merger agreement.

Approval and Recommendation of the Board of Directors

     At a meeting held on January 22, 2004, the board of directors unanimously:

•	determined that the merger agreement and the transactions contemplated by the merger agreement are fair to, and in the best interests of, Impark and its shareholders;

•	authorized, adopted and approved the merger agreement and the transactions contemplated by the merger agreement; and

•	determined to recommend that the shareholders of Impark vote FOR the approval and adoption of the merger agreement at the special meeting.

     In reaching these conclusions, the board of directors considered the unanimous recommendation and analysis of the Special Committee, as described above, and expressly adopted such recommendation and analysis in reaching the determination as to the fairness of the transactions contemplated by the merger agreement.

Special Committee and Board of Directors

     When Mr. Ackman, Chairman of the Board, advised the Board that Gotham had determined to seek to sell its approximately 31% stake in Impark’s common stock, the Board determined that the potential existed for certain executive officers and directors, including Mr. Ackman, to have or develop interests that are different from, or are in addition to, the interests of Impark’s shareholders generally. To address this situation, the Board of Directors determined to appoint a special committee consisting of independent directors to explore the strategic alternatives available to Impark in the context of Gotham’s decision. As part of its duties, the Special Committee was charged with evaluating whether the merger was in the best interests of Impark’s shareholders generally and negotiating the merger agreement.

     In constituting the Special Committee, the board of directors evaluated the independence of each of the directors. After finding that both David Woods and Daniel P. Friedman, who were the remaining members of the initially constituted Special Committee, were independent, the board determined that they should continue to serve as the members of the Special Committee. In determining that Messrs. Woods and Friedman were independent, the Board, together with counsel for the Special Committee and Impark, satisfied itself that Mr. Woods had no relationship with Impark, Mr. Ackman or the Gotham Entities other than as a director of Impark. In determining whether to retain Mr. Friedman on the Special Committee, the Board reviewed: Mr. Friedman’s role as vice-chairman of the Board and his salary and stock option entitlements from Impark; Mr. Friedman’s previous professional dealings with Mr. Ackman and his ownership interest in an unrelated investment of Gotham’s; the sublease relationship between a company that Mr. Friedman controls, Radiant Partners LLC, and Impark in respect of shared office space in New York; and Impark’s operation of two parking facilities owned or controlled by Radiant Partners. After discussing each of these matters with Mr. Friedman and among themselves, the Board determined that Mr. Friedman could adequately protect the interests of Impark and its shareholders in all matters in which the Special Committee would be required to function. Messrs. Woods and Friedman determined that Mr. Woods would serve as the chairman of the Special Committee.

     The compensation committee determined that Mr. Woods should receive compensation of $25,000 for serving on the Special Committee and that Mr. Friedman, who receives compensation from Impark for serving as its vice chairman, should receive no additional compensation for service on the Special Committee.

Opinion of the Financial Advisor to the Special Committee of the Board Of Directors

     On January 22, 2004, The Blackstone Group L.P., referred to as “Blackstone,” delivered its oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated January 22, 2004) to the Special Committee to the effect that, as of that date, and based upon the assumptions made, matters considered and limits of review set forth in the opinion, the consideration of $26.00 per share, subject to downward adjustment in the event that Impark’s post-November 30, 2003 transaction costs exceed $1.55 million, to be received by the holders of Impark common stock in the merger was fair from a financial point of view to such holders. References in this proxy statement to the “Blackstone opinion” refer to the written opinion of The Blackstone Group L.P. as of January 22, 2004.

     A copy of the Blackstone opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Blackstone, is attached as Appendix C to this proxy statement. Each holder of Impark common stock is urged to read that opinion in its entirety. The Blackstone opinion was intended for the use and benefit of the Special Committee of the board of directors, was directed only to the fairness from a financial point of view of the consideration to be received by the holders of Impark’s common stock, did not address the merits of the underlying decision by Impark to engage in the merger and does not constitute a recommendation to any Impark shareholder as to how such shareholder should vote at the special meeting. The merger consideration was determined on the basis of negotiations between Impark and The Gates Group, LLC and was unanimously approved by the Special Committee and the board of directors. The summary of the Blackstone opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the Blackstone opinion.

     In arriving at its opinion, Blackstone:

     1. Reviewed the terms of the merger agreement and certain related documents;

     2. Reviewed certain publicly available information concerning the business, financial condition, assets and operations of Impark which it believed relevant to its inquiry;

     3. Reviewed certain non-publicly available information furnished to Blackstone by the Company concerning the business, financial condition, assets and operations of Impark, which Blackstone believed relevant to its inquiry;

     4. Met with the management team of the Company to discuss the business, operations, assets, financial condition, history and prospects of the Company’s business;

     5. Analyzed certain publicly available and other information concerning the trading of, and the trading market for, the Company’s common stock;

     6. Analyzed the historical and current financial position and the historical and projected cash flows and results of operations for the Company;

     7. Analyzed publicly available historical and current financial information and stock price data with respect to certain public companies with operations that Blackstone considered comparable to those of the Company;

     8. Analyzed the financial terms of certain business combinations and other transactions involving companies with operations that Blackstone considered comparable to the Company;

     9. Conducted such other studies, analyses and investigations as Blackstone deemed appropriate in arriving at its opinion.

     In arriving at its opinion, Blackstone relied upon, and assumed the accuracy and completeness of, the information provided to it by the Company, and has not assumed any responsibility for independent verification of any such information. Blackstone further relied upon the assurances of management of the Company that they were not aware of any facts that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts of the Company and financial projections, Blackstone relied upon the Company’s assurances that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. Blackstone expressed no view as to such financial forecasts or the assumptions on which they are based. Blackstone did not conduct a physical inspection of the properties and facilities of the Company and has not made an independent evaluation or appraisal of the assets of the Company, nor has Blackstone been furnished with any such evaluations or appraisals.

     In connection with the rendering of its opinion, Blackstone did not consider the relative merits of the merger as compared to any other business plan or opportunity that might be available to Impark or the effect of any other arrangement in which Impark might engage. Blackstone assumed that the merger and the other transactions contemplated by the merger agreement would be consummated on substantially the terms set forth in the merger agreement. Blackstone’s opinion is necessarily based upon economic, market, monetary, regulatory and other conditions as they existed and could be evaluated, and the information made available to Blackstone, as of the date of its opinion. It should be understood that Blackstone does not have any obligation to update, revise or reaffirm its opinion. Furthermore, Blackstone expresses no opinion as to the prices or trading ranges at which Impark’s common stock will trade at any time.

     Operating Cases. For the purpose of the opinion, Blackstone relied on two discrete sets of financial projections for the years 2004 – 2008 prepared by Impark’s management: (1) a target case (the “Target Case”) based on higher margin and growth assumptions; and (2) a sensitivity case (the “Sensitivity Case”) based on lower margin and growth assumptions. The Target Case was prepared by Impark management in June 2003 (and reaffirmed by management in December 2003) and the Sensitivity Case was prepared by Impark management in December 2003. The Sensitivity Case was prepared at the request of Blackstone due to the fact that the Company was behind its original 2003 budget on a year-to-date basis. The Target Case forecasted a 19% compounded annual growth rate (“CAGR”) of earnings before interest, taxes, depreciation and amortization (“EBITDA”) from fiscal years 2003 to 2008. The Sensitivity Case forecasted a 12% CAGR of EBITDA from fiscal years 2003 to 2008. Blackstone noted that Impark’s historical EBITDA growth rate was negative 2% from 2000 through 2003.

     The following is a summary of the material financial and comparative analyses performed by Blackstone in connection with its opinion.

     Historical Trading Studies. Blackstone reviewed certain historical stock price information for Impark. This review indicated that for the one-year period ended January 16, 2004 Impark’s common shares had traded in a range between $17.65 and $25.80 per share with an average per share closing price for the period of $22.50. In addition, Blackstone reviewed the historical trading range for Impark’s common shares since the Company’s spin-off from First Union Real Estate Investments, completed in March 27, 2000, to January 16, 2004, which indicated that Impark’s common shares had traded in a range between $11.75 and $27.25 with an average per share closing price for the period of $21.72. Blackstone noted that the price of Impark’s common shares increased significantly after the Company’s announcement that it had received indications of interest from several interested parties on October 14, 2003 (the “Auction Announcement Date”). As a result, Blackstone also analyzed the historical trading range for Impark’s common shares for the one-year period ended October 14, 2003, which indicated a common share price range of $18.40 to $24.50 per share with an average per share closing price for the period of $21.84. Blackstone compared these price ranges to the offer price of $26.00 per Impark common share.

     Blackstone analyzed the premium to be paid to Impark’s shareholders based on a $26.00 share price compared to the Company’s historical stock price as of October 14, 2003 (pre-Auction Announcement Date) and January 16, 2004. The respective premiums were 30.0% and 4.0%. In addition, Blackstone analyzed the premium to be paid to shareholders based on Impark’s share price on the day prior to the Auction Announcement Date adjusted by the increase in the level of an index comprised of Impark’s publicly traded comparable companies from October 14, 2003 through January 16, 2004. The comparable companies in the index included ABM Industries Incorporated, Central Parking Corp., Carlisle Holdings, Healthcare Services Group and MPW Industrial Services. The premium utilizing this index-weighted price was 15.2%.

     Publicly Traded Comparable Company Analysis. Using publicly available information, Blackstone compared certain financial information and ratios (described below) for Impark with the corresponding financial information and ratios for a group of publicly traded companies that Blackstone deemed to be reasonably comparable to Impark. The comparable companies included: ABM Industries Incorporated (“ABM”) and Central Parking Corp. (“Central”) which compete with Impark in the parking services industry and smaller publicly traded facilities services companies, including: Carlisle Holdings, Healthcare Services Group and MPW Industrial Services (collectively with ABM and Central, the “Impark Comparables”), which have similar customer bases and growth drivers to the Company. In arriving at the comparable multiple ranges, Blackstone excluded multiples that were deemed to be outliers from the sample.

     Blackstone derived estimated valuation ranges for Impark by comparing as of January 16, 2004:

     1. Current trading stock price as a multiple of estimated fiscal year 2003 earnings per share (“EPS”) for the Impark Comparables, which estimates were obtained from the Institutional Brokers Estimate System (“IBES”) (as of January 16, 2004), and ranged from 8.8x to 25.7x, with a mean of 18.6x. For purposes of the valuation analysis, Blackstone used a reference multiple range of 21.0x to 26.0x;

     2. Current trading stock price as a multiple of projected fiscal year 2004 EPS for the Impark Comparables, which estimates were obtained from IBES (as of January 16, 2004), and ranged from 7.5x to

21.6x, with a mean of 15.9x. For purposes of the valuation analysis, Blackstone used a reference multiple range of 16.0x to 21.0x;

     3. Total enterprise value (defined as market capitalization of the common equity as of January 16, 2004 plus book value of net debt, preferred equity and minority interests) as a multiple of estimated fiscal year 2003 EBITDA. Such multiples ranged from 5.0x to 15.1x, with a mean of 10.4x. For purposes of the valuation analysis, Blackstone used a reference multiple range of 7.5x to 9.5x; and

     Based upon the foregoing analyses, Blackstone calculated an estimated per share trading value range for Impark’s common stock of $20.00 to $25.00. Blackstone then added a 20% to 30% acquisition premium to the per share trading range to arrive at an implied acquisition share price of $24.00 to $32.50 per Impark share.

     Discounted Cash Flow Analysis. Blackstone derived an estimated per share equity valuation range for Impark by performing a discounted cash flow (“DCF”) analysis. To perform this DCF analysis, Blackstone analyzed the cash flows related to Impark’s operations for the period 2004 – 2008 using both the Target Case and the Sensitivity Case.

     The DCF was calculated assuming discount rates ranging from 12% to 14% and was comprised of the sum of the present values of (1) the projected unlevered free cash flows for the years 2004 to 2008 and (2) the year 2008 terminal value based upon a range of multiples between 5.0x and 6.5x of projected year 2008 EBITDA.

     Under the Target Case, the analysis resulted in an aggregate implied equity value per share of Impark’s common stock (net of outstanding debt) that ranged from $30.84 to $38.73.

     Under the Sensitivity Case, the analysis resulted in an aggregate implied equity value per share of Impark’s common stock (net of outstanding debt) that ranged from $23.63 to $29.50.

     In addition to calculating the DCF under the two operating cases provided by management, Blackstone also analyzed sensitivities of equity value per share by varying the EBITDA CAGR for the fiscal year 2004 to 2008 projections from 2% to 10%, resulting in an aggregate implied equity value per share of Impark’s common stock (net of outstanding debt) that ranged from $18.52 to $27.45. For these sensitivities, Blackstone also assumed discount rates ranging from 12.0% to 14.0% and terminal value multiples of projected year 2008 EBITDA ranging from 5.0x to 6.5x.

     Comparable Transaction Analysis. Blackstone reviewed certain publicly available information regarding nine selected business combinations in the parking industry announced since December 1996 (collectively, the “Comparable Transactions”) that Blackstone deemed relevant in evaluating the merger. The Comparable Transactions and the dates these transactions were announced are as follows:

     1. National Car Parks and an Investor Group led by Cinven (May 2002);

     2. USA Parking Systems and Central Parking Corp. (August 2001);

     3. GMC and InterPark (September 2000);

     4. Allright Parking Ltd. and Central Parking Corp. (September 1998);

     5. The Mallah Organization and an Investor Group led by Whitehall Real Estate (August 1998);

     6. Standard Parking and Apcoa, Inc. (January 1998);

     7. Kinney System Holding Corp. and Central Parking Corp. (November 1997);

     8. Imperial Parking Ltd. and First Union Management (March 1997); and

     9. Square Industries and Central Parking Corp. (December 1996);

     With respect to the Comparable Transactions, Blackstone analyzed:

     1. The total market value (if applicable) of the common equity (defined as the per share offer price for the acquired company multiplied by the number of acquired company fully-diluted shares outstanding) as a multiple of the last twelve months (“LTM”) net income of the acquired company at the date of the announcement;

     2. The total transaction value (defined as the total market value of the common equity plus the book value of assumed net debt, preferred equity and minority interests) as a multiple of the acquired company’s LTM earnings before interest and taxes (“EBIT”) at the date of the announcement;

     3. The total transaction value as a multiple of the acquired company’s LTM EBITDA at the date of the announcement (“TEV / LTM EBITDA”);

     4. The total transaction value as a multiple of the acquired company’s LTM EBITDA at the date of the announcement, adjusted to reflect the increase or decrease in the valuation of parking services companies from the date of the transaction through January 16, 2004 (“Adjusted Total Transaction Value to LTM EBITDA”);

     5. The LTM EBIT margin (EBIT divided by Sales) (“LTM EBIT margin”) for the acquired company at the date of the announcement; and

     6. The LTM EBITDA margin (EBITDA divided by Sales) (“LTM EBITDA margin”) for the acquired company at the date of the announcement.

     The results of these analyses are summarized below. In arriving at the comparable multiple ranges, Blackstone excluded certain multiples which were deemed to be outliers from the sample.

     1. The multiples of the total market value of the common equity to LTM Net Income ranged from 10.3x to 42.6x, with a mean of 22.0x. For the purposes of the valuation analysis, Blackstone did not apply a multiple range based on the LTM Net Income of the acquired companies due to an insufficient number of data points;

     2. The multiples of total transaction value to LTM EBIT ranged from 12.0x to 23.4x with a mean of 17.1x. For the purposes of the valuation analysis, Blackstone used a reference range of 12.0x to 18.0x;

     3. The multiples of total transaction value to LTM EBITDA ranged from 9.6x to 16.3x with a mean of 12.6x. For the purposes of the valuation analysis, Blackstone used a reference range of 9.5x to 11.5x;

     4. The multiples of Adjusted Total Transaction Value to LTM EBITDA ranged from 5.0x to 12.0x with a mean of 7.9x. For the purposes of the valuation analysis, Blackstone used a reference range of 7.0x to 9.0x;

     5. The LTM EBIT margins for the Comparable Transactions ranged from 5.0% to 26.5%, with a mean of 12.0%. This compared to an LTM EBIT margin for Impark of 2.9%;

     6. The LTM EBITDA margins for the Comparable Transactions ranged from 8.9% to 36.4%, with a mean of 20.2%. This compared to an LTM EBITDA margin for Impark of 5.1%.

Based upon the foregoing analyses, Blackstone calculated an estimated per share value range for Impark’s common stock of $20.00 to $27.00.

     Leveraged Buyout Analysis. Blackstone derived an estimated per share equity valuation range for Impark utilizing a leveraged buyout analysis. In performing this analysis, Blackstone analyzed the cash flows related to Impark’s operations for the period 2004 – 2008 using the Sensitivity Case projections, which were adjusted for certain cost savings associated with Impark no longer being a publicly-traded company.

     This analysis assumed (1) a five year holding period; (2) a target internal rate of return (“IRR”) of 20%-25%; and (3) a range of exit multiples of projected year 2008 EBITDA of 5.0x to 6.5x.

     The leveraged buyout analysis resulted in an aggregate implied equity value per share of Impark’s common stock (net of outstanding debt) that ranged from $21.16 to $25.66.

     The summary set forth above does not purport to be a complete description of the analyses performed by Blackstone in arriving at its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial or summary description. Blackstone believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all those factors and analyses, could create a misleading view of the processes underlying the Blackstone’s opinion. Blackstone did not assign relative weights to any of its analyses in preparing its opinion. The matters considered by Blackstone in its analyses were based on numerous macroeconomic, operating and financial assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Impark’s and Blackstone’s control and involve the application of complex methodologies and educated judgment. Estimates contained in the analyses performed by Blackstone are not necessarily indicative of actual past or future results or values, which may be significantly more or less favorable than such estimates. Estimated values do not purport to be appraisals and do not necessarily reflect the prices at which businesses or companies may be sold in the future, and such estimates are inherently subject to uncertainty.

     None of the Impark Comparables utilized as a comparison in the analyses described above are identical to Impark, and none of the Comparable Transactions utilized as a comparison are identical to the proposed merger. In addition, various analyses performed by Blackstone incorporate projections prepared by research analysts using only publicly available information. Such estimates may or may not prove to be accurate. An analysis of publicly traded comparable companies and comparable business combinations is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies or company to which they are being compared. In addition, many of the comparable business combinations occurred at a time when industry multiples for Impark Comparables were higher than current levels.

     The Impark Special Committee of the Board of Directors retained Blackstone because of its experience and expertise. Blackstone has an internationally recognized mergers and acquisitions advisory business. Blackstone, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions. Blackstone has also advised on several merger and acquisition transactions in the parking industry. In addition, Blackstone is familiar with Impark, having acted as the financial advisor to the Special Committee in the assessment of strategic alternatives and in connection with the merger.

     In accordance with a letter agreement between Impark and Blackstone dated January 30, 2003 and subsequent Amendment dated January 19, 2004, Impark paid Blackstone an upfront retainer fee of $300,000 upon signing of its engagement letter on January 30, 2003 and a monthly retainer fee of $100,000 which was payable on each of the one-month and two-month anniversaries of the signing of the engagement letter. In addition, the Company has agreed to pay Blackstone a fee of $750,000 in connection with this transaction (the “Merger Fee”). The Merger Fee is payable in two installments as follows: (a) $500,000 on signing of the Merger Agreement, which was billed and paid; and (b) $250,000 upon the closing of the merger. Impark has also agreed to reimburse Blackstone for its reasonable out-of-pocket expenses and to indemnify Blackstone and related parties from and against specified liabilities, including liabilities under the federal securities laws arising out of its engagement.

     Blackstone has, in connection with the Special Committee process, provided financial advisory services to Impark and/or its affiliates and may continue to do so, and has received, and may continue to receive, fees for the rendering of such services.

Effects of the Merger

     As a result of the merger, Parking Management will acquire the entire equity interest in Impark. If the merger occurs, Impark shareholders will no longer have any equity interest in Impark and instead will have only the right to receive the $26.00 in cash consideration per share (subject to downward adjustment as previously described) as provided under the merger agreement. See “THE MERGER — Payment of Merger Consideration.” Therefore, former shareholders of Impark will not receive any benefits from Impark’s business after the merger, nor will they bear the risk of any decrease in the value of Impark after the merger.

     The common stock of Impark will be listed and traded on the American Stock Exchange until the merger is completed. However, after the merger, the common stock will no longer be listed or traded on the American Stock Exchange. In addition, Impark thereafter will be permitted to deregister the common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), although Impark may continue to file reports with the Securities and Exchange Commission. As a private company, Impark’s officers, directors and the owners of more than 10% of Impark common stock will no longer be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.

     If the merger occurs, all Impark shareholders (other than Impark) will receive $26.00 in cash per share of common stock, subject to a downward adjustment for Impark’s post-November 30, 2003 transaction costs in excess of $1.55 million. This amount represents a premium of approximately 30% over the closing market price of Impark common stock on October 14, 2003, the last trading day prior to public announcement that the Special Committee was weighing indications of interest from a number of parties and a premium of approximately 4.8% over the closing market price of the common stock on January 22, 2004, the last trading day before the public announcement of execution of the merger agreement. The merger will therefore:

•	provide a source of liquidity that might not otherwise be available to the shareholders of Impark;

•	eliminate the shareholders’ exposure to fluctuations, up or down, in market value of Impark common stock; and

•	allow the shareholders to pursue other investment alternatives with the cash proceeds from the merger.

     Prior to the effective time of the merger, each outstanding option to purchase Impark common stock granted under Impark’s option plan will become fully vested and exercisable. Any stock option that has not been exercised prior to the effective time of the merger will be canceled and converted into the right to receive cash in an amount equal to the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the applicable exercise price per share of such option, multiplied by the number of shares of Impark common stock issuable upon exercise of the option, which cash amount shall be paid net of any applicable withholding taxes. The cash payment will be made as soon as practicable after the merger.

     Prior to the effective time of the merger, each award of restricted stock granted under Impark’s stock incentive plan will become fully vested and exercisable and any restriction imposed pursuant to such awards shall lapse. Each restricted stock award outstanding at the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the unpaid amount of any exercise or other consideration payable to Impark multiplied by the number of shares of common stock subject to the award, net of any applicable withholding taxes. The cash payment will be made upon or as soon as practicable after the merger.

Proposal to be Considered at the Special Meeting

     At the special meeting, you will be asked to consider and vote upon a proposal to approve and adopt the merger agreement entered into by Parking Management, Merger Sub and Impark on January 22, 2004 and the transactions contemplated thereby, including the merger of Merger Sub with and into Impark.

     At the effective time of the merger, the separate corporate existence of Merger Sub will cease, and Impark will survive as a wholly owned subsidiary of Parking Management. In the merger:

•	each outstanding share of common stock of Impark (other than shares held by Impark (except for shares of restricted stock held in escrow by Impark pursuant to the terms of Impark’s stock incentive plan), Parking Management or Merger Sub and any shares as to which the holders have exercised appraisal rights) automatically will be converted into the right to receive $26.00 in cash per share, subject to a downward adjustment in the event that Impark’s post-November 30, 2003 transaction costs exceed $1.55 million. The consideration for the common stock will be payable without interest but after deduction for any applicable withholding taxes, except that shares held by Impark will be canceled without payment.

•	each stock option and restricted stock award outstanding at the effective time of the merger will be canceled and converted into the right to receive a cash amount (net of any applicable withholding taxes) equal to:

•	the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the per share exercise price of the option or the unpaid amount of any exercise price or other consideration payable in respect of a restricted stock award, as applicable, multiplied by

•	the number of shares of Impark common stock subject to such option or restricted stock award.

•	each outstanding share of common stock of Merger Sub will be converted into one share of common stock of Impark, as the surviving corporation and a wholly owned subsidiary of Parking Management.

•	each preferred stock purchase right issued by Impark will expire.

Voting Rights; Quorum; Vote Required for Approval

     Shareholders of record at the close of business on March 22, 2004, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were 1,124 holders of record of Impark common stock and 1,847,457 shares of Impark common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities of Impark.

     Shareholders may vote at the special meeting either in person or by proxy. However, if your shares are held for you by a bank, broker or other so-called “nominee” holder:

•	you must instruct your bank, broker or other nominee to vote your shares by following the procedures specified by the nominee for voting; or

•	if you want to vote in person at the meeting, you must request a proxy card in your name from your bank, broker or other nominee.

     The presence in person or by proxy of the holders of a majority in voting power of the common stock outstanding on the record date is necessary to constitute a quorum at the special meeting. If there is no quorum, business cannot be conducted at the special meeting and the proposal to approve and adopt the merger agreement cannot be voted on. Abstentions and so-called “broker non-votes” will be counted for the purpose of establishing a quorum at the special meeting.

     Under Delaware law, the merger agreement must be approved and adopted by the holders of a majority of the outstanding shares of Impark common stock entitled to vote. Abstentions and broker non-votes therefore effectively will be votes against the approval and adoption of the merger agreement. Because a broker, bank or other nominee cannot vote without instructions, your failure to give instructions has the same effect as a vote against the merger.

     Certain directors, executive officers and shareholders of Impark, who collectively have voting control over approximately 36% of the outstanding shares of Impark, have entered into voting agreements with Parking Management, pursuant to which they have agreed to vote their shares of common stock in favor of adoption of the merger agreement and against any alternative transaction. Impark’s remaining directors and executive officers own approximately 1% of Impark’s common stock and to our knowledge intend to vote their shares in favor of the merger. Accordingly, the affirmative vote of approximately an additional 13% of our outstanding shares will be sufficient to approve the merger.

Voting and Revocation of Proxies

     All shares of Impark common stock represented by properly executed proxies received by Impark and not revoked prior to or at the special meeting will be voted in accordance with the instructions marked on the proxies. If no instructions are given, the proxy will be voted FOR the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, including the merger.

     A shareholder may revoke a proxy:

•	by delivering to Impark’s corporate secretary (at 601 West Cordova Street, Suite 300, Vancouver, British Columbia, Canada V6B 1G1) a later-dated signed proxy card or a written revocation prior to the vote at the special meeting; or

•	by attending the special meeting and voting in person; or

•	if a shareholder has instructed a bank, broker or other nominee holder to vote his or her shares, by following the procedures to change a vote specified by the nominee holder.

     Attending the special meeting in person will not alone revoke a proxy. You must take one of the actions specified above to validly revoke a proxy. Attempting to revoke a proxy after the vote is taken at the special meeting will not have any effect.

     The board of directors is not currently aware of any business to be brought before the special meeting other than the proposal to approve and adopt the merger agreement and the transactions contemplated thereby. However, if other matters are properly presented, the persons named as proxies in the proxy card will have the discretionary authority to vote in accordance with their judgment on any such matters.

Appraisal Rights

     If you wish to exercise appraisal rights, you must not vote in favor of the adoption of the merger agreement and must not return a signed but not voted proxy card, and you must follow specific procedures as more fully described in “Appraisal Rights” on Page 30 and Appendix B to this proxy statement. You must precisely follow these specific procedures to exercise your appraisal rights, or you may lose your appraisal rights.

Proxy Solicitation

     Proxies may be solicited by directors, officers and employees of Impark in person, by mail, telephone or telegraph, over the internet or by facsimile. Directors, officers and employees of Impark will not be specifically compensated for their services. Impark anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of the common stock and that such persons will be reimbursed by Impark for the expenses incurred in doing so.

Structure of the Merger

     The proposed acquisition of Impark has been structured as a merger of Merger Sub with and into Impark, with Impark surviving as a wholly owned subsidiary of Parking Management. The transaction was structured as a cash merger to provide the shareholders of Impark with a cash payment for all of the shares they hold and to provide a prompt and orderly transfer of ownership of Impark to Parking Management with reduced transaction costs.

Effective Time of the Merger

     The merger will become effective at the time that the certificate of merger is filed with the Secretary of State of the State of Delaware or at such other time as may be agreed by Impark, Parking Management and Merger Sub. Assuming the shareholders vote to approve and adopt the merger agreement and all other conditions to the merger are satisfied or, to the extent permitted, waived, Impark expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration

     Prior to the effective time of the merger, Merger Sub will designate an exchange agent for the merger and at the effective time of the merger such exchange agent will receive the cash necessary to pay the merger consideration to the shareholders of Impark. The consideration for each share will be paid without interest but after deduction for any applicable withholding taxes. The exchange agent will use these funds solely to pay the merger consideration to those shareholders entitled to receive such payment. The exchange agent will deliver the merger consideration according to the procedures summarized below.

Amount of Merger Consideration; Potential Downward Adjustment

     The consideration to be paid in the merger is $26.00 per outstanding share of Impark common stock. However, in the event that the aggregate amount of fees and expenses paid or incurred by Impark or any of its subsidiaries at any time from December 1, 2003 through the closing date of the merger relating to the transactions contemplated by the merger agreement or relating to any other sale or restructuring of Impark exceed $1.55 million, the merger consideration will be reduced by the amount of such excess, calculated on a per share basis. Among the fees and expenses to be counted toward the $1.55 million threshold are investment banking fees (including any success or closing fee payable to The Blackstone Group, L.P. in connection with the transactions contemplated by the merger agreement), legal and accounting fees and expenses, but excluding any fees and expenses paid or payable to KPMG LLP, Impark’s independent auditors, for services rendered at the request of Parking Management or Merger Sub and excluding postage, proxy solicitation and printing fees of up to $15,000 in the aggregate.

     As of March 10, 2004, Impark estimates that the aggregate amount of fees and expenses it has paid or incurred since December 1, 2003 that count toward the $1.55 million threshold is $1,150,000. Impark estimates that it will incur an additional $379,030 of fees and expense that will count toward the $1.55 million threshold, for a total of $1,529,030. A breakdown of such estimated fees and expenses, including those fees and expenses that Impark has already paid or incurred, is set forth below:

Securities and Exchange Commission filing fee	$4,030
Advisory fees and expenses	$850,000
Legal fees and expenses	$590,000
Accounting fees and expenses	$55,000
Printing and mailing costs	$30,000

Total	$1,529,030

     Because Impark’s fees and expenses related to the merger will change on a daily basis and may exceed the $1.55 million threshold, thereby triggering a downward adjustment, on any given day, Impark has established a toll-free telephone number you can call beginning 10 days prior to the special meeting to find out the amount of merger consideration that would be paid in the merger for each share of Impark common stock had the merger occurred on the day immediately prior to the date on which the telephone number is called. The number is 1-888-331-7122. The recorded message on this telephone number will be updated each day until the day of the special meeting. WE ENCOURAGE IMPARK SHAREHOLDERS TO CALL THIS TELEPHONE NUMBER. Please be aware, however, that the estimated amount of merger consideration that would be paid in the merger for each share of Impark common stock, as provided in this recorded message, may be different than the amount of merger consideration actually paid.

     In addition, Gotham Partners has agreed that to the extent post-November 30, 2003 transaction costs are less than $1.55 million, any savings otherwise payable to Gotham Partners’ investment banker will be paid directly to the exchange agent for distribution to Impark’s shareholders on a pro rata basis. As the total post-November 30, 2003 transaction costs will not be determined until the day the merger is completed, which we believe will occur shortly after the special meeting, there can be no assurance that such arrangement will result in an increase in the merger consideration paid to you.

     Surrender of Stock Certificates. As soon as practicable after the merger, the exchange agent will mail to all shareholders of record as of the effective time of the merger a letter of transmittal and instructions advising shareholders how to surrender their stock certificates in exchange for the merger consideration. Upon surrender of your stock certificate(s), together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the exchange agent will pay you the merger consideration. The consideration for each share will be paid after deduction for any applicable withholding taxes. No interest will accrue or be paid on the merger consideration regardless of any delay in payment.

     If your stock certificates have been lost, mutilated or destroyed, you may deliver to the exchange agent an affidavit and, if required by the surviving corporation, a reasonable indemnity bond instead of your stock certificates.

     If you want any part of the merger consideration to be paid to someone else, your stock certificates must be properly endorsed, or otherwise in proper form for transfer, and you must pay to the exchange agent any transfer or other taxes relating to the transfer or establish to the satisfaction of Impark or the exchange agent that the taxes have been paid or are not required to be paid.

     Please do not forward your stock certificates to the exchange agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy card.

     Unless you have properly perfected appraisal rights, at and after the merger, you will cease to have any rights as a shareholder of Impark, except for the right to surrender your stock certificates, according to the procedures described in this section, in exchange for the merger consideration. At the effective time of the merger, Impark’s stock ledger with respect to shares of Impark common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

     Beginning 12 months after the effective time of the merger, the surviving corporation may cause the exchange agent to deliver to the surviving corporation all cash that has not yet been distributed in payment of the merger consideration, plus any accrued interest, and the exchange agent’s duties will terminate. Thereafter, shareholders may surrender stock certificates directly to the surviving corporation and receive the merger consideration without interest, less any applicable withholding taxes. However, shareholders will in no event have any greater rights against the surviving corporation than those of general creditors of the surviving corporation under applicable law, and none of Parking Management, Merger Sub or Impark as the surviving corporation will be liable to any person for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

     Treatment of Stock Options. Prior to the effective time of the merger, each outstanding option to purchase Impark common stock granted under Impark’s option plan will become fully vested and exercisable. Each stock option outstanding at the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the per share exercise price of the option multiplied by the number of shares of common stock subject to the option, net of any applicable withholding taxes. The cash payment will be made as soon as practicable after the merger.

     Treatment of Restricted Stock. Prior to the effective time of the merger, each award of restricted stock granted under Impark’s stock incentive plan will become fully vested and exercisable and any restriction imposed pursuant to such awards shall lapse. Each restricted stock award outstanding at the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the unpaid amount of any exercise or other consideration payable to Impark multiplied by the number of shares of common stock subject to the award, net of any applicable withholding taxes. The cash payment will be made upon or as soon as practicable after the merger.

Merger Financing

     The estimated total amount of funds necessary to consummate the merger and the related transactions will be approximately $59.7 million consisting of (i) approximately $50.0 million to fund the payment of the merger consideration and payments in respect of the cancellation of outstanding stock options and restricted stock awards, (ii) approximately $5.7 million to repay certain existing indebtedness of Impark and (iii) approximately $4.0 million to pay transaction fees and expenses (which includes pre-December 1, 2003 transaction costs).

     It is anticipated that these funds will be obtained from equity and debt financings as described below, together with available cash of Impark of not less than $10.0 million.

     Equity Financing. Pursuant to an equity commitment letter dated January 12, 2004, addressed to The Gates Group, LLC from Parking Management Fund, LP, an equity commitment letter dated January 12, 2004, addressed to The Gates Group, LLC from CapitalWorks, LLC and Short Vincent Partners, LP and an equity commitment letter dated January 9, 2004, addressed to The Gates Group, LLC from Prudential Capital Partners, L.P. (collectively, the “Equity Commitment Letters”), Parking Holdings, Inc., the direct parent of Parking Management, has received equity commitments from: (i) Parking Management Fund, LP, pursuant to which Parking Management Fund, LP has committed to provide to Parking Holdings, Inc. $6.0 million in equity financing (although Parking Management Fund, LP has indicated that it may increase such commitment to $8.0 million), (ii) CapitalWorks, LLC and Short Vincent Partners LP, pursuant to which Short Vincent Partners LP has committed to provide to Parking Holdings, Inc. $4.0 million in equity financing, and (iii) Prudential Capital Partners, L.P., pursuant to which Prudential Capital Partners, L.P., its affiliates and/or any fund managed by the foregoing (“PCP”) has committed to provide to Parking Holdings, Inc. $6.0 million in equity financing (of which $3 million is expected to be used). The commitments of Parking Management Fund, LP, Short Vincent Partners, LP and PCP are subject to satisfaction or waiver of certain conditions, including among others the following conditions:

•	the execution of a merger agreement in form and substance satisfactory to each investor (PCP has acknowledged that this condition has been satisfied);

•	the execution and delivery of documentation relating to such investments satisfactory to each investor and its counsel;

•	the information material to each investor’s investment being complete and accurate in all material respects;

•	the absence of any material adverse change in the condition (financial or otherwise), operations or prospects of Impark, taken as a whole, since November 30, 2003; and

•	the establishment of a letter of credit facility on terms and conditions acceptable to PCP.

Debt Financing

     The Gates Group, LLC has received (i) a commitment letter dated January 9, 2004 from The Prudential Insurance Company of America and (ii) a commitment letter dated January 9, 2004 from Prudential Capital Partners, L.P. (the “Debt Commitment Letters”), pursuant to which The Prudential Insurance Company of America, itself or through one or more of its subsidiaries, or on behalf of one or more of its (or its affiliates) managed accounts or investment funds (“Prudential”) has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide Impark with a $25.0 million senior secured credit facility, including a five-year $10.0 million term loan and a five-year $15.0 million revolving credit facility, and pursuant to which PCP has committed, subject to certain specified conditions discussed below, to enter into definitive agreements to provide Parking Management with $12.5 million from the issuance of senior subordinated notes. The proceeds of the debt financings will be used to pay part of the cash consideration in the merger, to pay related fees and expenses, to refinance certain existing indebtedness of Impark, and to provide for a portion of the ongoing working capital needs of the surviving corporation and its subsidiaries.

     The senior secured credit facility will bear interest at LIBOR plus a margin of 4% for the revolving loans and 4.5% for the term loans. The senior secured credit facility is expected to be secured by the assets of Impark and the direct and indirect domestic subsidiaries of Impark, including stock pledges of 100.0% of the stock of Impark’s direct and indirect domestic subsidiaries and stock pledges of 65.0% of Impark’s Canadian subsidiaries. The senior secured credit facility is expected to be secured by a first lien on the stock of Impark owned by Parking Management.

     The senior subordinated notes issued by Parking Management will bear interest at 13% per annum and will be secured by a second lien on the stock of Impark owned by Parking Management. In connection with the issuance of senior subordinated notes, PCP will receive warrants to purchase 15% of the fully-diluted common equity of Parking Management.

     Conditions to Debt Financing. The commitments of Prudential and PCP to provide the above-described debt financing arrangements and facilities is subject to satisfaction or waiver of various conditions, including among others:

•	the execution and delivery of definitive loan documentation reasonably satisfactory to Prudential and PCP and its counsel;

•	the execution of a merger agreement in form and substance satisfactory to Prudential and PCP (Prudential and PCP have acknowledged that this condition has been satisfied);

•	the information material to Prudential’s and PCP’s investment being complete and accurate in all material respects;

•	the absence of any material adverse change in the condition (financial or otherwise), operations or prospects of Impark and its subsidiaries, taken as a whole, since November 30, 2003;

•	the establishment of a letter of credit facility (“Letter of Credit Facility”) on terms and conditions acceptable to PCP and Prudential;

•	with respect to Prudential’s commitment, the execution of an intercreditor agreement on terms and conditions acceptable to Prudential, with the financial institution issuing a letter of credit concerning the collateral securing the Letter of Credit Facility;

•	with respect to Prudential’s commitment, the execution of a subordination agreement, on terms and conditions acceptable to Prudential, with St. Paul Guarantee Insurance Company (“St. Paul”) concerning the junior lien securing St. Paul’s performance bond facility; and

•	the consummation of the equity financing in an amount not less than $15.0 million on terms and conditions acceptable to Prudential.

     Because the only consideration in the merger is cash and the Acquiring Parties are seeking financing to consummate the merger, Impark does not believe that the financial condition of Parking Management or Merger Sub is material to a shareholder’s decision whether to vote to approve the merger.

     Alternative Financing. The merger agreement does not contain a financing condition. The debt and equity commitments described above remain in full force and effect and have not been modified or amended in any respect. However, Prudential and PCP have expressed to Parking Management a willingness to provide alternative equity or debt financing, in an amount equal to or greater than the commitments reflected in their respective commitment letters, if requested by Parking Management provided Parking Management, PCP and Prudential are able to agree upon the terms of any such alternative financing. In the event that the equity and debt financings as described above are not available, each of Parking Management and Merger Sub has agreed pursuant to the merger agreement to use its best efforts to obtain alternative equity and debt financing at least equal to the amount described above, in each case, on terms and conditions substantially comparable to those described above.

     Impark, as the surviving corporation following the merger, anticipates that obligations under the senior secured credit facility and senior subordinated notes will be repaid from a variety of sources, including, without limitation, funds generated by the operations of Impark. The source and allocation of various methods of repayment of the senior secured credit facility and the senior subordinated notes will be determined, and may be modified from time to time, based on market conditions and such other factors as may be deemed appropriate by Impark.

Conduct of the Business of Impark if the Merger is Not Completed

     If the merger is not completed, the board of directors expects to continue to operate Impark’s business substantially as presently operated. The board of directors would reassess the strategic alternatives available to Impark to enhance shareholder value, including the possibility of a sale of Impark and alternatives that would keep Impark independent and publicly owned. In determining which strategic alternative is in the best interests of Impark and its shareholders, the board of directors would consider, among other things, Impark’s obligation to pay a termination fee and expense reimbursement to Parking Management in connection with acquisition proposals. See “THE MERGER AGREEMENT — Expenses and Termination Fee”.

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

     In considering the recommendations of the board of directors, you should be aware that certain of Impark’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Impark shareholders generally. The Special Committee and the board of directors were aware of these potential or actual conflicts of interest and considered them along with other matters when they determined to recommend the merger. See “THE MERGER — Background of the Merger and Special Committee Proceedings”.

     Indemnification and Insurance. Impark’s articles of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. Impark also maintains directors’ and officers’ liability insurance for the benefit of such persons. In the merger agreement, Impark, as the surviving entity in the merger, has agreed to maintain or obtain, for a period of six years, officers’ and directors’ liability insurance covering the parties who currently or at the effective time of the merger are covered by Impark’s officers’ and directors’ liability insurance policies on terms not less favorable than those in effect on the date of the merger agreement in terms of coverage and amounts, subject to the limitations stated in the merger agreement and to continue in effect, for a period of six years, the indemnification provisions contained in Impark’s articles of incorporation and bylaws, in effect on the date of the merger agreement. See “THE MERGER AGREEMENT — Directors’ and Officers’ Indemnification and Insurance”.

     Acceleration of Stock Options. The merger agreement provides that prior to the effective time of the merger, Impark will take all actions necessary so that each outstanding option granted under Impark’s option plan will become fully vested and exercisable. Management employees hold options to purchase Impark common stock, many of which have exercise prices below $26.00 per share and will be accelerated by the merger. As a result of the merger, options to purchase up to 207,152 shares of Impark common stock held by Impark’s executive officers (10,804 of which are presently unvested) may be cashed out. In the aggregate, Impark executive officers may receive an aggregate payment of up to $1,520,382 as a result of their options being cashed out in the merger. In settlement of all outstanding stock options held by the following executive officers of Impark, such executive officers will receive approximately the following amounts:

	Total	Cash
Name	Options	Proceeds (1)
Charles E. Huntzinger (also a director)	95,625	$706,669
Daniel P. Friedman (also a director)	53,125	$392,594
David Schonberger	26,652	$196,958
Bryan L. Wallner	21,250	$157,038
J. Bruce Newsome	7,500	$67,124
William J. Gottlin	3,000	$0

Totals	207,152	$1,520,382

(1)	The exercise price of each option increases by 10% per annum, calculated on a monthly basis, pursuant to the terms of Impark’s 2000 Stock Incentive Plan. The value of the options assume the merger is consummated on April 30, 2004.

     Acceleration of Restricted Stock. Prior to the effective time of the merger, each award of restricted stock granted under Impark’s stock incentive plan will become fully vested and exercisable and any restriction imposed pursuant to such awards will lapse. Each restricted stock award outstanding at the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of $26.00 (subject to the same downward adjustment as the common stock) over the unpaid amount of any exercise or other consideration payable to Impark multiplied by the number of shares of common stock subject to the award, net of any applicable withholding taxes. As a result of the merger, restricted stock awards representing 3,333 shares of Impark common stock held by Mr. Huntzinger may be cashed out. In settlement of all outstanding restricted stock awards held by Mr. Huntzinger, he will receive approximately $86,658.

     Severance Benefits. Each of Mr. Huntzinger and Mr. Wallner is currently party to an employment agreement with Impark that provides for the payment of change in control compensation if he voluntarily terminates his employment within 12 months following the merger. In such circumstances, Impark must make a severance payment equal to two times the amount of the executive officer’s most recent annual base salary and annual bonus for the year prior to such termination, together with any other amounts that he is owed under any incentive plans or other benefit plans (including severance and bonus plans) in which he is participating. Under the terms of the applicable agreement, the minimum amount that Mr. Huntzinger would receive is $1,000,000 and the minimum amount that Mr. Wallner would receive is $474,000. In addition, Impark would be required to continue to provide such executives and their respective families with fully paid health and dental insurance coverage for a period of two years following such termination.

     Potential Equity Investments in Parking Management or Affiliate. If the merger is completed, certain members of Impark’s management may be afforded the opportunity to purchase up to an aggregate of approximately 3% of the equity of Parking Management or an affiliated company. Any such investment would be upon the same economic terms as other investors in such company, except that management investors may be given the right to sell their shares back to the issuing company for the same price at which they purchased their shares if, during the one year period following their investment, their employment with Impark is terminated. Parking Management is in discussions with senior members of Impark’s management regarding this proposed investment opportunity, and there can be no certainty that any executive officers of Impark will make investments in Parking Management or an affiliated company on such terms.

     Stock Option Grants. If the merger is completed, Parking Management intends to establish a stock option program for management and other key employees of Impark and its affiliates pursuant to the terms of which such employees may be granted options to purchase up to a total of 15% (calculated on a pre-dilution basis) of the equity of Parking Management or an affiliated company. It is anticipated that one-third of such options would be granted at or soon after the effective time of the merger and that the remaining two-thirds of such options would be granted, if at all, contingent upon the satisfaction by Impark of certain performance benchmarks to be established by Parking Management or an affiliate. It is anticipated that one-half of the options granted in connection with the merger would be subject to time-based vesting requirements and that the remaining one-half of such options would be subject to performance-based vesting requirements. It is anticipated that any option grants that are made based on the satisfaction of performance benchmarks will be subject to time-based vesting requirements. The exercise price for any option shall be equal to the fair market value of the equity interest subject to such option at the time of the related option grant. At this time, Parking Management has not determined the precise manner in which option grants will be allocated among members of Impark’s management and other key employees, although it is anticipated that a significant percentage of the option grants will be allocated to current executive officers of Impark.

Intent to Vote

     Certain directors, executive officers and shareholders of Impark, who collectively have voting control over approximately 36% of the outstanding shares of Impark, have entered into voting agreements with Parking Management, pursuant to which they have agreed to vote their shares of common stock in favor of adoption of the merger agreement and against any alternative transaction.

     To Impark’s knowledge, each of Impark’s executive officers and directors (i) intends to vote all shares of Impark common stock he or she owns in favor of approval and adoption of the merger agreement primarily for the reasons that motivated the Special Committee to recommend adoption and approval of the merger agreement and (ii) does not intend to make a recommendation in support of or opposed to the merger. Accordingly, the affirmative vote of approximately an additional 13% of our outstanding shares will be sufficient to approve the merger.

Appraisal Rights

     The following discussion is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law which are attached to this proxy statement as Appendix B. Any shareholders intending to exercise appraisal rights should carefully review Appendix B.

     If the merger is completed, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law within the appropriate time periods will be entitled to have their shares appraised and receive the “fair value” of such shares in cash, as determined by the Delaware Court of Chancery. This payment would be in lieu of the consideration that such shareholders would otherwise be entitled to receive under the merger agreement.

     The following summary of Section 262 explains the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures described in Section 262 precisely could result in the loss of appraisal rights.

     This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A shareholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

     Shareholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be received by Impark before the shareholder vote on the merger agreement. This written demand for appraisal of shares must be separate from a vote against the merger. Shareholders electing to exercise their appraisal rights must not vote “for” the adoption of the merger agreement. Also, because a submitted proxy not marked “against” or “abstain” will be voted “for” the proposal to adopt the merger agreement, such a proxy will result in the waiver of appraisal rights. Any proxy or vote against the adoption of the merger agreement will not constitute a demand for appraisal within the meaning of Section 262. A failure to vote against adoption of the merger agreement will not, by itself, cause forfeiture of appraisal rights.

     A demand for appraisal must be executed by or for the shareholder of record, fully and correctly, as such shareholder’s name appears on their share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, this demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, such as joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record. However, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below in a timely manner to perfect whatever appraisal rights the beneficial owner may have. Any shareholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to Impark, 601 West Cordova Street, Suite 300, Vancouver, British Columbia, Canada V6B 1G1, Attention: Corporate Secretary.

     The written demand for appraisal should specify the shareholder’s name and mailing address, and that the shareholder is thereby demanding appraisal of his, her or its Impark common stock. Within ten days after the effective time of the merger, Impark must provide notice of the effective time of the merger to all of its shareholders who have complied with Section 262 and have not voted for the merger. Within 120 days after the effective time of the merger (but not thereafter), any shareholder who has satisfied the requirements of Section 262 may deliver to Impark a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Impark, as the surviving company in the merger, must mail such written statement to the shareholder within 10 days after the shareholder’s request is received by Impark or within 10 days after the latest date for delivery of a demand for appraisal under Section 262, whichever is later.

     Within 120 days after the effective time of the merger (but not thereafter), either Impark or any shareholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of Impark shares of shareholders entitled to appraisal rights. Impark has no present intention to file such a petition if demand for appraisal is made. Accordingly, shareholders should initiate all necessary action to perfect their appraisal rights within the time periods prescribed in Section 262.

     Upon the filing of any petition by a shareholder in accordance with Section 262, service of a copy of such petition must be made upon Impark, which must, within 20 days after such service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached with Impark. If Impark files a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to Impark and to the shareholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The court must approve the forms of the notices by mail and by publication, and Impark must bear the costs thereof. The Delaware Court of Chancery may require the shareholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any shareholder that fails to comply with such direction.

     If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which shareholders are entitled to appraisal rights and will appraise the shares owned by these shareholders and thereby determine the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

     Shareholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting shareholder, the court may order that all or a portion of the expenses incurred by any dissenting shareholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well.

     Any shareholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to such demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to shareholders of record at a date prior to the effective time of the merger.

     At any time within 60 days after the effective time of the merger, any shareholder will have the right to withdraw his or her demand for appraisal and to accept the terms offered in the merger agreement. After this period, a shareholder may withdraw his or her demand for appraisal and receive payment for his or her shares as provided in the merger agreement only with Impark’s consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, shareholders’ rights to appraisal (if available) will cease. Inasmuch as Impark has no obligation to file such a petition, any shareholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any shareholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just. Failure by any Impark shareholder to comply fully with the procedures described above and set forth in Appendix B to this proxy statement may result in termination of such shareholder’s appraisal rights.

Material U.S. Federal Income Tax Consequences

     The following is a summary of the material United States federal income tax consequences of the merger to United States holders (as defined below) of Impark common stock whose shares are converted into the right to receive cash in the merger. This discussion is for general information only and does not purport to consider all aspects of federal income taxation that might be relevant to Impark shareholders. The discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. The discussion applies only to United States holders of shares of Impark common stock who hold such shares as capital assets and may not apply to shares of common stock acquired pursuant to the exercise of employee stock options or other compensation arrangements (and does not apply to the exchange or cancellation of employee stock options, including the receipt of cash therefor), or to certain types of shareholders who may be subject to special treatment under the Code, such as broker-dealers, insurance companies, banks, other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, persons subject to the alternative minimum tax, persons who hold their shares as a position in a “straddle” or as part of a “hedging” or “conversion” transaction, persons who are deemed to sell their shares under the constructive sale provisions of the Code, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the United States dollar, expatriates and persons other than United States holders. In addition, this discussion does not address any state, local, foreign or other tax consequences of the merger. This discussion may not be applicable to a holder of Impark common stock whose shares are converted into the right to receive cash in the merger but who continues to own an interest in Impark (directly or constructively taking into account shares owned by related persons).

     For purposes of this discussion, a “United States holder” means a holder that is (i) a citizen or resident of the United States, (ii) a corporation, partnership or an entity treated as a corporation or a partnership for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and other trusts considered United States holders for federal income tax purposes. If a partnership holds Impark common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

     We urge each holder of Impark common stock to consult his or her own tax advisor regarding the United States federal income or other tax consequences of the merger to such holder.

     Consequences of the Merger. The receipt of cash by a United States holder in exchange for shares of Impark common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States holder who receives cash in exchange for shares of Impark common stock pursuant to the merger will recognize capital gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares exchanged. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) exchanged. Such gain or loss will be long-term capital gain or loss provided that a holder’s holding period for such shares is more than 12 months at the time of consummation of the merger. Long-term capital gains of non-corporate’ taxpayers generally will be taxed at a rate not to exceed 15.0%. Capital gains recognized by corporate taxpayers will be subject to tax at the regular rates applicable to corporations. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. However, individual taxpayers are allowed to offset a limited amount of capital losses against ordinary income.

     The receipt of cash in exchange for shares of Impark common stock pursuant to the merger may also be a taxable transaction under applicable state, local, foreign and other tax laws.

     Backup Withholding. Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of Impark common stock prior to completion of the merger, (2) provides a certification of foreign status on Form W-8BEN or successor form, or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

     The foregoing does not purport to be a complete analysis of the potential tax considerations relating to the merger and is not tax advice. Therefore, holders of Impark common stock are urged to consult their tax advisors as to the specific tax consequences to them of the merger, including the applicability of federal, state, local, foreign and other tax laws.

Accounting Treatment

     The merger will be accounted for as a purchase by Parking Management of Impark based on Statement of Financial Accounting Standards No. 141. The fair value of the accounting consideration paid has been determined based on the market value of the outstanding shares of Impark on the date of the announcement of the merger. The assets and liabilities of Impark will be recorded at their fair values as of the completion of the merger and the assets and liabilities of Parking Management will remain at their historical carrying amounts. The financial statements of Impark will reflect the historical operations of Impark and the operations of Impark after completion of the merger.

Legal Matters

     None of Impark, Parking Management or Merger Sub is aware of any license or regulatory permit that appears to be material to the business of Impark that might be adversely affected by the merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the merger to occur that is not described in this proxy statement. Should any such approval or other action be required, Parking Management and Merger Sub presently contemplate that such approval or other action will be sought. While Impark does not presently intend to delay the merger pending the outcome of any such matter (unless otherwise described in this proxy statement), there can be no assurance:

•	that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions;

•	that failure to obtain the approval or other action might not result in consequences adverse to Impark’s business; or

•	that there might not be conditions to obtaining a required approval or action, including, without limitation, the divestiture of parts of Impark’s business.

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement and is qualified in its entirety by the merger agreement. The full text of the merger agreement is included in this proxy statement as Appendix A and is incorporated herein by reference. Shareholders are urged to read the entire merger agreement.

The Merger

     The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into Impark. Upon completion of the merger, Merger Sub will cease to exist and Impark will continue as the surviving corporation and a wholly owned subsidiary of Parking Management, under the name “Imperial Parking Corporation”.

Effective Time of the Merger

     The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such other time as agreed upon by the parties and as is specified in the certificate of merger, which time is referred to as the effective time. Impark and Merger Sub have agreed to file the certificate of merger on the second business day following the satisfaction or waiver of the conditions to closing of the merger set forth in the merger agreement (or at such other time as they may jointly designate).

Subsequent Actions

     After the effective time, the officers and directors of the surviving corporation will be authorized to execute and deliver, in the name and on behalf of either Impark or Merger Sub, all deeds, bills of sale, assignments and assurances and to do all things necessary or desirable to vest, perfect or confirm its right, title or interest in the rights, properties or assets of Impark, as the surviving corporation or otherwise to carry out the merger agreement.

Certificate of Incorporation, Bylaws and Directors and Officers of Impark and the Surviving Corporation

     At the effective time of the merger:

•	the certificate of incorporation of Merger Sub, as in effect immediately before the effective time, will become the certificate of incorporation of the surviving corporation;

•	the bylaws of Merger Sub, as in effect immediately before the effective time of the merger, will become the bylaws of the surviving corporation;

•	the directors of Merger Sub immediately before the effective time will be the initial directors of the surviving corporation; and

•	the officers of Impark immediately before the effective time of the merger will remain the officers of the surviving corporation, except as Merger Sub may otherwise notify Impark in writing prior to the effective time.

Conversion of Common Stock

     At the effective time of the merger, each share of Impark common stock outstanding immediately before the effective time of the merger (other than shares held by Impark (except for shares of restricted stock held in escrow by Impark pursuant to the terms of Impark’s stock incentive plan), Parking Management or Merger Sub and any shares as to which the holders have exercised appraisal rights) will be converted automatically into the right to receive $26.00 in cash payable to the holder thereof, subject to downward adjustment as described below, without interest, less any applicable withholding taxes, such amount being referred to herein as the merger consideration. All shares so converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist.

     In the event that the aggregate amount of fees and expenses paid or incurred by Impark or any of its subsidiaries at any time from December 1, 2003 through the closing date of the merger relating to the transactions contemplated by the merger agreement or relating to any other sale or restructuring of Impark, including investment banking fees (including any success or closing fee paid or payable to The Blackstone Group, L.P. in connection with the transactions contemplated by the merger agreement, and legal and accounting fees and expenses, but excluding any fees and expenses paid or payable to KPMG LLP, Impark’s independent auditors, for services rendered at the request of Parking Management or Merger Sub and excluding postage, proxy solicitation and printing fees of up to $15,000 in the aggregate, exceed $1.55 million, the merger consideration shall be reduced by the amount of such excess, calculated on a per share basis.

     At the effective time of the merger each share of Impark common stock owned by Impark (except for shares of restricted stock held in escrow by Impark pursuant to the terms of Impark’s stock incentive plan), Parking Management or Merger Sub will automatically be canceled and extinguished and will cease to exist.

     At the effective time of the merger, each share of common stock of Merger Sub outstanding immediately before the effective time of the merger will be converted into and exchanged for one fully paid and nonassessable share of common stock of the surviving corporation.

Payment for Shares

     Prior to the effective time of the merger, Impark intends to enter into an agreement with an exchange agent to receive the funds necessary for the payment of the merger consideration upon surrender of the certificates representing Impark common stock. The surviving corporation will pay all charges and expenses of the exchange agent. From time to time after the effective time, Parking Management and Merger Sub will deposit with the exchange agent the aggregate merger consideration. Such funds will be invested by the exchange agent as directed by the surviving corporation, subject to restrictions regarding the security of such investments. Any interest or income produced by such investments will be payable as directed by the surviving corporation.

     As soon as practicable after the effective time of the merger, the surviving corporation will cause the exchange agent to mail to each record holder of Impark common stock immediately prior to the effective time of the merger a letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration, net of any applicable withholding taxes. Until properly surrendered to the exchange agent with a properly executed letter of transmittal, each certificate will be deemed to represent only the right to receive the merger consideration relating thereto.

     If payment of the merger consideration is to be made to a person whose name is other than that of the person in whose name the certificate is registered, it will be a condition of payment that (i) the certificate so surrendered be in proper form for transfer, and (ii) the person requesting the payment pay any required transfer or other taxes or establish to the satisfaction of the surviving corporation or the exchange agent that the tax has been paid or is not applicable. If any certificate is lost, stolen or destroyed, upon delivery by the holder of an affidavit in lieu of the certificate and, if required by the surviving corporation, an indemnity bond of a reasonable amount, the exchange agent will pay the merger consideration applicable to such lost, stolen or destroyed certificate. No interest will be paid or accrued on the cash payable upon the surrender of any share certificate.

     Beginning 12 months after the effective time of the merger, the surviving corporation may cause the exchange agent to deliver to the surviving corporation all cash, certificates and other documents in its possession relating to the payment of the merger consideration. Thereafter, any holder of certificates representing shares outstanding before the effective time of the merger will be entitled to look only to the surviving corporation for payment of any merger consideration to which they may be entitled, without interest, subject to any applicable abandoned property, escheat or similar laws. None of the surviving corporation or the exchange agent or any employee, officer, director, agent or affiliate thereof will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

     At the effective time of the merger, the stock transfer books of Impark will be closed and there will not be any further registration of transfers of any shares of capital stock on the records of Impark. If, after the effective time of the merger, certificates for shares are presented to the surviving corporation, they will be canceled and exchanged for the merger consideration.

Treatment of Options

     Immediately prior to the effective time of the merger, each outstanding option to purchase Impark common stock granted under Impark’s stock incentive plan will become fully vested and exercisable. Each stock option outstanding at the effective time of the merger will be canceled and converted into the right to receive an amount in cash equal to the excess, if any, of the merger consideration over the per share exercise price of the option, multiplied by the number of shares of common stock subject to the option, net of any applicable withholding taxes. The cash payment will be made as soon as reasonably practicable after the effective time.

Treatment of Restricted Stock

     Immediately prior to the effective time of the merger, each outstanding award of restricted stock granted under Impark’s stock incentive plan will become fully vested and any restrictions imposed pursuant to such awards will lapse at the effective time. Each award of restricted stock outstanding at the effective time of the merger will be converted into the right to receive an amount in cash equal to the excess, if any, of the merger consideration over the unpaid amount of any exercise price or other consideration payable to Impark with respect thereto, multiplied by the number of shares of common stock subject to the award, net of any applicable withholding taxes. The cash payment will be made as soon as reasonably practicable after the effective time.

Appraisal Rights

     Notwithstanding any provision of the merger agreement to the contrary, any shares of common stock held by a holder who does not vote to approve the merger and complies with all the provisions of Section 262 of the Delaware General Corporation Law concerning the right to dissent from the merger and require payment of fair value will not be converted into the right to receive the merger consideration pursuant to the merger agreement, but the holder will only be entitled to the right to receive such consideration as may be determined to be due to such holder pursuant to the Delaware General Corporation Law. If a holder of shares of common stock who demands appraisal of such shares under the Delaware General Corporation Law withdraws his or her demand or fails to perfect or otherwise loses his or her right of appraisal, his or her shares will be deemed to have been converted as of the effective time of the merger into the right to receive the merger consideration. See “THE MERGER — Appraisal Rights”.

Representations and Warranties

     The merger agreement contains various representations and warranties by Parking Management and Merger Sub to Impark, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence and good standing of Parking Management and Merger Sub;

•	the necessary corporate power and authority of Parking Management and Merger Sub to carry on their business;

•	the capital structure of Merger Sub;

•	the requisite corporate power and authority of Parking Management and Merger Sub to enter into the merger agreement and to complete the merger;

•	the due execution and delivery of the merger agreement by Parking Management and Merger Sub;

•	the validity and binding effect of the merger agreement on Parking Management and Merger Sub;

•	the absence of any conflicts between the merger agreement and the merger on the one hand and the organizational documents, properties, assets and contracts of Parking Management and Merger Sub on the other hand;

•	the absence of the necessity for waivers, consents, approvals or authorizations from government entities in connection with the merger agreement or the merger;

•	the commitment letters from Prudential Capital Partners, L.P., Prudential Insurance Company of America, Parking Management Fund, LP and Short Vincent Partners, LP and the sufficiency thereof, when taken together with Impark’s available cash, to fund the payment of the aggregate merger consideration;

•	the solvency of Parking Management and Merger Sub on the date of the merger agreement and as of the effective time of the merger;

•	the absence of any claim, action, suit, proceeding or investigation against Parking Management or Merger Sub;

•	the inapplicability of the State of Delaware’s takeover statute, contained in Section 203 of the Delaware General Corporation Law;

•	the inapplicability of certain Canadian securities laws;

•	the purpose for which Parking Management and Merger Sub were formed and the limited operations of each of them; and

•	the fees or commissions payable to any broker, finder or investment banker in connection with the transactions contemplated by the merger agreement.

     Some of the representations and warranties listed above will not be considered breached unless the breach of the representation or warranty would have a material adverse effect on the ability of Parking Management or Merger Sub to perform their respective obligations under the merger agreement.

     The merger agreement also contains various representations and warranties made by Impark to Parking Management and Merger Sub, subject to identified exceptions, including representations and warranties relating to:

•	the due organization, valid existence, good standing and capital structure of each of Impark and its subsidiaries;

•	the requisite corporate power and authority of each of Impark and its subsidiaries to carry on its business as currently conducted and to own, lease and operate its assets and properties;

•	the absence of agreements relating to the capital stock of Impark or any of its subsidiaries to which Impark or any of its subsidiaries is a party;

•	Impark’s ownership of equity interests in other entities;

•	the necessary corporate power and authority of Impark to enter into the merger agreement and to complete the merger;

•	the due execution and delivery of the merger agreement by Impark;

•	the validity and binding effect of the merger agreement on Impark;

•	the absence of any conflicts between the merger agreement and the merger, on the one hand, and the organizational documents, properties and assets of Impark, on the other hand;

•	the effect of the merger agreement and merger on the material contracts of Impark and its subsidiaries;

•	the absence of the necessity for waivers, consents, approvals or authorizations from government entities in connection with the merger agreement or the merger;

•	the adequacy and accuracy of the reports filed by Impark with the Securities and Exchange Commission;

•	the preparation and fair presentation of the audited consolidated financial statements of Impark;

•	the absence of material liabilities and obligations, except for those incurred in the ordinary course of business consistent with past practice, since September 30, 2003 that have not been discharged in full;

•	the amount of uncommitted cash reserves and funded debt of Impark and its subsidiaries as of December 18, 2003;

•	the inapplicability of certain Canadian securities laws;

•	the absence of certain changes from September 30, 2003 to January 22, 2004;

•	the absence of any material claim, action, suit, proceeding, investigation, order, judgment, injunction or decree against Impark, its subsidiaries or their respective properties;

•	the material employee benefit plans of Impark and its subsidiaries and the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder;

•	real estate matters regarding the real property owned, leased or managed by Impark and its subsidiaries;

•	intellectual property matters;

•	insurance matters;

•	environmental matters;

•	the validity, binding effect and enforceability of material contracts of Impark and its subsidiaries and the absence of violations, breaches or defaults thereunder;

•	the effect of the transactions contemplated by the merger agreement on material contracts of Impark and its subsidiaries;

•	the amounts payable to certain executives as a result of the transactions contemplated by the merger agreement and/or any subsequent employment termination;

•	compliance with laws and regulations;

•	adequacy of permits, licenses and other authorizations;

•	tax matters;

•	the inapplicability of Impark’s shareholder rights plan to the merger;

•	the inapplicability of anti-takeover statutes or regulations to the merger;

•	the fees or commissions payable to any broker, finder or investment banker in connection with the transactions contemplated by the merger agreement;

•	the receipt of an opinion from the Special Committee’s financial advisor as to the fairness of the merger consideration to the holders of Impark common stock; and

•	employee relations and labor matters.

     Some of the representations and warranties referred to above are not breached unless the breach of the representation or warranty has had or would reasonably be expected to have a material adverse effect on Impark. For purposes of the merger agreement, material adverse effect refers to any change, event or effect that is or would reasonably be expected to (i) be materially adverse to the business, assets, liabilities, results of operations or financial condition of Impark and its subsidiaries, taken as a whole, (ii) materially adversely affect the ability of the surviving corporation to conduct any material portion of its business in the manner in which it is currently conducted by Impark and its subsidiaries or (iii) prevent or materially impair the ability of Impark to consummate the merger or other transactions contemplated by the merger agreement, except for any such change, event or effect constituting, resulting from or arising out of:

•	changes, events or developments in or affecting the parking industry generally;

•	any failure by Impark to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement;

•	changes, events or developments in the financial or securities markets, general business conditions, or the economy in general;

•	any change of law occurring after January 22, 2004;

•	changes in foreign currency rates;

•	any adverse change relating to changes in U.S. generally accepted accounting principles as in effect on January 22, 2004; or

•	the negotiation, announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with, the merger agreement and the transactions contemplated thereby.

     None of the representations and warranties in the merger agreement will survive after the completion of the merger.

Conduct of Business Pending the Merger

     Until the effective time of the merger and unless otherwise contemplated by the merger agreement, subject to identified exceptions, Impark (i) must conduct its business in the ordinary course consistent with past practice, and (ii) has agreed that neither it nor any of its subsidiaries will take any of the following actions:

•	amend their respective articles of incorporation or bylaws or the Impark shareholder rights plan;

•	authorize, issue, grant, sell, pledge or otherwise dispose of any shares of, or any options, warrants or rights of any kind to acquire or sell, any securities of Impark or its subsidiaries, except for (i) the issuance of shares upon the exercise of stock options outstanding as January 22, 2004 in accordance with their present terms, (ii) issuances in accordance with the Impark shareholder rights plan and (iii) transactions by and among Impark and its wholly-owned subsidiaries or between its wholly-owned subsidiaries;

•	split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution in respect of its capital stock;

•	redeem, purchase or otherwise acquire any securities of Impark or its subsidiaries;

•	create, incur or assume any indebtedness in excess of $250,000 in the aggregate, except refinancing of existing obligations on terms that are no less favorable than the existing terms;

•	assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any person;

•	make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other person (other than (v) payments in the nature of “key money” or pre-paid rent to secure a parking-related contract that do not exceed $250,000 in the aggregate, (w) to Impark or a subsidiary of Impark, (x) customary travel, relocation or business advances to employees, (y) such amounts as are contemplated (both as to type and amount of expense) by Impark’s capital budget for 2004 and (z) such other items as do not exceed $250,000 individually or in the aggregate);

•	acquire any portion of the stock or assets of, or merge or consolidate with, any other person;

•	voluntarily incur (other than in the ordinary course consistent with past practice) any liability or obligation in excess of $250,000 individually or in the aggregate;

•	sell, transfer, lease, mortgage, pledge, hypothecate or otherwise dispose of or encumber any assets or properties of Impark and its subsidiaries having an aggregate value in excess of $250,000;

•	increase in any manner the compensation of any of its officers or employees, except for increases in the ordinary course consistent with past practice that do not materially increase Impark’s compensation expense or benefits to such officers or employees;

•	enter into, establish, amend or terminate any employment or consulting agreement or arrangement with, for or in respect of any officer or employee other than pursuant to the terms of agreements in effect on January 22, 2004, except for employment or consulting agreements or arrangements with employees or consultants earning in each case annual compensation of $75,000 or less;

•	enter into, establish, amend or terminate any retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any shareholder, officer, director, or employee other than pursuant to the terms of agreements in effect on January 22, 2004;

•	pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, or settle or compromise any material pending or threatened suits, actions or claims, on terms that result in aggregate payments by Impark of more than $250,000;

•	enter into any lease agreement which (i) has an initial term in excess of 10 years or (ii) requires an initial contribution or other payment in excess of $250,000;

•	propose, adopt, approve or implement any shareholder rights or similar plans that could have the effect of restricting, prohibiting, impeding or otherwise affecting the consummation of the transactions contemplated by the merger agreement, or make a determination that Parking Management, Merger Sub or any of their respective affiliates or associates, directors, officers or employees is an acquiring person under Impark’s shareholder rights plan;

•	waive, release, grant or transfer any rights of material value, or modify in any material respect any existing lease, management agreement or other contract, other than in the ordinary course of business consistent with past practice;

•	enter into any agreement or arrangement prohibiting or restricting it from freely engaging in the parking business in any geographic area;

•	adopt a plan of complete or partial liquidation or adopt resolutions providing for or authorizing any such liquidation or any dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•	change any of its accounting principles or policies except as required by generally accepted accounting principles or as Impark’s independent public accountants have advised Impark is required by generally accepted accounting principles; or

•	agree in writing or otherwise to take any of the actions described above.

Limitation on Soliciting Transactions

     Upon execution of the merger agreement, Impark agreed to immediately terminate, and to instruct the officers, directors, employees, attorneys, accountants, advisors, representatives and agents of Impark and its subsidiaries to immediately terminate, all existing discussions or negotiations with any parties with respect to an acquisition proposal and agreed not to (i) solicit, initiate, knowingly encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an acquisition proposal, (ii) participate in any discussions or negotiations with, or furnish to any person any information or data to, or afford access to any of the properties, books or records of Impark or its subsidiaries to, any person that has made an acquisition proposal or submitted a proposal, inquiry or request in connection with an acquisition proposal, or (iii) enter into any agreement or agreement in principle with any person that has made an acquisition proposal or submitted a proposal, inquiry or request in connection with an acquisition proposal.

     Notwithstanding the foregoing, if at any time prior to the effective time of the merger (i) a person has submitted a written acquisition proposal, (ii) such person has entered into a confidentiality agreement with Impark on terms no less favorable to Impark than the terms of the confidentiality agreement that The Gates Group, LLC entered into with Impark, (iii) such acquisition agreement constitutes a superior proposal, (iv) the board of directors or the Special Committee determines in good faith, after consulting with its outside counsel, that the failure to do so would create a reasonable likelihood of a breach of their duties as directors to Impark shareholders and (iv) prior to disclosing any nonpublic information Impark discloses all such information to Parking Management unless previously provided to Parking Management, Impark may participate in any discussions or negotiations with, or furnish any information or data to, or afford access to any of the properties, books or records of Impark or its subsidiaries to, such person in connection with such acquisition proposal.

     As used in the merger agreement, “acquisition proposal” means any offer or proposal for (other than an offer or proposal on behalf of Parking Management or Merger Sub), whether in writing or otherwise, or any indication of interest in (i) a transaction pursuant to which a third party acquires or would acquire beneficial ownership of more than 20% of the outstanding voting power of Impark or any of its subsidiaries, (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in a third party acquiring 20% or more of the fair market value of the assets of Impark and its subsidiaries (taken as a whole), (iii) any transaction that would result in a third party acquiring 20% or more of the fair market value of the assets of Impark and its subsidiaries (taken as a whole) immediately prior to such transaction or (iv) any combination of the foregoing.

     As used in the merger agreement, “superior proposal” means any acquisition proposal (but changing references to the 20% amounts in the definition thereof to 50%) that is (i) on terms that the board of directors or the Special Committee determine in its good faith judgment (after consultation with its advisors) are more favorable to Impark’s shareholders than the merger with Merger Sub and (ii) made by a third party that has provided Impark with evidence reasonably satisfactory to the board of directors or the Special Committee that such third party has or will have sufficient funds to complete such acquisition proposal.

     In addition, Impark must promptly advise Parking Management of its receipt of any acquisition proposal or any proposal, inquiry or request that it determines could reasonably be expected to lead to an acquisition proposal. Impark must promptly provide Parking Management with the material terms and conditions of any such acquisition proposal, inquiry or request and the identity of the person making the same. Impark must update Parking Management in respect of material changes in the status or content of any discussions or negotiations regarding any acquisition proposal, and must promptly inform Parking Management of any change in any of the price, form of consideration or other material terms of any acquisition proposal. Promptly upon determination by the board of directors or Special Committee that an acquisition proposal constitutes a superior proposal, Impark must send written notice to Parking Management advising it of such determination, specifying in reasonable detail the material terms and conditions of such superior proposal and the identity of the person making such superior proposal.

     Furthermore, except as provided below, the board of directors cannot withdraw or modify its recommendation of the adoption of the merger agreement by Impark’s shareholders or take any action having such effect unless a majority of the board of directors or Special Committee has determined in good faith, after consulting with its outside counsel, that the merger agreement and the merger with Merger Sub are no longer in the best interest of Impark’s shareholders and that the failure to undertake such withdrawal or modification would create a reasonable likelihood of a breach of their duties as directors to Impark’s shareholders. However, the board of directors may only (x) withdraw or modify its approval or recommendation of the merger agreement or the merger or cause Impark to enter into an agreement relating to a superior proposal if Impark has given Parking Management at least 72 hours’ prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement.

     Notwithstanding the foregoing, Impark and the board of directors may take and disclose to the shareholders of Impark a position with respect to an acquisition proposal by a third party to the extent Impark determines such action is required by Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

Preparation of Proxy Statement; Shareholders Meeting

     The merger agreement provides that as promptly as practicable, Impark will call and hold a special meeting of its shareholders to consider and approve the merger and will use its best efforts to hold such special meeting as promptly as practicable after the date on which the Securities and Exchange Commission clears its proxy statement. Impark, Parking Management and Merger Sub are also required to cooperate and prepare and file with the Securities and Exchange Commission, and use their respective commercially reasonable efforts to have cleared by the Securities and Exchange Commission, a proxy statement meeting the applicable requirements of the Exchange Act.

     Impark has agreed that such proxy statement will not, at the time the proxy statement (or any amendment or supplement thereto) is filed with the Securities and Exchange Commission or first sent to shareholders, and at the time of the special meeting or at the effective time of the merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, taken as a whole and in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is made, or will be made, by Impark with respect to information supplied by Parking Management, Merger Sub or any of their respective officers, directors, representatives, agents or employees.

     Each of Parking Management and Merger Sub has agreed that none of the information supplied by Parking Management or Merger Sub, or any of their respective officers, directors, representatives, agents or employees, for inclusion in the proxy statement, or in any amendments thereof or supplements thereto, at the time the proxy statement (or any amendment or supplement thereto) is filed with the Securities and Exchange Commission or first sent to shareholders, and at the time of the special meeting or at the effective time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Access to Information; Confidentiality; Notification

     Prior to the effective time of the merger, Impark has agreed to afford and to use commercially reasonable efforts to cause its subsidiaries to afford to Parking Management and its accountants, counsel, financial advisors and other representatives, during normal business hours and upon reasonable notice, access to all of their respective properties, books, contracts, commitment and records and to furnish such information concerning its businesses, properties and personnel as Parking Management reasonably requests; provided, however, such access does not unreasonably disrupt Impark’s or its subsidiaries’ respective operations and must be conducted in accordance with the procedures established by Impark All nonpublic information provided to, or obtained by, Parking Management or Merger Sub in connection with the transactions contemplated by the merger agreement is subject to the terms of a confidentiality agreement previously entered into by Impark and The Gates Group, LLC.

     Impark is not required to provide any information which it reasonably believes it may not provide to Parking Management by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which Impark or any of its subsidiaries is required to keep confidential by reason of contract, agreement or other obligation to third parties.

     If any party to the merger agreement discovers any breach of any representation or warranty contained in the merger agreement or any circumstance or condition that upon the effective time of the merger would constitute such a breach, such party covenants that it will promptly so inform the other parties.

Public Announcements

     The parties have agreed to consult with one another regarding, and provide one another a meaningful opportunity to review and comment upon, any press releases, public communications or filings regarding the merger.

Approvals and Consents; Reasonable Best Efforts; Cooperation

     Parking Management, Merger Sub and Impark have agreed to promptly apply for and use their reasonable best efforts to obtain all consents, approvals, authorizations and clearances of any government entity and third party necessary to complete the merger. The parties also have agreed to provide any information and communications requested by governmental entities and to assist and cooperate with one another to obtain any reasonably necessary permits or clearances of governmental entities and to prepare any document or other information reasonably required by such governmental entities.

     Parking Management, Merger Sub and Impark have agreed to use their reasonable best efforts and to do all things necessary, proper or advisable under applicable laws, regulations or otherwise to consummate the merger as promptly as practicable, including:

•	filing as soon as practicable a Notification and Report Form under the Hart-Scott-Rodino Act and any other form or report required by any other governmental entity relating to antitrust, competition, or trade regulation matters;

•	promptly applying for, diligently pursuing through to completion and using reasonable best efforts to obtain all consents, approvals, authorizations, permits and clearances of any governmental entities and third parties required to consummate the merger;

•	providing information and communications to governmental entities as they may reasonably request;

•	effecting all necessary registrations, filings and submissions and using reasonable best efforts to have lifted any injunction, order or decree of a court or other governmental entity or other legal bar to consummation of the merger, including through all possible appeals;

•	executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the merger and fully carry out the purposes of the merger agreement;

•	assisting and cooperating with each other to obtain all permits and clearances of governmental entities that are necessary, and preparing any document or other information reasonably required to consummate the merger; and

•	not taking any action that would reasonably be expected to materially adversely affect or materially, delay the consummation of the merger.

In addition, each of the parties has agreed to:

•	respond as promptly as practicable to any reasonable inquiries or requests received from any governmental entity for additional information or documentation;

•	promptly notify the other parties of any written communication from any governmental entity and, subject to applicable law, permit the other parties to review in advance any proposed written communication to any governmental authority (and consider in good faith the views of the other parties in connection therewith); and

•	furnish the other parties with copies of all material correspondence, filings, and communications between them and any governmental entity with respect to the merger agreement and the merger.

     However, no party is obligated to disclose to another party any information or documentation that would constitute, in the reasonable belief of the disclosing party, competitively sensitive confidential information or documentation.

     With respect to the Hart-Scott-Rodino Act or any relevant foreign antitrust authority, Parking Management and Merger Sub will divest and/or agree to divest assets to an entity or entities satisfactory to the relevant governmental entity, in order to permit the consummation of the merger at its own expense, and with no reduction in the aggregate merger consideration payable for the shares of Impark common stock. Each party has agreed to pay any filing fees required to be paid by it in connection with the Hart-Scott-Rodino Act and any relevant foreign antitrust authority.

Directors’ and Officers’ Indemnification and Insurance

     The surviving corporation (or Impark if the merger does not occur) is required, for a period of six years following the effective time of the merger, to the fullest extent permitted under applicable law, to indemnify and hold harmless, each director, officer, employee, fiduciary and agent of Impark or any of its subsidiaries (collectively, the “indemnified parties”) on the date of the merger agreement or at the effective time of the merger from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any action arising out of or pertaining to the transactions contemplated by the merger agreement and in the event of any such action (whether arising before or after the effective time of the merger) (i) Impark or the surviving corporation will pay the reasonable fees and expenses of one counsel selected by the indemnified parties, which counsel must be reasonably satisfactory to Impark or the surviving corporation, and, (ii) Impark and the surviving corporation will cooperate in the defense of any such matter; provided, however, that neither Impark nor the surviving corporation will be liable for any settlement effected without its prior written consent (which consent may not be unreasonably withheld or delayed).

     For a period of six years following the effective time of the merger, Impark, as the surviving corporation, is required to maintain officers’ and directors’ liability insurance covering the indemnified parties on terms not less favorable than Impark’s insurance existing on January 22, 2004, in terms of coverage and amount. However, if the annual premiums for such insurance exceed 300% of Impark’s annual premium as of January 22, 2004, then the surviving corporation is only required to provide the maximum coverage then available at an annual premium equal to 300% of Impark’s annual premium as of January 22, 2004. The surviving corporation is also required to continue in effect the indemnification provisions provided by the certificate of incorporation and the bylaws of Merger Sub as of January 22, 2004 for at least six years following the effective time of the merger.

     The indemnification obligations set forth in the merger agreement survive consummation of the merger and are intended to be for the benefit of and to grant third party rights to the indemnified parties. If the surviving corporation or any of its successors or assigns (i) consolidates with or merges into any other entity and is not the continuing or surviving entity or (ii) transfers all or substantially all of its properties and assets to another entity, then proper provision must be made so that the successors and assigns of the surviving corporation assume the indemnification obligations set forth in the merger agreement.

     Following the effective time of the merger, Parking Management and the surviving corporation have jointly and severally agreed to pay all reasonable expenses, including reasonable attorney fees, that may be incurred by the indemnified parties in enforcing the indemnity obligations set forth in the merger agreement.

Employee Benefits Matters

     Following the effective time of the merger, Parking Management and its affiliates have agreed to be solely responsible for, and will honor and satisfy all liabilities with respect to, Impark’s benefit plans pursuant to the terms of such plans and applicable law. Until the first anniversary of the effective time of the merger, Parking Management and its affiliates have agreed to provide the employees of the surviving corporation and their dependents with an employee benefit program providing welfare and pension benefits that, considered as a whole, are substantially comparable to the welfare and pension benefits provided to such persons immediately prior to the effective time of the merger under the applicable terms of Impark’s benefit plans. Subject to the foregoing, Parking Management and its affiliates may amend or terminate any of Impark’s benefit plans after the effective time of the merger, subject to their terms and applicable law.

     Notwithstanding the foregoing, the surviving corporation and its subsidiaries are not required to provide any benefits currently governed by a collective bargaining agreement, except pursuant to the specific terms of such collective bargaining agreement.

Financing

     In the event that at any time funds are not or have not been made available pursuant to the financing letters from Prudential Capital Partners, L.P., The Prudential Insurance Company of America, Parking Management Fund, LP and Short Vincent Partners, LP so as to enable Parking Management to proceed with the merger in a timely manner, each of Parking Management and Merger Sub are obligated to use its (i) best efforts to obtain alternative funding in an amount equal to the amount to be provided pursuant to the financing letters on terms and conditions substantially comparable to those provided in such financing letters, or otherwise on terms reasonably acceptable to Parking Management and Merger Sub and (ii) reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by the merger agreement.

     Parking Management, Merger Sub and their respective affiliates have agreed to promptly disclose to the Special Committee, any amendment, modification, termination or cancellation of the commitment letters or any information that becomes known to Parking Management, Merger Sub or any of their respective affiliates that makes it unlikely that financing will be obtained on the terms set forth in the commitment letters. None of Parking Management, Merger Sub or any of their respective affiliates will knowingly attempt, directly or indirectly, to induce or encourage the lenders or any other applicable entity not to fund any of the financing provided for in the commitment letters.

Conditions to Completing the Merger

     Conditions to Each Party’s Obligation. The obligations of Impark, Parking Management and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following conditions, on or prior to the effective time of the merger:

•	the merger agreement must have been approved by the requisite vote of the shareholders of Impark;

•	any applicable waiting periods under the Hart-Scott-Rodino Act must have expired or been terminated, the requirements of any relevant foreign antitrust authority must have been satisfied and all consents, approvals and actions of, filings with, and notices to all governmental entities required of Parking Management or Impark or any of their respective subsidiaries in connection with the merger must have been obtained, except for those that do not have a material adverse effect on Parking Management or Impark if not obtained; and

•	no governmental order or law can be in effect that restrains, enjoins or otherwise prohibits the merger and no governmental entity can have instituted a proceeding that continues to be pending seeking any such order.

     Conditions to Impark’s Obligation. The obligation of Impark to complete the merger is subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	Parking Management and Merger Sub must have performed and complied in all material respects with all agreements required to be performed and complied with by them prior to or at the closing of the merger under the merger agreement; and

•	the representations and warranties of Parking Management and Merger Sub set forth in the merger agreement must be true and correct in all material respects as of the closing date of the merger, provided that any representation and warranty that addresses matters only as of a specified date need only be true and correct as of that date.

     Conditions to Parking Management’s and Merger Sub’s Obligations. The obligations of Parking Management and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions on or prior to the effective time of the merger:

•	Impark must have performed and complied with, in all material respects, all agreements required to be performed or complied with by it prior to or at the closing of the merger under the merger agreement;

•	Impark’s representations and warranties set forth in the merger agreement must be true and correct in all respects as of the closing date of the merger (provided that any representation and warranty that addresses matters only as of a specified date need only be true and correct as of that date), except as would not have a material adverse effect on Impark;

Termination

     Impark and Parking Management may agree by mutual written consent to terminate the merger agreement at any time before the effective time of the merger.

     In addition, Impark and Parking Management may terminate the merger agreement before the effective time of the merger if:

•	a court or other governmental entity has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement and such order or action is final and non-appealable;

•	Impark’s shareholders do not approve the merger by the requisite vote; or

•	the merger is not completed by July 31, 2004 for any reason, provided that this right to terminate is not available to any party whose action or failure to act is a principal cause of or has resulted in the failure of the merger to occur on or before such date.

     Impark may terminate the merger agreement, if (i) (a) any of the representations and warranties of Parking Management and Merger Sub contained in the merger agreement fail to be true and correct such that the condition to the obligation of Impark to consummate the merger relating to the representations and warranties of Parking Management and Merger Sub would not be satisfied, (b) Parking Management and Merger Sub were required to use their best efforts to find alternative funding as a result of their covenant to do the same upon learning that funds are not or have not been made available pursuant to the financing letters and such alternative funding has not been found on terms reasonably acceptable to the Special Committee within thirty days of the event giving rise to the need for such alternative funding, (c) within thirty days of the date on which an obligation arose on the part of Parking Management, Merger Sub or any of their respective affiliates to make a disclosure to Impark pursuant to their covenant to do the same upon amending, modifying, terminating or canceling the financing being provided under the financing letters or upon learning that it is unlikely the financing will be obtained substantially on the terms set forth in the financing letters Parking Management and Merger Sub have not provided the Special Committee with assurances reasonably satisfactory to the Special Committee that the financing will be obtained on terms reasonably acceptable to the Special Committee or (d) Parking Management and Merger Sub have breached or failed to comply with any of their respective obligations under the merger agreement such that the condition to the obligation of Impark to consummate the merger relating to such compliance and performance by Parking Management and Merger Sub would not be satisfied, and (ii) such breach or failure described above cannot be cured or, if curable, continues unremedied for a period of 45 days after Parking Management has received written notice from Impark.

     Parking Management may terminate the merger agreement, if (i) (a) any of the representations and warranties of Impark contained in the merger agreement fail to be true and correct such that the condition to the obligation of Parking Management and Merger Sub to consummate the merger relating to the representations and warranties of Impark would not be satisfied, or (b) Impark has breached or failed to comply with any of its obligations under the merger agreement such that the condition to the obligations of Parking Management and Merger Sub to consummate the merger relating to such compliance and performance by Impark would not be satisfied, and (ii) such breach or failure cannot be cured or, if curable, continues unremedied for a period of 45 days after Impark has received written notice from Parking Management.

     Impark or Parking Management may also terminate the merger agreement if Impark’s board of directors or the Special Committee, after complying with their obligations under the non-solicitation section of the merger agreement, (i) withdraws or modifies in a manner adverse to Parking Management and Merger Sub its approval or recommendation of the merger agreement or the merger, (ii) approves or recommends any superior proposal to the shareholders of Impark, or (iii) authorizes Impark to enter into a binding agreement with respect to any superior proposal.

     Subject to limited exceptions set forth in the merger agreement, including the survival of any obligations to pay the termination fee and expenses and any liabilities a party may have for breach of any of its representations, warranties, covenants or agreements, if the merger agreement is terminated, then it will be of no further force or effect and there will be no liability or obligations on the part of Parking Management, Merger Sub or Impark or their respective officers or directors.

Expenses and Termination Fee

     Except for the expense reimbursement and termination fee set forth in the merger agreement or as described elsewhere in this proxy statement, all fees, costs and expenses incurred in connection with the merger agreement and the merger will generally be paid by the party incurring such fees, costs and expenses.

     Impark has agreed to pay Parking Management a termination fee of $2.0 million, if the merger agreement is terminated:

•	by Impark or Parking Management because Impark’s board of directors or Special Committee, after complying with their obligations under the non-solicitation section of the merger agreement, (i) withdrew or modified in a manner adverse to Parking Management and Merger Sub its approval or recommendation of the merger agreement or the merger, (ii) approved or recommended any superior proposal to the shareholders of Impark, or (iii) authorized Impark to enter into a binding agreement with respect to any superior proposal; or

•	(i) by Impark or Parking Management because the shareholders failed to approve the merger or (ii) by Parking Management because Impark breached its covenants or agreements made under the merger agreement and, in either case, prior to such termination, Impark received an acquisition proposal that was made known to its shareholders generally and within 18 months of such termination Impark entered into an agreement with respect to any acquisition proposal for the acquisition of at least 50% of Impark or any such acquisition proposal is consummated within 18 months of such termination.

     Notwithstanding the foregoing, if (i) Impark notifies Parking Management that it has a right to terminate the merger agreement because (a) any of the representations and warranties of Parking Management and Merger Sub contained in the merger agreement fail to be true and correct such that the condition to the obligation of Impark to consummate the merger relating to the representations and warranties of Parking Management and Merger Sub is not satisfied or (b) Parking Management and Merger Sub have breached or failed to comply with any of their respective obligations under the merger agreement such that the condition to the obligation of Impark to consummate the merger relating to such compliance and performance by Parking Management and Merger Sub is not satisfied (without, in either case, giving effect to the 45 day cure period otherwise applicable to such breaches or misrepresentations) and (ii) Parking Management or Merger Sub, as the case may be, fails to cure such actual breach or misrepresentation within 10 days following its receipt of such notice, then Impark will not be required to pay the termination fee.

     Impark has also agreed that in the event Parking Management terminates the merger agreement because (i) (a) any of the representations and warranties of Impark contained in the merger agreement fail to be true and correct such that the condition to the obligation of Parking Management and Merger Sub to consummate the merger relating to the representations and warranties of Impark would not be satisfied, or (b) Impark has breached or failed to comply with any of its respective obligations under the merger agreement such that the condition to the obligations of Parking Management and Merger Sub to consummate the merger relating to such compliance and performance by Impark would not be satisfied, and (ii) such breach or failure cannot be cured or, if curable, continues unremedied for a period of 45 days after Impark has received written notice from Parking Management, Impark will pay or cause to be paid to Parking Management such amount as may be necessary to reimburse Parking Management for up to $750,000 of out-of-pocket expenses incurred by Parking Management or any of its affiliates in connection with the merger agreement and the transactions contemplated thereby. If Impark is required to pay the termination fee in connection with a termination of the merger agreement, the termination fee due and payable will be reduced by an amount equivalent to any amount paid to Parking Management to reimburse such expenses.

Amendment

     The merger agreement may be amended only by written agreement of Parking Management, Merger Sub and Impark (with the consent of the Special Committee) at any time prior to the effective time of the merger. After the merger agreement is approved and adopted by Impark’s shareholders, no amendment may be made that would reduce the amount or change the type of consideration that the shares of Impark common stock will be converted into at the effective time of the merger.

Waiver

     At any time prior to the effective time of the merger, any party to the merger agreement may (with the consent of the Special Committee in the case of Impark), (i) extend the time for the performance of any obligation or other acts required by the merger agreement, (ii) waive any inaccuracy in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement and (iii) waive compliance with any agreement or condition contained in the merger agreement. Any extension or waiver must be in writing.

The failure of any party to assert any of its rights under the merger agreement will not constitute a waiver of those rights.

Assignment

     The merger agreement may not be assigned by any party by operation of law or otherwise.

INFORMATION ABOUT IMPARK

     Impark is a leading provider of parking services in North America. As of December 31, 2003, Impark managed, leased or owned more than 1,680 parking lots in the United States and Canada, containing more than 325,000 parking spaces in aggregate, making us the leading parking provider in Canada and one of the four largest in North America. Impark also provides parking lot patrolling, ticketing and collection services for its own lots and for those operated by other parties.

     Impark operates in part through its subsidiary companies. The address and telephone number of the principal executive offices of Impark are 601 West Cordova Street, Suite 300, Vancouver, British Columbia, Canada V6B 1G1 and (604) 681-7311.

Security Ownership of Management and Certain Beneficial Owners

     Security Ownership of Management. The following table provides information as of March 17, 2004, regarding shares of Impark common stock owned of record or known to Impark to be owned beneficially by each director, executive officer named in the Summary Compensation Table to be included in Impark’s Annual Report on Form 10-K, for the year ended December 31, 2003, and all current directors and executive officers as a group. On March 17, 2004, there were 1,847,457 shares of Impark common stock outstanding. Except as set forth in the footnotes, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person, except to the extent such power may be shared with a spouse.

	Shares Beneficially	Percent
Name	Owned	of Class
Directors:
Charles E. Huntzinger (also an executive officer) (2)	101,776	5.2%
William A. Ackman (3)	568,525	30.8
Daniel P. Friedman (also an executive officer) (4)	58,074	3.1
Talton R. Embry (5)	70,783	3.8
Armand E. Lasky (6)	3,249	*
Beth A. Stewart (7)	1,799	*
Mary Ann Tighe (8)	20,199	1.1
David J. Woods (9)	3,199	*
Named Executive Officers:
J. Bruce Newsome (10)	9,790	*
Bryan L. Wallner (11)	21,550	1.1
William J. Gottlin (12)	3,300	*
All current Directors and executive officers as a group (12 persons) (13)	888,896	43.3%

*	Less than one percent

(1)	Pursuant to the rules of the Securities and Exchange Commission, shares of Impark common stock which a person has the right to acquire within 60 days of the date shown above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Such shares are described below as being subject to presently exercisable stock options.

(2)	Includes 95,625 shares that Mr. Huntzinger has the right to acquire through the exercise of options and includes 3,333 shares in aggregate of restricted stock granted pursuant to the Company’s 2000 Stock Incentive plan, and vesting as to 1,666 shares in each of February 2005 and February 2006.

(3)	Mr. Ackman is the president of Karenina Corporation, a general partner of Section H Partners LP. Section H is the sole general partner of Gotham Partners, L.P. and Gotham Partners III, LP. Accordingly, Mr. Ackman, Karenina Corporation and Section H may be deemed beneficial owners of shares owned by Gotham Partners, L.P. and Gotham Partners III LP. Gotham International Advisors, LLC, a Delaware limited liability company, has the power to vote and dispose of the shares held for the account of Gotham Partners International, Limited, a Cayman exempted company, and accordingly, may be deemed the beneficial owner of such shares. Mr. Ackman is a senior managing member of Gotham Partners International and may be deemed a beneficial owner of shares owned by Gotham Partners International. For purposes of this table, all of such ownership is included. Mr. Ackman’s address is c/o Gotham Partners, L.P., 110 East 42nd Street, New York, NY 10017.

(4)	Includes 53,125 shares that Mr. Friedman has a right to acquire through the exercise of options and includes 2,483 shares in aggregate of restricted stock granted annually to directors of the Company, pursuant to the Company’s 2000 Stock Incentive Plan, and vesting as to 870 shares in June 2002, 755 shares in March 2003 and 858 shares in March 2004.

(5)	Mr. Embry is the chairman of Magten Asset Management Corp. and, accordingly, may be deemed a beneficial owner of 66,025 shares owned by Magten. For purposes of this table, all such ownership is included. Mr. Embry disclaims beneficial ownership of 2,275 shares owned by his wife. The amount shown includes 2,483 shares in aggregate of restricted stock granted annually to directors of the Company, pursuant to the Company’s 2000 Stock Incentive Plan, and vesting as to 870 shares in June 2002, 755 shares in March 2003 and 858 shares in March 2004. Mr. Embry’s address is c/o Magten Asset Management Corp., 410 Park Avenue, New York, NY 10022.

(6)	Includes 2,483 shares in aggregate of restricted stock granted annually to directors of the Company, pursuant to the Company’s 2000 Stock Incentive Plan, and vesting as to 870 shares in June 2000, 755 shares in March 2003 and 858 shares in March 2004.

(7)	Includes 858 shares in aggregate of restricted stock granted annually to directors of the Company, pursuant to the Company’s 2000 Stock Incentive Plan, and vesting as to 858 shares in March 2004.

(8)	Includes 2,483 shares in aggregate of restricted stock granted annually to directors of the Company, pursuant to the Company’s 2000 Stock Incentive Plan, and vesting as to 870 shares in June 2002, 755 shares in March 2003 and 858 shares in March 2004. Ms. Tighe is a limited partner of Gotham L.P. As a limited partner of Gotham L.P., she has no right to vote or dispose of any shares held by Gotham L.P., and therefore does not beneficially own any shares held by Gotham L.P.

(9)	Includes 2,483 shares in aggregate of restricted stock granted annually to directors of the Company, pursuant to the Company’s 2000 Stock Incentive Plan, and vesting as to 870 shares in June 2002, 755 shares in March 2003 and 858 shares in March 2004.

(10)	Includes 7,500 shares that Mr. Newsome has the right to acquire through the exercise of options. Mr. Newsome disclaims beneficial ownership of 420 shares owned by his wife.

(11)	Includes 21,250 shares that Mr. Wallner has the right to acquire through the exercise of options.

(12)	Includes 2,000 shares that Mr. Gottlin has the right to acquire through the exercise of options.

(13)	Includes options by executive officers to purchase 206,152 shares of the Company’s common stock.

     Security Ownership of Certain Beneficial Owners. The following table provides information regarding shares of Impark common stock known to be beneficially owned by persons holding more than five percent of Impark’s outstanding common stock as of March 17, 2004. The percentage is calculated based on 1,847,457 total shares of Impark common stock outstanding as of March 17, 2004.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Gotham Partners, L.P.	568,525	30.8%
Gotham International Advisors, L.L.C.
Gotham Partners III, L.P.
Gotham Holdings Management, L.L.C.
110 East 42nd Street, New York, NY 10017

Snyder Capital Management, L.P. (1)	165,238	8.9%
Snyder Capital Management, Inc.
350 California Street, Suite 1460
San Francisco, CA 94104

Charles E. Huntzinger	101,776	5.2%
c/o Imperial Parking Corporation
601 West Cordova Street, Suite 300
Vancouver, British Columbia
Canada V6B 1G1

(1)	Based on Amendment No. 4 to Schedule 13G filed jointly by such persons with the Securities and Exchange Commission on February 17, 2004.

Forecasted Financial Information

     Impark does not as a matter of course make public forecasts as to future performance or earnings. However, in connection with the discussions concerning the merger, Impark furnished to Blackstone financial forecasts prepared by Impark’s management that Blackstone used in connection with its financial analyses described above under “THE MERGER — Opinion of Financial Advisor to the Special Committee”. These financial forecasts were prepared by management to assist Blackstone in valuing Impark in the context of possible strategic acquisitions.

     Impark did not prepare the financial forecasts that were provided to Blackstone with a view to public disclosure, and they are included in this proxy statement only because this information was used by Blackstone in connection with its role as financial advisor to the Special Committee and its opinion described in “THE MERGER — Opinion of Financial Advisor to the Special Committee”. Impark did not prepare the forecasts that were provided to Blackstone with a view to compliance with published guidelines of the Securities and Exchange Commission or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. KPMG LLP, Impark’s independent public accountant, has neither examined nor compiled the accompanying prospective financial information and, accordingly, they have not provided any services or expressed any opinion or any other form of assurance whatsoever with respect thereto. The KPMG LLP report incorporated by reference in this proxy statement relates solely to Impark’s historical consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003. It does not extend to the projected financial information set forth below and should not be read to do so.

     In general, management’s internal financial forecasts are prepared for internal use and are subjective in many respects and thus susceptible to interpretations and assumptions, all made by management of Impark, with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond the control of Impark. Accordingly, Impark cannot offer any assurance that the assumptions made in preparing the forecasts will prove accurate, and actual results may be materially greater or less than those contained in the forecasts. Therefore, this information should not be relied upon as being necessarily indicative of future results, and you are cautioned not to place undue reliance on the prospective financial information. Except to the extent required under the federal securities laws, Impark does not intend to make publicly available any update or other revisions to the forecasts to reflect circumstances existing after the date of the preparation of the projections. See “CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING INFORMATION” on page 1.

     The projections should be read together with the information contained in the consolidated financial statements of Impark available in its filings with the Securities and Exchange Commission, and the information set forth above and along with the risk factors set forth above.

	Forecasted Statement of Earnings
	2004	2005	2006	2007	2008
	(Stated in Thousands of US Dollars)
Revenue	$107,872	$116,928	$127,277	$139,181	$152,965
		8.4%	8.9%	9.4%	9.9%
Direct Costs	84,312	91,550	99,830	109,373	120,383

Gross Margin	23,560	25,378	27,447	29,808	32,582
		7.7%	8.2%	8.6%	9.3%
General and Administrative	16,433	17,165	17,942	18,765	19,639

		4.5%	4.5%	4.6%	4.7%
EBITDA	7,127	8,213	9,505	11,043	12,943
		15.2%	15.7%	16.2%	17.2%
Depreciation & Amortization	2,187	2,258	2,338	2,419	2,462
Amortization of Goodwill

Operating Earnings	4,940	5,955	7,167	8,624	10,481
Other income(Expense)
Interest Income	292	455	515	592	684
Other Interest Expense	(252)	(249)	(161)	(74)	(16)

Earnings Before Income Taxes	4,980	6,161	7,521	9,142	11,149
Income Taxes
Current (Expense)	(1,908)	(2,464)	(3,008)	(3,657)	(4,460)
Deferred(Expense)	(489)

Net Earnings	$2,583	$3,697	$4,513	$5,485	$6,689

Earnings per Share
Basic	1.42	2.03	2.48	3.01	3.68
Diluted	1.35	1.93	2.36	2.87	3.50

Assumptions

(1)	Canadian: US Dollar Foreign Exchange Rate was assumed as 1.57:1.

(2)	General & Administrative Expenses were assumed to increase annually by: 3.0% and 5% in US Corporate and Public Company

(3)	Assumed an Effective Current Tax Rate of 40% ; capital write offs were assumed equal to accounting depreciation; loss carryforwards assumed expired and utilized in Q2 2003.

     In addition, in December 2003, at the request of Blackstone due to the fact that Impark was behind its original 2003 budget on a year-to-date basis, Impark’s management prepared a “sensitivity case” analysis based on lower margin and growth assumptions. The sensitivity case is set forth below.

Forecasted Statement of Earnings
(Stated in Thousands of US Dollars)

	2004	2005	2006	2007
Revenue	$120,441	$127,256	$136,183	$147,757
	4.4%	5.7%	7.0%	8.5%
Direct Costs	96,575	102,348	109,818	119,398

Gross Margin	23,866	24,908	26,365	28,359
	3.0%	4.4%	5.8%	7.6%
General and Administrative	17,371	17,946	18,647	19,490

	2.7%	3.3%	3.9%	4.5%
EBITDA	6,495	6,962	7,718	8,869
	3.7%	7.2%	10.9%	14.9%
Depreciation & Amortization	2,258	2,338	2,419	2,462
Amortization of Goodwill	—	—	—	—

Operating Earnings	4,237	4,624	5,299	6,407
Other income(Expense)
Interest Income	412	431	458	494
Other Interest Expense	(249)	(161)	(74)	(16)

Earnings Before Income Taxes	4,400	4,895	5,684	6,885
Income Taxes
Current (Expense)	(1,760)	(1,958)	(2,273)	(2,754)
Deferred(Expense)	—	—	—	—

Net Earnings	$2,640	$2,937	$3,410	$4,131

Earnings per Share
Basic	1.45	1.61	1.87	2.27
Diluted	1.38	1.54	1.78	2.16

Assumptions

(1)	Foreign exchange rate is assumed as 1.57

(2)	Assumed an effective current tax rate of: 40%; capital write offs are assumed equal to accounting depreciation; loss carryforwards assumed expired and utilized in Q2 2003

INFORMATION ABOUT THE ACQUIRING PARTIES

     Merger Sub is a newly formed Delaware corporation organized in connection with the merger and has not carried on any activities other than in connection with the merger. All of the outstanding capital stock of Merger Sub is owned by Parking Management, a newly formed Delaware limited liability company.

     Until immediately prior to the effective time of the merger, neither Merger Sub nor Parking Management will have any significant assets or liabilities or engage in activities other than those incident to its formation and the transactions contemplated by the merger agreement, and the related debt and equity financings.

     The Gates Group has received commitments for equity financing in the aggregate amount of $16.0 million to fund Parking Holdings, Inc., the parent of Parking Management and presently a wholly-owned subsidiary of The Gates Group. Equity commitments have been received in the following amounts from the following entities:

•	Parking Management Fund, LP, a Delaware limited partnership for which an affiliate of The Gates Group serves as the general partner, has committed to provide $6.0 million in equity financing (although Parking Management Fund, LP has indicated that it may increase such commitment to $8.0 million). Parking Management Fund is a recently organized fund established for the purpose of acquiring controlling interests in companies in selected markets engaged in the ownership and/or operation of parking garages and facilities.

•	Capital Works LLC and Short Vincent Partners L.P. have committed to provide $4.0 million in equity financing. CapitalWorks, LLC is a private equity firm located in Cleveland, Ohio. Capital Works LLC serves as the general partner of Short Vincent Partners, L.P., an Ohio limited partnership formed to make minority investments in small-capitalization public companies.

•	Prudential Capital Partners, L.P. has committed to provide $6.0 million in equity financing, of which $3.0 million is intended to be used in connection with the transaction. Prudential Capital Partners L.P., is a $619 million middle-market mezzanine fund sponsored by Prudential Capital Group. Prudential Capital Partners, L.P., investment philosophy is focused on middle-market companies in traditional industries primarily in North America. Prudential Capital Partners L.P. has also committed to provide subordinated debt financing in the amount of $12.5 million, and will receive warrants to acquire a 15% equity interest in Parking Management in connection with that financing.

     The table below sets forth the beneficial ownership of Parking Holdings Inc. by each person who is expected to own more than 5% of the outstanding common stock immediately prior to the effective time of the merger:

Name of Shareholder	% (1)
Parking Management Fund, L.P.(2)	53.33%
Short Vincent Partners, L.P. (3)	20.00%
Prudential Capital Partners, L.P. (4)	26.67%

(1)	As used in this table, beneficial ownership means the sole or shared power to vote, or to direct the voting of a security, or the sole or shared power to dispose, or direct the disposition of, a security. The shares to be acquired by the various investors will include a combination of common stock and preferred stock.

(2)	The general partner of Parking Management Fund, L.P. is PMF Advisors, LP, an Ohio limited partnership affiliated with The Gates Group, LLC. The general partner’s principal office is located at 6120 Parkland Blvd., Suite 301, Mayfield Heights, Ohio, 44124.

(3)	The general partner of Short Vincent Partners, L.P. is CapitalWorks LLC, an Ohio limited liability company. The general partner’s principal office is located at 1111 Superior Avenue, Suite 970 Cleveland, Ohio 44114.

(4)	The general partner of Prudential Capital Partners, L.P. is Prudential Capital Group, L.P., a Delaware limited partnership. The general partner’s principal office is located at Two Prudential Plaza, 180 North Stetson, Suite 5600 Chicago, Illinois 60601.

     Following completion of the merger, Impark will be a wholly-owned subsidiary of Parking Management, which will be a subsidiary of Parking Holdings, Inc. Prudential Capital Partners, L.P. will be issued warrants to acquire, for nominal consideration, up to 15% of the equity of Parking Management.

OTHER MATTERS

Other Matters at the Special Meeting

     If any other matters properly come before the special meeting, it is the intention of the proxy holders, identified in the proxy card, to vote in their discretion on such matters pursuant to the discretionary authority granted pursuant to the proxy card and permitted under applicable law. Impark does not have notice of any such matters at this time.

Future Shareholder Proposals

     The next annual meeting of shareholders will be held only if the merger agreement is not approved and adopted or the merger is otherwise not completed as described in this proxy statement. Rule 14a-8 promulgated under the Exchange Act requires that Impark include certain shareholder proposals in a proxy statement for an annual shareholders’ meeting if the proposal is submitted prior to the deadline calculated under the rule. Because the 2002 annual shareholders’ meeting has not yet been held, shareholders desiring to submit their proposals to be considered for inclusion in our proxy statement relating to the next annual meeting must deliver their proposals to Impark by a deadline which is within a reasonable time prior to printing the proxy statement relating to the meeting. Impark would expect to announce the applicable deadline in the next Form 10-Q filing prior to printing the proxy statement for such a meeting.

     If a shareholder wishes to present a proposal at the next annual shareholder meeting (which will be held only if the merger agreement is not approved and adopted and the merger is not authorized as described in this proxy statement) and the proposal is not intended to be included in Impark’s proxy statement relating to that meeting, the shareholder must give advance notice to Impark prior to the deadline for such meeting determined in accordance with Impark’s bylaws (the “Bylaw Deadline”). If a shareholder gives notice of a proposal after the Bylaw Deadline, the shareholder will not be permitted to present the proposal to the shareholders for a vote at the meeting. Under Impark’s bylaws, in order to be deemed properly presented, notice of a shareholder’s proposal for presentation at the meeting must be delivered to the Secretary of Impark at the principal executive offices of Impark not less than 60 and not more than 90 days before the annual meeting. However, if less than 70 days’ notice or prior public disclosure of the date of the meeting is given to stockholders, the notice would have to be received by the secretary not later than the close of business on the 10th day following the date on which the notice of the meeting was mailed or such public disclosure was made, whichever occurs first. If the matter relates to the election of directors, the notice must set forth specific information regarding each nominee and the nominating shareholder. For any other matter, the notice must set forth a brief description of the business desired to be brought and the reasons for conducting business at the annual meeting and certain information regarding the proponent stockholder.

     Securities and Exchange Commission rules also establish a different deadline relating to a proxy holder’s discretionary voting authority on shareholder proposals that are not intended to be included in the proxy statement (the “Discretionary Vote Deadline”). If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, Impark’s proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the next annual meeting of shareholders. Because the 2002 annual shareholders’ meeting has not yet been held, the Discretionary Vote Deadline would be a reasonable time prior to printing the proxy statement relating to the meeting.

Available Information

     Impark is subject to the informational reporting requirements of the Exchange Act and, in accordance with the Exchange Act, files reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copies made at the Public, Reference Room of the Securities and Exchange Commission at 450 Fifth Street N.W., Washington, D.C. 20549. Copies of these materials can also be obtained from the Public Reference Room of the Securities and Exchange Commission at its Washington address at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. Copies

of these materials also may be obtained without charge at the Securities and Exchange Commission’s website at www.sec.gov. Impark common stock trades on the American Stock Exchange, under the symbol, “IPK”.

     If you would like to request documents from Impark, please do so at least 10 business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement when considering how to vote your shares at the special meeting. Impark has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated March 25, 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Information Incorporated by Reference

     The Securities and Exchange Commission allows Impark to incorporate by reference into this proxy statement, which means Impark may disclose important information by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

     This proxy statement incorporates by reference the documents listed below that Impark previously filed with the Securities and Exchange Commission. These documents contain important information about Impark and its business, financial condition and results or operations.

     The following documents filed by Impark with the Securities and Exchange Commission are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, as amended;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as amended; and

•	Current Reports on Form 8-K filed on January 24, 2003, February 3, 2003, April 3, 2003, May 13, 2003, May 15, 2003, May 27, 2003, August 15, 2003, November 3, 2003, November 14, 2003, January 26, 2004 and February 17, 2004.

     The consolidated financial statements of Impark, as of and for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 included in Impark’s Annual Report on Form 10-K and incorporated by reference in this proxy statement, have been audited by KPMG LLP, independent auditors, as stated in the report appearing therein.

     Impark also incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Any references to the Private Securities Litigation Reform Act in Impark’s publicly filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement. Any and all of the information that has been incorporated by reference in this proxy statement and not presented in this proxy statement or delivered with it, will be made available without charge, without exhibits (unless the exhibits are specifically incorporated by reference in this proxy statement), to any person to whom this proxy statement is delivered, upon written or telephonic request directed to Impark at 601 West Cordova Street, Suite 300, Vancouver, British Columbia, Canada V6B 1G1, Attention: Corporate Secretary or telephonic request to Impark’s Corporate Secretary at (604) 681-7311. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

By Order of the Board of Directors

/s/ J. BRUCE NEWSOME

J. Bruce Newsome
Senior Vice-President, Finance,
Chief Financial Officer and Secretary

Vancouver, B.C.
March 25, 2004

APPENDIX A

IMPERIAL PARKING CORPORATION,

IMPERIAL PARKING MANAGEMENT, LLC

and

IPK ACQUISITION CORPORATION

AGREEMENT AND PLAN OF MERGER

Dated as of January 22, 2004

(i)

(ii)

(iii)

AGREEMENT AND PLAN OF MERGER

          AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2004 (this “Agreement”), by and among Imperial Parking Corporation, a Delaware corporation (the “Company”), Imperial Parking Management, LLC, a Delaware limited liability company (“Parent”), and IPK Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H:

          WHEREAS, the Board of Directors of the Company (the “Board of Directors”) and the Management Committee of Parent have each determined that it is in the best interests of their stockholders and members, respectively, for Merger Sub to merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms of and subject to the conditions set forth herein; and

          WHEREAS, the Board of Directors, based on the recommendation of a special committee (the “Special Committee”) of the Board of Directors, has adopted this Agreement and has determined that the consideration to be paid for each share of Company Common Stock (as defined in Section 4.2(a)) other than Dissenting Shares (as defined in Section 2.9) upon consummation of the Merger is fair to the holders of such shares and has recommended that the holders of Company Common Stock approve this Agreement and the transactions contemplated hereby;

          WHEREAS, the Management Committee of Parent and the Board of Directors of Merger Sub have adopted this Agreement;

          WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, Gotham Partners, L.P. and certain of its affiliates are entering into a Voting and Option Agreement with Parent in the form of Exhibit A (the “Gotham Voting Agreement”) and certain other stockholders of the Company are entering into a Voting Agreement with Parent in the form of Exhibit B (collectively with the Gotham Voting Agreement, the “Voting Agreements”); and

          WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parking Management Fund, LP and the Gates Group LLC, CapitalWorks, LLC and Prudential Capital Partners, L.P. are entering into Limited Guaranties with respect to the satisfaction or performance of Parent’s and Merger Sub’s obligations under this Agreement, in the form of Exhibits C, D and E, respectively (collectively, the “Limited Guaranties”);

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:

ARTICLE I.

GENERAL

          SECTION 1.1. Defined Term Index.

Term	Reference
Acquisition Proposal	Section 5.2(c)
Affiliate	Section 9.4(a)
Affiliated Group	Section 4.19(b)
Agreement	Preamble
Board of Directors	Recitals
Certificate of Merger	Section 2.3
Change of Law	Section 4.1(b)
Closing	Section 2.2
Closing Date	Section 2.2
Code	Section 4.10(b)
Collective Bargaining Agreement	Section 4.23(a)
Company	Preamble
Company Benefits Plans	Section 4.10(a)
Company Common Stock	Section 4.2(a)
Company Financial Statements	Section 4.7(b)
Company Material Contracts	Section 4.16
Company Permits	Section 4.18(b)
Company Preferred Stock	Section 4.2(a)
Company Recommendation	Section 5.2(e)
Company Representatives	Section 5.2(a)
Company Restricted Stock	Section 2.10(c)
Company Stock	Section 4.2(a)
Company Stock Options	Section 2.10(a)
Confidentiality Agreement	Section 6.2
control	Section 9.4(b)
DGCL	Recitals
Dissenting Shares	Section 2.9
Effective Time	Section 2.3
Environmental Law	Section 4.15(c)
ERISA	Section 4.10(a)
Exchange Act	Section 3.4(b)
Exchange Agent	Section 2.8(a)
Expense Reimbursement	Section 8.2(b)
Filing Date	Section 6.4(b)
Financing	Section 3.5
Financing Letters	Section 3.5
Fully Diluted Share Number	Section 2.7(d)
Funded Debt	Section 4.7(d)
GAAP	Section 4.1

Term	Reference
Gotham Voting Agreement	Recitals
Governmental Entity	Section 3.4(b)
Hazardous Substances	Section 4.15(c)
HSR Act	Section 3.4(b)
Indemnified Parties	Section 6.5(a)
Intellectual Property	Section 4.13
IRS	Section 4.10(b)
Knowledge	Section 9.4(c)
Lease	Section 4.12(a)
Leased Real Property	Section 4.12(a)
Lenders	Section 3.5
Liens	Section 4.4
Limited Guaranties	Recitals
Managed Real Property	Section 4.12(a)
Management Agreements	Section 4.12(a)
Material Adverse Effect	Section 4.1(b)
Merger	Recitals
Merger Sub	Preamble
Merger Sub Bylaws	Section 2.6(b)
Merger Sub Certificate	Section 2.6(a)
New York Courts	Section 9.9
Notice of Superior Proposal	Section 5.2(d)
Order	Section 7.1(c)
Outside Date	Section 8.1(d)
Owned Real Property	Section 4.11(a)
Parent	Preamble
Parent and Merger Sub Information	Section 6.1(c)
Permitted Liens	Section 4.11(a)
Per Share Amount	Section 2.7(a)
Person	Section 9.4(d)
Post-November Transaction Costs	Section 2.7(d)
Property Restrictions	Section 4.11(a)
Proxy Statement	Section 6.1(a)
Required Company Consents	Section 4.6(b)
Required Parent Consents	Section 3.4(b)
Restated Certificate	Section 4.6(a)
Rights	Section 4.2(b)
Rights Agreement	Section 4.2(b)
Rollover Agreements	Section 6.9
SEC	Section 4.7(a)
SEC Reports	Section 4.7(a)
Securities Act	Section 4.7(a)
Shares	Section 2.7(a)
Special Committee	Recitals
Stock Incentive Plan	Section 2.10(a)

Term	Reference
Stockholder Rights Plan	Section 4.20
Stockholders Meeting	Section 6.1(a)
Subsidiary	Section 4.1(b)
Superior Proposal	Section 5.2(c)
Surviving Corporation	Section 2.1
Tax Returns	Section 4.18(b)
Taxes	Section 4.18(b)
Termination Fee	Section 8.2(b)
Third Party	Section 5.2(c)
Voting Agreements	Recitals

ARTICLE II.

THE MERGER

          SECTION 2.1. The Merger. At the Effective Time (as defined in Section 2.3), upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the DGCL. The Company as the surviving corporation after the Merger is sometimes referred to herein as the “Surviving Corporation.”

          SECTION 2.2. Closing. Unless this Agreement has been terminated and the transactions herein contemplated have been abandoned pursuant to Article VIII, and subject to the satisfaction or waiver of the conditions set forth in Article VII, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. on the second business day after satisfaction or waiver of the conditions set forth in Article VII (the “Closing Date”), at the offices of Willkie Farr & Gallagher LLP located at 787 Seventh Avenue, New York, New York 10019 (or such other place or time as Parent and the Company may jointly designate).

          SECTION 2.3. Effective Time. On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger or other appropriate documents (the “Certificate of Merger”), in accordance with the relevant provisions of the DCGL, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at the time of such filing, or such other time as is agreed upon by the parties and specified in the Certificate of Merger (the time of such filing, or such other time so specified, being the “Effective Time”).

          SECTION 2.4. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving

Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

          SECTION 2.5. Subsequent Actions. If, at any time at or after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, juridical acts, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments, juridical acts and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

          SECTION 2.6. Certificate of Incorporation; Bylaws; Directors and Officers. (a) At the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Certificate”), as in effect immediately before the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

          (b) The Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately before the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Merger Sub Certificate and the Merger Sub Bylaws.

          (c) The directors of Merger Sub immediately before the Effective Time will continue as the directors of the Surviving Corporation, and except as Merger Sub may otherwise notify the Company in writing prior to the Effective Time, the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors or in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by law, the Merger Sub Certificate and the Merger Sub Bylaws.

          SECTION 2.7. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any of the following securities:

          (a) Except for Dissenting Shares and Company Restricted Stock (as defined in Section 2.10(b) below) and except as provided in clause (b) below, each share of Company Common Stock issued and outstanding immediately before the Effective Time (such shares of Company Common Stock are hereinafter occasionally referred to as the “Shares”) shall be converted into the right to receive US$26.00, subject to adjustment as provided in subsection (d) of this Section 2.7 (the “Per Share Amount”), in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Share or, if the certificate has been lost or destroyed, an affidavit with respect thereto in form and substance reasonably acceptable to the Surviving Corporation, in each case in accordance with Section 2.8. As of the Effective Time, all Shares so converted shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate or certificates representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the aggregate Per Share Amount applicable thereto, in accordance with Section 2.8.

          (b) Each share of Company Common Stock that is owned by the Company (other than the Company Restricted Stock held in escrow by the Company pursuant to the terms of the Stock Incentive Plan (as defined in Section 2.10(a) below) and any restricted stock award agreements) or owned by Parent or Merger Sub (including, without limitation, any Shares acquired by Parent pursuant to any Rollover Agreements) immediately before the Effective Time shall automatically be canceled and extinguished and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

          (c) Each share of common stock, $0.01 par value per share, of Merger Sub issued and outstanding immediately before the Effective Time shall automatically be canceled and extinguished and shall be converted into and become one fully paid and nonassessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (d) In the event that the Post-November Transaction Costs (as defined below) exceed US$1,550,000, the Per Share Amount shall be reduced by an amount equal to (i) the amount by which the Post-November Transaction Costs, in the aggregate, exceed US$1,550,000 divided by (ii) the Fully Diluted Share Number (as defined below). As used herein, the term “Post-November Transaction Costs” shall mean the aggregate amount of the fees and expenses paid or incurred by the Company or any of its Subsidiaries at any time from December 1, 2003 through the Closing Date relating to the transactions contemplated hereby or relating to any other sale or restructuring of the Company, including without limitation investment banking fees and expenses (including any success or closing fees paid or payable to The Blackstone Group, L.P. in connection with the transactions contemplated hereby) and legal and accounting fees and expenses, but excluding (i) any fees and expenses paid or payable to KPMG LLP for services rendered at the request of Parent or Merger Sub and (ii) postage, proxy solicitation and printing fees of up to US$15,000 in the aggregate. The Company shall obtain, on or prior to the Closing Date, invoices or billing statements with respect to the period of time between December 1, 2003 and the Closing from each of its and its Subsidiaries’ outside investment banking, financial, legal and accounting representatives and advisors, and from any other third parties that provided any goods or services to the Company or any Subsidiary that constitute Post-November Transaction Costs. The Company shall provide to Parent at the Closing a certificate executed by an officer of the Company certifying that it has complied with the foregoing sentence and that the amount of the Post-November Transaction Costs reflected on such certificate include all of the fees and expenses reported to the Company in accordance with such sentence. As used herein, the term “Fully Diluted Share Number” shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time calculated on a fully diluted basis, including without limitation (x) Shares issued or issuable upon the exercise of all outstanding rights, warrants or options, vested or unvested, to acquire Company Common Stock, regardless of restrictions on exercise or conversion, (y) Shares issued or issuable upon the conversion of all outstanding securities and notes convertible at any time into Company Common Stock and (z)

Shares issued or issuable as restricted stock, whether or not vested or certificated and regardless of restrictions on sale or rights of repurchase.

          SECTION 2.8. Surrender of Shares; Stock Transfer Books. (a) Before the Effective Time, the Company shall enter into an agreement with a bank or trust company reasonably acceptable to Parent to act as agent (the “Exchange Agent”) to receive the funds necessary to make the payments contemplated by Sections 2.7(a), 2.10(a) and 2.10(b) and to make such payments on a timely basis. Parent and Merger Sub shall, from time to time (but no earlier than the Effective Time), irrevocably deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of record of Shares and for the benefit of holders of record of Company Stock Options (as defined in Section 2.10(a) below) and Company Restricted Stock as of the Effective Time, funds in amounts sufficient for the payments required to be made to such holders under Sections 2.7(a), 2.10(a) and 2.10(b), respectively. Such funds shall be held in trust for such holders, shall not be assets of the Surviving Corporation and shall be invested by the Exchange Agent as directed by the Surviving Corporation; provided, however, that such funds may only be invested in (i) obligations of or guaranteed by the United States, (ii) commercial paper rated A-1, P-1 or A-2, P-2, and (iii) time deposits with, including certificates of deposits issued by, any office located in the United States of any bank or trust company organized under Federal law or under the law of any state of the United States or of the District of Columbia and that has capital, surplus and undivided profits of at least US$500,000,000. Any net profits resulting from, or interest or income produced by, such investments shall be payable as directed by the Surviving Corporation.

          (b) The Surviving Corporation agrees that as soon as practicable after the Effective Time it shall cause the Exchange Agent to distribute to holders of record of Shares as of the Effective Time a form of letter of transmittal and instructions for its use in effecting the surrender of the certificates representing the Shares in exchange for the aggregate Per Share Amount relating thereto in customary form to be agreed to by Parent and the Company prior thereto. Upon the surrender of certificates representing the Shares together with a properly executed letter of transmittal, the Surviving Corporation shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates. Until so surrendered, each such certificate (other than certificates representing shares of Company Common Stock owned by the Company or any Subsidiary (excluding the Company Restricted Stock held in escrow by the Company pursuant to the terms of the Stock Incentive Plan and any restricted stock award agreements) or owned by Parent or Merger Sub (including, without limitation, any Shares acquired by Parent pursuant to any Rollover Agreements)), shall represent solely the right to receive the aggregate Per Share Amount relating thereto.

          (c) If payment of cash in respect of canceled Shares is to be made to a Person other than the Person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of the Surviving Corporation or the Exchange Agent that such tax either has been paid or is not payable.

          (d) If any certificate or certificates representing Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may require as indemnity against any claim that may be made against it with respect to such certificate or certificates, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate or certificates the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates payable pursuant to this Agreement.

          (e) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, certificates for Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for cash as provided in Section 2.7(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately before the Effective Time represented outstanding Shares.

          (f) Promptly following the date which is twelve months after the Effective Time, the Surviving Corporation may cause the Exchange Agent to deliver to the Surviving Corporation all cash, certificates and other documents in its possession relating to the transactions contemplated hereby, and any holder of a certificate or certificates representing Shares who has not theretofore complied with this Section 2.8 shall thereafter look only to the Surviving Corporation for payment of the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, subject to any applicable abandoned property, escheat or similar law. Thereafter, each holder of a certificate or certificates representing Shares may surrender such certificate or certificates to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration thereof the Per Share Amount multiplied by the number of Shares represented by such certificate or certificates, without any interest or dividends thereon.

          (g) None of the Company, the Surviving Corporation or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of cash delivered by the Exchange Agent to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) All cash paid upon the surrender for exchange of a certificate or certificates representing Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificate or certificates.

          (i) The Per Share Amount paid in the Merger shall be net to the holder of Shares in cash, subject to reduction only for any applicable back-up withholding or, as set forth in Section 2.8(c), stock transfer taxes payable by such holder.

          (j) The Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of cash for Shares.

          SECTION 2.9. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and which are held by a holder who has not voted such Shares in favor of the Merger nor consented thereto in writing and who shall have delivered a written demand for appraisal of such shares in the manner provided by the DGCL and who, as of the Effective Time, shall not have effectively withdrawn or lost such right to appraisal (collectively, “Dissenting Shares”), shall be entitled to such rights (but only such rights) as are granted by Section 262 of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment for such Dissenting Shares pursuant to Section 262 of the DGCL shall receive payment therefor from the Surviving Corporation in accordance with the DGCL; provided, however, that (i) if any such holder of Dissenting Shares shall have failed to establish his entitlement to appraisal rights as provided in Section 262 of the DGCL, (ii) if any such holder of Dissenting Shares shall have effectively withdrawn his demand for appraisal of such Dissenting Shares or lost his right to appraisal and payment for such Dissenting Shares under Section 262 of DGCL, or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation shall have filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in Section 262 of the DGCL, then such holder shall forfeit the right to appraisal of such Dissenting Shares and each such Dissenting Share shall be converted and exchanged in accordance with Section 2.7(a). The Company shall give Parent prompt notice of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal. The Company shall not, except with the prior written consent of Parent, offer to settle or settle any such demands.

          SECTION 2.10. Stock Incentive Plan. (a) Subject to Section 2.10(c) below, prior to the Effective Time, the Board of Directors or any committee administering the Stock Incentive Plan (as defined below) shall take all actions necessary so that all outstanding options to purchase shares of Company Common Stock (the “Company Stock Options”) heretofore granted under the Company’s 2000 Stock Incentive Plan (the “Stock Incentive Plan”) or otherwise shall become fully vested and exercisable (whether or not currently exercisable) at the Effective Time and, except as may be provided in any Rollover Agreement, shall be canceled in exchange for the right to receive, for each share of Company Common Stock subject to a Company Stock Option, an amount in cash equal to the excess, if any, of (x) the Per Share Amount over (y) the applicable exercise price for such share of Company Common Stock subject to such Company Stock Option. The Surviving Corporation shall cause the Exchange Agent to pay all amounts payable pursuant to this Section 2.10(a) as soon as reasonably practicable after the Effective Time.

          (b) Subject to Section 2.10(c) below, prior to the Effective Time, the Board of Directors or any committee administering the Stock Incentive Plan shall take all actions necessary so that any awards of restricted Company Common Stock (the “Company Restricted Stock”) heretofore granted under the Stock Incentive Plan or under any employment agreement or otherwise shall become fully vested at the Effective Time and any restrictions imposed pursuant to such awards shall lapse at the Effective Time, and, except as may be provided in any Rollover Agreement, such Company Restricted Stock shall be converted into the right to receive, for each share of Company Restricted Stock, an amount in cash equal to the excess, if any, of (x) the Per Share Amount over (y) the unpaid amount of any exercise price or other consideration payable to the Company with respect thereto. The Surviving Corporation shall cause the Exchange Agent to pay all amounts payable pursuant to this Section 2.10(b) as soon as reasonably practicable after the Effective Time.

          (c) The Surviving Corporation shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to Sections 2.9 or 2.10 to any holder of Dissenting Shares, Company Stock Options or Company Restricted Stock such amounts as the Surviving Corporation is required to deduct and withhold with respect to the making of such payments under the Code (as defined in Section 4.10(b)), or any provision of state, local or foreign tax law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Dissenting Shares, Company Stock Options and/or Company Restricted Stock in respect of which such deduction and withholding was made by the Surviving Corporation.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

          Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company, except as set forth in a disclosure schedule of Parent and Merger Sub delivered to the Company on the date of this Agreement, as follows:

          SECTION 3.1. Organization. Parent is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to carry on its business as it is now conducted. Merger Sub is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted.

          SECTION 3.2. Ownership of Merger Sub. The authorized capital stock of Merger Sub consists of 1,500 shares of common stock, par value $0.01 per share. All of the issued and outstanding shares of Merger Sub are owned by Parent.

          SECTION 3.3. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary power and authority to enter into this Agreement and to carry out its respective obligations hereunder. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of each of Parent and Merger Sub and no other corporate or other proceeding is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective obligations hereunder and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) to the extent applicable, the enforceability provisions regarding indemnification in connection with the sale or issuance of securities.

          SECTION 3.4. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and, assuming the receipt of all Required Parent Consents, the performance of this Agreement and the transactions contemplated hereby by each of Parent and Merger Sub will not, (i) conflict with or violate any law, statute, regulation, court order, judgment or decree applicable to Parent or Merger Sub or by which any of their respective properties or assets is bound or affected, (ii) violate or conflict with the Certificate of Formation or Operating Agreement of Parent or Merger Sub Certificate or Merger Sub Bylaws, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to any other Person any rights to terminate or cancel, or result in the creation of a Lien (as defined in Section 4.4) on any of the property or assets of Parent or Merger Sub pursuant to, any contract, instrument, permit, license or franchise to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets is bound or affected, except for conflicts, violations, breaches, defaults, losses or Liens which, individually or in the aggregate, would not prevent or delay the consummation of any transactions contemplated by this Agreement.

          (b) Except for (i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”) and of any foreign securities legislation or securities regulatory authority, (ii) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the requirements of any relevant foreign antitrust authority, (iii) the filing and recordation of appropriate merger documents as required by the DGCL and (iv) the requirements of any relevant foreign investment regulatory authority (the filings and authorizations referred to in clauses (i) through (iv) being referred to collectively as the “Required Parent Consents”), neither Parent nor Merger Sub is required to submit any notice, report or other filing with any Federal, state, province, territory or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a “Governmental Entity”), in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Parent Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by either Parent or Merger Sub in connection with its respective execution, delivery or performance of this Agreement, except where the failure to obtain such waiver, consent, approval or authorization would not, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated by this Agreement.

          SECTION 3.5. Financing Arrangements. Parent has received executed commitment letters (the “Financing Letters”), dated as of the date hereof, from Prudential Capital Partners, L.P., Prudential Insurance Company of America, Parking Management Fund, LP and Short Vincent Partners, LP (the “Lenders”), which are attached hereto as Exhibits F, G, H and I, respectively. Each of the Financing Letters attached hereto is true, complete and fully-executed. The Financing Letters are in full force and effect, are not subject to any conditions other than those contained therein, and have not been amended or modified in any respect, all commitment fees required to be paid thereunder have been paid in full or will be duly paid in full when due, and no event has occurred which (with or without notice, lapse of time or both) would constitute a default thereunder on the part of Parent, Merger Sub or the Lenders, as the case may be. There are no facts and circumstances known to Parent, Merger Sub or any of their respective Affiliates that any of them believes or has reason to believe is reasonably likely to (i) prevent the conditions described in the Financing Letters from being satisfied, (ii) prevent Parent or Merger Sub from receiving financing pursuant to the terms of the Financing Letters or (iii) make any of the conditions or assumptions set forth in the Financing Letters unreasonable. The Lenders have not advised Parent, Merger Sub or any of their respective Affiliates of any facts which cause them to believe the financings contemplated by the Financing Letters will not be consummated substantially in accordance with the terms thereof. The aggregate proceeds of the financings contemplated by the Financing Letters, when taken together with the available cash of the Company and its Subsidiaries, are sufficient to pay the aggregate Per Share Amount for the Shares pursuant to Article II, to pay all amounts required to be paid to holders of Company Stock Options and Company Restricted Stock hereunder, to refinance any indebtedness of the Company and its Subsidiaries that may become due as a result of the transactions contemplated by this Agreement, to pay all related fees and expenses and to provide additional financing for future working capital and general corporate needs of Parent, the Surviving Corporation and their respective Subsidiaries (such financing, the “Financing”).

          SECTION 3.6. Solvency. Each of Parent and Merger Sub is able to pay its debts generally as they become due and is solvent and will not be, nor will the Surviving Corporation be, as of the Effective Time, rendered insolvent as a result of the transactions contemplated hereby, including the Merger and the Financing. Neither Parent nor Merger Sub is in breach or default of any obligation owed to any creditor for borrowed money or any other creditor who may have a Lien on any of its rights and assets. Neither Parent nor Merger Sub has, either voluntarily or involuntarily, (i) admitted in writing that it is or may become unable to pay its debts generally as they become due, (ii) filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of an insolvency act, (iii) made an assignment for the benefit of its creditors, (iv) consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, (v) had a petition in bankruptcy filed against it, (vi) been adjudged as bankrupt or filed a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws or any law or statute of the United States of America or any other jurisdiction, or (vii) incurred or reasonably should have believed it would incur, debts that are or will be beyond its ability to pay as such debts mature. Parent, Merger Sub, and as of the Effective Time, the Surviving Corporation, on a consolidated basis, are not engaged, nor currently contemplate being engaged, in a business or transaction for which any property remaining with them would be insufficient to continue to operate their businesses or to pay their debts generally as they come due.

          SECTION 3.7. Legal Proceedings. (a) There are no claims, actions, suits, proceedings or investigations pending (or, to the knowledge of Parent, threatened) against Parent or Merger Sub that would materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement.

          (b) There is no order, writ, injunction or judgment to which Parent or Merger Sub is subject that would materially and adversely affect Parent’s or Merger Sub’s ability to consummate any of the transactions contemplated by this Agreement.

          (c) No investigation or review by any Governmental Entity with respect to Parent, Merger Sub or any other Affiliate of Parent is pending or, to Parent’s knowledge, threatened, other than any investigation or review that would not materially and adversely affect Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

          SECTION 3.8. Status as an Interested Stockholder. At no time during the three (3) years prior to the date hereof was Parent, Merger Sub or any of their respective Affiliates an “interested stockholder” of the Company within the meaning of and as defined in Section 203 of the DGCL.

          SECTION 3.9. Foreign Securities Laws Requirements. Neither Parent nor Merger Sub is a reporting issuer under the securities legislation of any province or territory in Canada. Assuming that the Company is not a reporting issuer under the securities legislation of any province or territory in Canada, the provisions of Q-27 of the Quebec Securities Commission do not apply to the Merger.

          SECTION 3.10. No Prior Activities. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated hereby (including any Financing), Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person or entity.

          SECTION 3.11. Brokers. Except as set forth on Schedule 3.11, no broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, and, other than as set forth on Schedule 3.11, neither Parent nor Merger Sub is responsible for any brokerage, finder’s or other fee or commission.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company hereby represents and warrants to Parent and Merger Sub, except as set forth in the SEC Reports (as defined in Section 4.7(a)) or in the exhibits thereto (to the extent the matters set forth in the SEC Reports or in the exhibits thereto would be reasonably likely to apprise Parent and Merger Sub that such matters be excepted from such representations and warranties), or in a disclosure schedule delivered to Parent on the date of this Agreement, as follows:

          SECTION 4.1. Organization and Qualification; Certain Definitions. (a) The Company is duly organized and validly existing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as it is now being conducted. The Company is qualified to transact business and, where applicable, is in good standing in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except as set forth in Schedule 4.1 or where the failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined in Section 4.1(b)).

          (b) For purposes of this Agreement, the term “Material Adverse Effect” shall mean any change, event or effect that is, or that would reasonably be expected to (i) be materially adverse to the business, assets, liabilities, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) materially adversely affect the ability of the Surviving Corporation to conduct any material portion of its business in the manner in which it is currently conducted by the Company and its Subsidiaries, or (iii) prevent or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby, except for any such change, event or effect constituting, resulting from or arising out of (A) changes, events or developments in or affecting the parking industry generally, (B) any failure by the Company to meet analysts’ published revenue or earnings predictions for any period ending (or for which revenues or earnings are released) on or after the date of this Agreement, (C) changes, events or developments in financial or securities markets, general business conditions or the economy in general, (D) any Change of Law (as defined below), (E) changes in foreign currency rates, (F) any adverse change relating to changes in generally accepted accounting principles as in effect on the date hereof in the United States of America (“GAAP”), or (G) the negotiation, announcement, execution, delivery, performance, consummation or anticipation of the transactions contemplated by, or compliance with, this Agreement and the transactions contemplated hereby. Whenever the term “Material Adverse Effect” is used herein in reference to any acts, omissions, events or circumstances, it shall be deemed to refer to the individual or aggregate effect of such acts, omissions, events or circumstances.

          For purposes of this Agreement, “Subsidiary” means, with respect to any Person, any corporation or other legal entity of which such Person (either alone or through or together with any other Subsidiary) (i) owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity, (ii) in the case of a limited liability company or a partnership, serves as managing member or general partner, as the case may be, or owns 50% or more of the equity interests or (iii) otherwise has the ability to elect 50% or more of the directors, trustees or managing members thereof.

          For purposes of this Agreement, “Change of Law” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any law, rule, regulation, ordinance, order, protocol, practice or measure or any other requirement of law of or by any federal, state, provincial, county or local government, governmental agency, court, commission, department or similar organization or other such entity which occurs subsequent to the date hereof.

          SECTION 4.2. Capitalization. (a) The authorized capital stock of the Company consists of 2,000,000 shares of Preferred Stock, $0.01 par value per share, of which 15,000 shares are designated as Series A Junior Participating Cumulative Preferred Stock (the “Company Preferred Stock”), and 10,000,000 shares of common stock, $0.01 par value per share (the “Company Common Stock” and, together with the Company Preferred Stock, the “Company Stock”). As of the date hereof, 1,847,020 shares of Company Common Stock are issued and outstanding (including 22,381 shares of restricted stock granted under the terms of the Stock Incentive Plan), all of which shares of Company Common Stock were validly issued and are fully paid, nonassessable and free of preemptive rights. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding.

          (b) As of the date hereof, (i) 315,000 shares of Company Common Stock are authorized for issuance under the terms of the Stock Incentive Plan, of which Company Stock Options to purchase 275,405 shares of Company Common Stock were granted and are currently outstanding and (ii) there are outstanding rights (the “Rights”) with respect to each outstanding share of Company Common Stock under the Rights Agreement (the “Rights Agreement”), dated as of May 12, 2003, between the Company and National City Bank.

          (c) Except as set forth in Schedule 4.2, as of the date hereof, there are no outstanding subscriptions, options, contracts, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating the Company or any Subsidiary of the Company to issue additional shares of Company Stock or any other equity securities of the Company or any Subsidiary (or any security convertible into or exercisable or exchangeable for Company Stock or any other equity securities of the Company or any Subsidiary). Except for the Rights Agreement, there are no outstanding share appreciation rights or similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, irrevocable proxies or other agreements or understandings to which the Company or any Subsidiary of the Company is a party or is bound with respect to the voting of any shares of Company Stock or any other securities of the Company or any Subsidiary.

          SECTION 4.3. Investments. Except for the capital stock or other ownership interests of its Subsidiaries, and except as set forth on Schedule 4.3, the Company does not own, directly or indirectly, any shares of outstanding capital stock or other equity in, or any securities convertible into or exchangeable for capital stock or any other equity interest in, any other Person.

          SECTION 4.4. Subsidiaries. Each direct and indirect Subsidiary of the Company is listed in Schedule 4.4. Each Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each Subsidiary of the Company is qualified to transact business, and, where applicable, is in good standing, in each jurisdiction in which the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect. All of the outstanding capital shares or other equity interests of each Subsidiary of the Company are validly issued, and, where such Subsidiary is a corporation, fully paid and nonassessable and, except as set forth on Schedule 4.4, are owned directly or indirectly by the Company, free and clear of any liens, claims, options, limitations, pledges, hypothecs, encumbrances or restrictions of any kind (collectively, “Liens”). Except as set forth on Schedule 4.4, there are no subscriptions, options, warrants, voting trusts, proxies or other commitments, understandings, restrictions or arrangements to which the Company or any of its Subsidiaries is a party relating to the issuance, sale, voting or transfer of any capital shares or other equity interests of any Subsidiary of the Company, including any right of conversion, exercise or exchange under any outstanding security, instrument or agreement.

          SECTION 4.5. Authority Relative to this Agreement. The Company has the necessary corporate power and corporate authority to enter into this Agreement and, subject to obtaining any necessary stockholder approval for the Merger, to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (including, without limitation, the unanimous approval of the Special Committee), subject to the approval of this Agreement by the Company’s stockholders in accordance with the DGCL, and no other corporate proceeding is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, (ii) rules of law governing specific performance, injunctive relief and other equitable remedies and (iii) to the extent applicable, the enforceability provisions regarding indemnification in connection with the sale or issuance of securities.

          SECTION 4.6. No Conflict; Required Filings and Consents. (a) Except as set forth in Schedule 4.6, the execution and delivery of this Agreement by the Company does not, and, assuming that all Required Company Consents (as defined below) are obtained, the performance of this Agreement and the transactions contemplated hereby by the Company will not, (i) conflict with or violate any law, statute, regulation, court order, judgment or decree applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, (ii) violate or conflict with the Company’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) or Amended and Restated Bylaws (“Amended and Restated Bylaws”), or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in any, or give rise to any right to terminate or cancel, or create or accelerate any obligation (including, without limitation, any payment obligation) under, or result in any loss of any material benefit under, or result in the creation of a Lien on any of the properties or assets (whether owned or leased) of the Company or any of its Subsidiaries pursuant to, any Company Material Contract (as defined in Section 4.16), except, with respect to clauses (i) or (iii) above, for conflicts, violations, breaches, defaults, termination or cancellation rights, accelerated obligations, losses and Liens that would not have a Material Adverse Effect.

          (b) Except for (i) applicable requirements, if any, of the Exchange Act (ii) the requirements of the HSR Act and the requirements of any relevant foreign antitrust authority, (iii) the filing and recordation of appropriate merger documents as required by the DGCL (iv) the filing and recordation of appropriate documents with the relevant authorities of other states or jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (v)

applicable requirements of the American Stock Exchange, and (vi) compliance with any applicable state, provincial or territorial securities or blue sky laws or state takeover laws or applicable requirements of Canadian provincial and territorial securities legislation (the filings and authorizations referred to in clauses (i) through (vi) being referred to collectively as the “Required Company Consents”), to the Company’s Knowledge, the Company is not required to submit any notice, report or other filing with any Governmental Entity in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby. Except for the Required Company Consents, no waiver, consent, approval or authorization of any Governmental Entity is required to be obtained or made by the Company in connection with its execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except where the failure to obtain such waiver, consent, approval or authorization would not have a Material Adverse Effect.

          SECTION 4.7. SEC Filings; Financial Statements; Foreign Securities Law Requirements. (a) The Company has made available to Parent true and complete copies of (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 2001 and 2002, as filed with the U.S. Securities and Exchange Commission (the “SEC”), (ii) its proxy statements relating to all of the meetings of stockholders (whether annual or special) of the Company since January 1, 2002, as filed with the SEC, and (iii) all other reports, statements and registration statements and amendments thereto (including, without limitation, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed by the Company with the SEC since January 1, 2003 (collectively, the “SEC Reports”). Since January 1, 2001, the Company has filed with the SEC all forms, reports, schedules, registration statements and proxy statements required to be filed by the Company, except as would not have a Material Adverse Effect. The SEC Reports (i) at the time filed or if amended or superseded by a later filing, as of the date of the last such amendment or filing, complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the Exchange Act, as the case may be, and (ii) did not at the time they were declared effective or filed, as the case may be, or if amended or superseded by a later filing, as of the date of the last such amendment or such filing, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) The audited consolidated financial statements of the Company for the fiscal year ended December 31, 2002 and as at December 31, 2002 included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and the unaudited consolidated financial statements of the Company for the quarterly period ended September 30, 2003 and as at September 30, 2003 included in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 (collectively, the “Company Financial Statements”) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of operations and changes in financial position of the Company and its Subsidiaries for the periods indicated, except that the unaudited interim financial statements are subject to normal and recurring year-end adjustments, any other adjustments described therein or permitted by the Exchange Act and the fact that certain notes have been condensed or omitted in accordance with the Exchange Act. The Company and its Subsidiaries had consolidated earnings before interest, taxes, depreciation and amortization, of approximately US$5,000,000 during the 12-month period ended November 30, 2003, determined in accordance with GAAP consistently applied, calculated based on the Company’s regularly prepared internal financial data.

          (c) Except as set forth on Schedule 4.7, other than liabilities and obligations incurred in the ordinary course of business consistent with past practice, since September 30, 2003, neither the Company nor any of its Subsidiaries has incurred any material liabilities or obligations (absolute, accrued, fixed, contingent or otherwise) that have not been discharged in full.

          (d) As of December 18, 2003, the Company and its Subsidiaries had total uncommitted cash reserves of US$17,300,000. As of December 18, 2003, the total amount of liabilities of the Company and its Subsidiaries for or relating to borrowed money, letters of credit and performance bonds (collectively, “Funded Debt”) was not greater than US$9,100,000. The Company has delivered to Parent true and correct copies of bank statements or other documentation reflecting the amounts of the uncommitted cash and Funded Debt as of such date(s).

          (e) The Company has previously furnished to Parent true and correct copies of any amendments or modifications that it has entered into or made (but which have not yet been filed with the SEC) to agreements, documents or other instruments that previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

          (f) The Company is not a reporting issuer under the securities legislation of any province or territory in Canada. Assuming that neither Parent nor Merger Sub is a reporting issuer under the securities legislation of any province or territory in Canada, the provisions of Q-27 of the Quebec Securities Commission do not apply to the Merger.

          SECTION 4.8. Absence of Certain Changes or Events. Except as expressly permitted by this Agreement or as set forth in Schedule 4.8, since September 30, 2003 and prior to the date hereof, there has not been: (i) any event that has had a Material Adverse Effect, or (ii) any material change by the Company in its significant accounting principles or practices except as required by GAAP or as the Company’s independent public accountants have advised the Company is required by GAAP.

          SECTION 4.9. Litigation. Except as set forth in Schedule 4.9, there are no material claims, actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries, or any properties or rights of the Company or any of its Subsidiaries, by or before any Governmental Entity or arbitrator. Except as set forth on Schedule 4.9, as of the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective properties is subject to any order, judgment, injunction or decree.

          SECTION 4.10. Employee Benefit Plans; ERISA. (a) Schedule 4.10 includes a complete list of each employee benefit plan, program or policy, whether written or oral, providing benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, pension, retirement, profit sharing, health, welfare, medical, dental, hospitalization, insurance, disability, vacation, stock purchase, stock option, restricted stock, stock compensation, severance, or fringe benefit or similar arrangement, plan, program or policy (collectively, the “Company Benefit Plans”).

          (b) With respect to each Company Benefit Plan, the Company has delivered or made available to Parent a true, correct and complete copy of: (i) all plan documents and trust or other funding agreements (including any amendments thereto as of the date hereof); (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent actuarial report and funding and financial information returns and statements, if any; and (v) the most recent determination letter from the United States Internal Revenue Service (the “IRS”), if any.

          (c) The IRS has issued a favorable determination letter with respect to each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) and its related trust that has not been revoked, and, to the Knowledge of the Company, there are no circumstances or events that have occurred that would reasonably be expected to result in a revocation of such letter or in the inability of the plan sponsor to rely on the letter, which cannot be cured without a Material Adverse Effect.

          (d) Except as would not have a Material Adverse Effect: (i) the Company has complied, and is now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Benefit Plans and each Company Benefit Plan has been established, administered, invested and, where required, registered, in all material respects in accordance with its terms; and (ii) there are no pending or, to the Company’s Knowledge, threatened claims (other than claims for benefits in the ordinary course), lawsuits, investigations or arbitrations which have been asserted or instituted against or involving the Company Benefit Plans which could reasonably be expected to result in any material liability of the Company or any Subsidiary to any Person, including any Company Benefit Plan participant or former participant, to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor, any other Governmental Entity, any Multiemployer Plan (as defined in Section 3(37) of ERISA) or any Company Benefit Plan or fiduciary thereof.

          (e) Except as set forth in Schedule 4.10 or as otherwise provided in Section 2.10 hereof, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any material payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries under any Company Benefit Plan.

          (f) Except as set forth in Schedule 4.10, no Company Benefit Plan (i) is a “defined benefit plan” within the meaning of Section 3(35) of ERISA or is a non-qualified plan that provides retirement income on a defined benefit basis, (ii) provides post-retirement benefits (other than as required under Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or other applicable Law), or (iii) is a plan described in Section 413(a) or 413(c) of the Code or Section 3(40) of ERISA.

          (g) The Company is not a member of any controlled group, within the meaning of Section 412(n)(6)(B) of the Code, with any entity other than any of its Subsidiaries, and, except with respect to those Company Benefit Plans that are multiemployer plans (within the meaning of Section 4001(a)(3) of ERISA) listed on Schedule 4.10 to which the Company or any Subsidiary has any liability or contributes (or has at any time contributed or had an obligation to contribute), there are no circumstances pursuant to which the Company or any Subsidiary thereof could be liable for any material amount (either directly, secondarily, jointly or contingently) under Title IV of ERISA or Sections 4971 through 4980E of the Code or under Section 502(i) or (1) of ERISA.

          (h) No Company Benefit Plan holds Company Common Stock, and the terms of such plans will not in any way prevent the completion of the Merger.

          (i) Except as does not have a Material Adverse Effect, with respect to any Company Benefit Plan established, maintained or contributed to outside the United States of America that is not subject to ERISA, (i) neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination or withdrawal from any such Company Benefit Plan; (ii) the present value of the accrued benefit liabilities (whether or not vested) under each such Company Benefit Plan which is funded, determined as of the end of the most recently ended fiscal year of the Company using generally accepted and reasonable actuarial assumptions, did not exceed the current value of the assets of such plan, and for each such Company Benefit Plan which is not funded, the obligations thereunder have been accrued in accordance with GAAP as in effect in the United States as of the end of the most recently ended fiscal year of the Company, and are reflected on the Company Financial Statements; (iii) all contributions or premiums required to be made by the Company or its Subsidiaries under the terms of each Company Benefit Plan and multi-employer employee benefit plan to which the Company is subject or by applicable laws and regulations have been made in a timely manner; and (iv) all obligations regarding such Company Benefit Plans and multi-employer employee benefit plans have been satisfied, there are no outstanding defaults or violations by any party to such Company Benefit Plans and no Taxes, penalties or fees are owing or eligible in respect of any such Company Benefit Plans.

          SECTION 4.11. Owned Real Property. (a) Schedule 4.11 sets forth a complete and accurate list of the real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”). The Company or one of its Subsidiaries is the legal and beneficial owner, in fee simple, of all of the Owned Real Property, in each case free and clear of any Liens except for (i) Permitted Liens, (ii) Liens, covenants or reservations of interests in title (collectively, “Property Restrictions”) imposed or promulgated by law or by any Governmental Entity which are customary and typical for similar properties, provided they have been fully complied with, do not create a financial obligation or charge, or adequate security has been posted with such Governmental Entity to ensure completion and compliance, or (iii) Property Restrictions or title defects which would not have a Material Adverse Effect. Neither the Company nor any Subsidiary has encumbered its interest in any Owned Real Property other than as disclosed by registered title or pursuant to Permitted Liens or Property Restrictions as set forth in this Section 4.11(a). 3006712 Nova Scotia Company, a Subsidiary of the Company, holds title to all of the Owned Real Property located outside the Province of Ontario as bare nominee for Imperial Parking Canada Corporation, which is the beneficial owner of such Owned Real Property pursuant to a Nominee Agreement dated March 27, 2000, which agreement remains in full force and effect and has not been amended. “Permitted Liens” means (i) Liens for Taxes (as defined in Section 4.19) not yet due or delinquent or as to which there is a good faith dispute and adequate reserves therefor have been made, (ii) Liens established pursuant to that certain Credit Facility, dated September 20, 2000, by and among HSBC Bank Canada, the Company and certain of the Company’s affiliates, (iii) any non-financial Property Restrictions, easements, encroachments or rights of way disclosed on an existing owner’s or lender’s title insurance policy made available to the Company (whether material or immaterial) prior to the date hereof, (iv) Liens and obligations arising under the Company Material Contracts or the Leases (as defined in Section 4.12), (v) any Lien which does not, individually or in the aggregate, interfere materially with the current use or value of such property (assuming its continued use in the manner in which it is currently used), and (vi) materialman’s, mechanics’, carriers’, workmen’s, and repairman’s liens arising in the usual, regular and ordinary course and not past due and payable or the payment of which is being contested in good faith and adequate reserves therefor have been made.

          (b) The Owned Real Property and all buildings, equipment and other tangible assets located thereon are in good and usable condition such that they are adequate and suitable for the operation of the Company’s business as it is currently being conducted. All improvements on the Owned Real Property conform to all applicable Laws, use restrictions, building ordinances, and health and safety ordinances, the Owned Real Property is zoned for the purposes for which the Owned Real Property and improvements thereon are presently being used, and there is no private restrictive covenant or governmental use restriction (including zoning) on all or any portion of the Owned Real Property that prohibits the current use of the Owned Real Property, except as, in each case, would not have a Material Adverse Effect. The Company has received no written notice of any pending or threatened condemnations, planned public improvements, annexation, special assessments, zoning or subdivision changes, or other adverse claims affecting the Owned Real Property, except as would not, individually or in the aggregate, have a Material Adverse Effect.

          (c) As of the date hereof, except for the Leases (as defined in Section 4.12 below) or as set forth on Schedule 4.11, neither the Company nor any of its Subsidiaries is a party to any contract for the purchase, sale, lease, sublease or license of any real property or any interest therein, and no Person has any contract right, option, right of first refusal or any other agreement, whether oral or written, with respect to the purchase, sale, lease, sublease, license or transfer of all or any material portion of the Owned Real Property.

          (d) The Company has made no commitment to any Person or Governmental Entity relating to the Owned Real Property that would impose an obligation upon the Company or any Subsidiary to make any contributions or dedications of money or land, or to construct, install or maintain any improvements of a public or private nature as part of the Owned Real Property or upon separate lands. To the Company’s Knowledge, no Governmental Entity has imposed any requirement that the Company or any of its Subsidiaries pay, directly or indirectly, any special fees or contributions or incur any expenses or obligations in connection with the development of the Owned Real Property or any portion thereof, other than any regular and nondiscriminatory local real estate or school Taxes assessed against the Owned Real Property. To the Company’s Knowledge, the parcels comprising the Owned Real Property constitute separately subdivided, legally distinct parcels of land, and are separately assessed for real property Tax assessment purposes and are not combined with any other real property for Tax assessment purposes. Since January 1, 2003, neither the Company nor any Subsidiary has received any written notice of any actual, contemplated or proposed reassessment of the Owned Real Property or any portion thereof for general real estate Tax purposes.

          (e) There is no default or breach by the Company or any of its Subsidiaries under any covenants, conditions, restrictions or easements to which the Company or any of its Subsidiaries is a party and which may affect the Owned Real Property or any portion thereof except as would not, individually or in the aggregate, have a Material Adverse Effect.

          SECTION 4.12. Leases and Management Agreements. (a) Schedule 4.12 sets forth a list of the locations of the real properties leased as of the date hereof for use as a parking facility or material office space, whether as lessor or lessee, or subleased, whether as sublessor or sublessee, by the Company or any of its Subsidiaries (each, a “Lease” and collectively, the “Leases”; the property covered by Leases under which the Company or any Subsidiary is a lessor, sublessor, lessee or sublessee is referred to herein as the “Leased Real Property”). Schedule 4.12 also sets forth a list of the locations of the real properties managed as of the date hereof by the Company or any of its Subsidiaries pursuant to a management agreement (each, a “Management Agreement” and collectively the “Management Agreements”; the property covered by the Management Agreements is referred to herein as the “Managed Real Property”). The Company has previously made available to Parent and its representatives all of the Leases and Management Agreements currently in effect that are in the Company’s possession. Each of the Leases and Management Agreements constitutes the valid and legally binding obligation of the Company or its Subsidiaries, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles, or except as would not have a Material Adverse Effect. Each Lease is in full force and effect, and the Company or a Subsidiary holds a valid leasehold interest in the Leased Real Property leased or subleased by the Company or any Subsidiary.

          (b) There is no violation or default (nor does there exist any condition, which with the passage of time or the giving of notice or both, would cause such a violation or default) by the Company or its Subsidiaries under any Lease or Management Agreement, except for such violations or defaults that would not have a Material Adverse Effect.

          (c) The Owned Real Property, Leased Real Property and Managed Real Property are adequate to permit the use thereof in the manner they are currently utilized by the Company and its Subsidiaries, except as would not have a Material Adverse Effect.

          SECTION 4.13. Intellectual Property. (a) Set forth on Schedule 4.13 is a list of all material patents and patent applications, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, mask works registrations and applications, both domestic and foreign, held or made by the Company or one of its Subsidiaries. The assets described on Schedule 4.13 and all other material trade secrets, trademarks, trade names, service marks, copyrights, know-how, methods processes, procedures, computer software, apparatus, equipment, industrial property, discoveries, inventions, designs, drawings, plans, specifications, engineering data, manuals, development projects, research and development work in progress, technology or other proprietary rights or confidential information which are owned by the Company or any of its Subsidiaries are referred to as the “Intellectual Property.” The Company and its Subsidiaries own the Intellectual Property validly and beneficially.

          (b) Set forth on Schedule 4.13 is a list of (i) all material licenses and other agreements pertaining to Intellectual Property granted to other Persons by the Company or any of its Subsidiaries, and (ii) all material licenses and other agreements pertaining to patents, trade names, trademarks, service marks, copyrights, mask works registrations, software, trade secrets, know-how, technology or other proprietary rights or information granted to the Company or any of its Subsidiaries by other Persons. Except as set forth on Schedule 4.13, none of the material licenses or other agreements described above is subject to termination or cancellation or change in its terms or provisions as a result of this Agreement or the transactions contemplated hereby, except as would not have a Material Adverse Effect.

          (c) To the Knowledge of the Company, there is no material unauthorized use, infringement or misappropriation of any Intellectual Property by any other Person.

          (d) Except as set forth on Schedule 4.13, no claim with respect to any Intellectual Property is pending or, to the Knowledge of the Company, is threatened by any Person nor does the Company know of any valid ground for any bona fide claims (i) to the effect that the Company or any of its Subsidiaries is infringing the intellectual property of any other Person, (ii) against the Company or any Subsidiary relating to the use of any Intellectual Property, or (iii) challenging the ownership, validity or effectiveness of any Intellectual Property. All granted and issued patents and all registered trademarks, service marks and copyrights listed on Schedule 4.13 are valid, enforceable and subsisting.

          (e) No Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting in any manner the licensing, assignment or other transfer, use or enforceability thereof by the Company or any of its Subsidiaries.

          SECTION 4.14. Insurance. All material insurance policies carried by or covering the Company and its Subsidiaries with respect to their business, assets and properties are in full force and effect, and no written notice of cancellation has been given with respect to any such policy. Set forth on Schedule 4.14 is a complete list of such policies. The Company makes no representation or warranty that such policies will be continued or are continuable after the Effective Time.

          SECTION 4.15. Environmental. (a) Except as disclosed in the environmental reports listed on Schedule 4.15:

               (i) The Company and each Subsidiary, except as would not have a Material Adverse Effect, (x) is in compliance with, and is not subject to any pending or, to their Knowledge, threatened liability with respect to, any applicable Environmental Law, (y) holds or has applied in a timely manner for all Environmental Permits necessary to conduct its current operations, and (z) is in compliance with its Environmental Permits.

               (ii) To the Knowledge of the Company, no Hazardous Substances have been or are currently located at, in, on, under or about any real property currently or formerly owned, leased, occupied or managed by the Company or any of its Subsidiaries in an amount or concentration which requires investigation, response, removal or other remedial or corrective action under any applicable Environmental Law or which would reasonably be expected to form the basis of any claim against the Company or any Subsidiary, except as would not have a Material Adverse Effect.

               (iii) To the Knowledge of the Company, there are no asbestos-containing materials, suspected asbestos-containing materials or urea formaldehyde-containing materials incorporated into or on the buildings or any improvements on any real property currently or formerly owned, leased, occupied or managed by the Company or any of its Subsidiaries, except as would not have a Material Adverse Effect.

               (iv) To the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice, demand, order, claim or request for information within the past three (3) years alleging that the Company or any Subsidiary may be in violation of, or liable under, any Environmental Law.

               (v) Neither the Company nor any Subsidiary (x) has entered into or agreed to any consent decree or order or is subject to any pending or, to their Knowledge, judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no litigation or other proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (y) is an indemnitor in connection with any claim asserted in writing or, to the Knowledge of the Company, threatened by any third party indemnitee for any liability relating any Environmental Law or any Hazardous Substances.

               (vi) To the Knowledge of the Company, none of the real property owned, leased, occupied or managed by the Company or any Subsidiary is listed or proposed for listing on the “National Priorities List” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof, or any similar state or foreign list of sites requiring investigation or cleanup nor, to the Knowledge of the Company, has the Company or any of its Subsidiaries sent any Hazardous Substances to such a site.

          (b) Complete and accurate copies of all environmental audits, assessments and reports relating to the Owned Real Property which were prepared for or on behalf of the

Company or any Subsidiary during the past five (5) years have been made available to Parent and are disclosed on Schedule 4.15, and copies of all Environmental Permits that have been issued to the Company or any of its Subsidiaries during the past three (3) years have been made available to Parent.

          (c) As used in this Agreement, the following terms have the meanings set forth below:

          (i) “Environmental Law” means any law, regulation, rule, ordinance or other requirement of any Governmental Entity now in effect, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or worker or public health and safety, including, without limitation, those relating to the presence, use, handling, transportation, treatment, storage, disposal, release, management, emission, cleanup, investigation, remedy or discharge of Hazardous Substances.

          (ii) “Hazardous Substances” means (x) petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls or radon, and (y) any other chemicals, materials, hazardous substances, extremely hazardous substances, hazardous materials, pollutants, contaminants or waste under any applicable Environmental Law.

          SECTION 4.16. Material Contracts. Schedule 4.16 contains a list of all written or oral contracts, agreements, guarantees or other commitments to which the Company or any Subsidiary is a party and which fall within any of the following categories (other than the Leases and the Management Agreements, which shall be deemed not to be Company Material Contracts): (i) “material contracts” within the meaning of Item 601(b)(10) of Regulation S-K; (ii) contracts material to the Company and its Subsidiaries, taken as a whole, not entered into in the ordinary course of business; (iii) joint venture, partnership and similar agreements; (iv) contracts containing covenants purporting to limit the freedom of the Company or any Subsidiary to compete in any line of business in any geographic area or to hire or solicit any individual or group of individuals; (v) contracts which after the Effective Time would have the effect of limiting the freedom of the Surviving Corporation or any Subsidiaries to compete in any line of business in any geographic area or to hire any individual or group of individuals; (v) contracts which contain minimum purchase conditions or requirements or other terms that restrict or limit the purchasing relationships of the Company or any Subsidiary; (vi) contracts relating to any outstanding commitment for capital expenditures in excess of US$100,000; (vii) indentures, mortgages, promissory notes, loan agreements, guarantees of amounts in excess of US$100,000, letters of credit or other agreements or instruments of the Company or any Subsidiary or commitments for the borrowing or the lending of amounts in excess of US$100,000 by the Company or any Subsidiary or providing for the creation of any Lien upon any of the assets of the Company or any Subsidiary; and (viii) contracts with or for the benefit of any Affiliate of the Company (other than Subsidiaries). The contracts and other commitments described in this Section 4.16 are collectively referred to as “Company Material Contracts,” whether or not listed on Schedule 4.16 (other than the Leases and the Management Agreements, which shall be deemed not to be Company Material Contracts). All of the Company Material Contracts are valid and binding obligations of the Company or a Subsidiary and, to the Knowledge of the

Company, the valid and binding obligation of each other party thereto, except as would not have a Material Adverse Effect. Neither the Company nor any Subsidiary nor, to the Knowledge of the Company, any other party thereto, is in violation of or in default in respect of, nor has there occurred any event or condition which with the passage of time or giving of notice (or both) could constitute a default under, any Company Material Contract which, in any such case, would have a Material Adverse Effect.

          SECTION 4.17. Change of Control Provisions. Except as set forth on Schedule 4.17 or as would not have a Material Adverse Effect, the transactions contemplated by this Agreement will not constitute a “change of control” under, require the consent from or the giving of notice to a third party pursuant to, permit a third party to terminate or accelerate vesting or repurchase rights or create any other detriment under the terms, conditions or provisions of any Company Material Contract. The total amounts payable to the executives identified in Schedule 4.10 as a result of the transactions contemplated by this Agreement and/or any subsequent employment termination (including any “gross-up” payments with respect to any of the foregoing), based on compensation data applicable as of the date of Schedule 4.10 and the assumptions stated on such Schedule, will not exceed the amount set forth on such Schedule.

          SECTION 4.18. Compliance with Laws/Permits. (a) Except as set forth on Schedule 4.18, neither the Company nor any of its Subsidiaries, to the best of the Company’s Knowledge, is in violation, or has violated, any laws applicable thereto, except for any violations which would not have a Material Adverse Effect.

          (b) The Company and its Subsidiaries have all material permits, licenses, approvals and other authorizations from applicable Governmental Entities required in connection with the operation of their respective businesses (collectively, “Company Permits”), except those the absence of which would not have a Material Adverse Effect.

          SECTION 4.19. Taxes. (a) Except as set forth on Schedule 4.19, the Company and each of its Subsidiaries has timely filed, or caused to be timely filed, all Tax Returns (as defined in Section 4.19(b)) required to be filed by it, all such Tax Returns are complete and accurate in all material respects, and the Company and each Subsidiary has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes (as defined in Section 4.19(b)) required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith (provided such contests are disclosed on Schedule 4.19). Other than as set forth in Schedule 4.19, there are no claims or assessments pending against the Company or any of its Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or which are being contested in good faith (provided such contests are disclosed on Schedule 4.19) or are immaterial in amount). Neither the Company nor any of its Subsidiaries has any waivers or extensions of any applicable statute of limitations to assess any Taxes. Except as set forth on Schedule 4.19, there are no outstanding requests by the Company or any of its Subsidiaries for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. Except as provided on Schedule 4.19, the Company (i) has no liability for the Taxes of any Person under

Treasury Regulations Section 1.1502-6 (or any comparable provision of state, local or foreign law) other than as a member of the Affiliated Group of which the Company is the common parent, and (ii) is not a party to, bound by, or obligated under any tax sharing agreement. Except as provided on Schedule 4.19, no written claim has been made during the prior three (3) years by any Governmental Entity in a jurisdiction where the Company does not currently file Tax Returns to the effect that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction. Except as set forth on Schedule 4.19, neither the Company nor any Subsidiary is a party to any agreement or plan that, individually or in the aggregate, would reasonably be expected to give rise to an “excess parachute payment” within the meaning of Section 280G of the Code, or which would result in the loss of any deduction under Section 162(m) of the Code. The Company has delivered to Parent copies of each of its Tax Returns for the past 3 years. Neither the Company nor any Subsidiary, nor any Person on behalf of the Company or any Subsidiary, has granted to any Person any power of attorney that is currently in force with respect to any Tax matter relating to the Company or any Subsidiary.

          (b) For purposes of this Agreement: (i) “Taxes” shall mean all income, gross receipts, windfall profits, capital, large corporations, value added, goods and services, severance, property, production, sales, use, license, excise, franchise, employment, employer health, employer insurance, Canada or Quebec pension plan contribution, withholding or other taxes of any kind whatsoever together with any interest, additions, penalties or installments with respect thereto and any interest in respect of such additions, penalties or installments; (ii) “Tax Returns” shall mean all declarations, reports and returns (including, without limitation, all necessary elections and disclosures required to be filed with any Governmental Entity with respect to Taxes and (iii) “Affiliated Group” means any affiliated, consolidated, combined or unitary group within the meaning of Section 1504 of the Code or any analogous or similar provision of state, local or foreign law.

          SECTION 4.20. Section 203 of the DCGL, Stockholder Rights Plan. (a) Other than the Rights Agreement, the Company has not proposed, adopted, approved or implemented any stockholder rights plan, or authorized the issuance of any similar dividend or the distribution of any securities to its stockholders, or entered into any agreement with respect to the foregoing (any such plan, authorization, dividend, distribution or agreement being referred to herein as a “Stockholder Rights Plan”), which could have the effect of restricting, prohibiting, impeding or otherwise affecting the consummation of the transactions contemplated by this Agreement or the Voting Agreements by the parties hereto and thereto.

          (b) Prior to the date of this Agreement, the Board of Directors has taken all action necessary to exempt under, or make not subject to, (i) the provisions of Section 203 of the DGCL and (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (A) the execution of this Agreement and the Voting Agreements, (B) the Merger, and (C) the transactions contemplated by this Agreement and the Voting Agreements. The Rights Agreement has been amended so that (A) (i) neither Parent nor Merger Sub nor any of their respective Affiliates shall be deemed to be an “Acquiring Person” (as such term is defined in the Rights Agreement), (ii) no “Stock Acquisition Date,” “Distribution Date” or “Triggering Event” (as such terms are defined in the Rights Agreement) shall be deemed to occur, (iii) the Rights will not separate from the Company Common Stock, and (iv) the Rights shall not become exercisable, in each case as a result of the execution, delivery or performance of this Agreement or the Voting Agreements or the public announcement thereof, or the consummation of the Merger or any other transactions contemplated by this Agreement, or the grant or exercise of any rights (including option rights) under the Voting Agreements, or the consummation of any other transactions contemplated by the Voting Agreements, and (B) the Rights Agreement will expire immediately prior to the Effective Time. The Rights Agreement, as amended in accordance with the preceding sentence, has not been further amended or modified. Copies of all such amendments to the Rights Agreement have been delivered to Parent.

          SECTION 4.21. Brokers. No broker, finder, investment banker or other Person (other than The Blackstone Group, L.P.) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company and, other than the fee payable to The Blackstone Group, L.P., neither the Company nor any Subsidiary is responsible for any other brokerage, finder’s or other fee or commission in respect of the transactions contemplated by this Agreement.

          SECTION 4.22. Opinion of Financial Advisor. The Blackstone Group, L.P. has rendered to the Special Committee a written opinion, dated as of the date of this Agreement, to the effect that, subject to the assumptions and limitations set forth therein, the Per Share Amount to be received by the stockholders of the Company, is fair to such holders from a financial point of view.

          SECTION 4.23. Labor Relations; Employees. (a) Schedule 4.23 sets forth a complete and accurate list of (i) any employees and independent contractors of the Company and each Subsidiary earning compensation in excess of US$125,000 per year, and the age, position, status, length of service and current rate of pay or salary per annum, and (ii) each collective bargaining agreement to which the Company or any of its Subsidiaries is a party (each, a “Collective Bargaining Agreement”). Except as would not have a Material Adverse Effect: (i) there is no strike, slowdown, picketing, work stoppage or concerted refusal to work overtime with respect to any employees employed by the Company or any of its Subsidiaries, and (ii) there is no labor dispute currently subject to any grievance procedure, arbitration or litigation or, to the Knowledge of the Company, threatened with respect to any employees employed by the Company or any of its Subsidiaries.

          (b) Except as set forth on Schedule 4.23, no petition for a certification or unionization proceeding has been filed or undertaken with respect to any employees of the Company or any of its Subsidiaries who are not currently covered by a Collective Bargaining Agreement.

          (c) Except as set forth in Schedule 4.23, neither the Company nor any Subsidiary is bound by any employment contract (other than oral employment agreements for an indefinite period of time, terminable upon notice or pay in lieu thereof) or consulting contract that provides for the payment of annual compensation in excess of US$125,000, or any termination and severance agreements that provide for separation payments in excess of US$125,000, in respect of any employee or former employee

          (d) Schedule 4.23 contains a true and complete list of each of the Company’s material written personnel policies or rules applicable to employees of the Company or any of its Subsidiaries as of the date hereof, true, correct and complete copies of which have previously been made available to Parent. The Company and its Subsidiaries are in material compliance with all applicable laws with respect to employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except as would not have a Material Adverse Effect. No charges with respect to or relating to the Company or any Subsidiary are pending before the Equal Employment Opportunity Commission or any other corresponding state or foreign agency, except for such charges as would not have a Material Adverse Effect, and the Company and its Subsidiaries have at all times been in material compliance with all applicable laws and regulations prohibiting discrimination in the workplace including, without limitation, laws and regulations that prohibit discrimination and/or harassment on account of race, national origin, religion, gender, disability, age, workers compensation status or otherwise, except where the failure to be in such compliance would not result in a Material Adverse Effect. No federal, state, local or foreign agency responsible for the enforcement of labor or employment laws has notified the Company or any Subsidiary that it intends to conduct an investigation with respect to or relating to the Company or any Subsidiary and no such investigation is in progress, except where such investigations would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect or as disclosed on Schedule 4.23, there are no lawsuits, complaints, controversies or other proceedings pending relating to any employees of the Company or any Subsidiary nor, to the Knowledge of the Company, has any applicant for employment or employee alleged the breach of any express or implied contract of employment, or the breach of any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with any employment relationship.

          (e) As of the date hereof, within the last three years, (i) the Company and its Subsidiaries have not effectuated (A) a “plant closing” (as defined in the Worker Adjustment and Retaining Notification Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, or (B) a “mass layoff’ (as defined in such act) affecting any site of employment or facility of the Company or any Subsidiary; and (ii) the Company and its Subsidiaries have not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

          SECTION 5.1. Conduct of Business by the Company Pending the Effective Time. Except as otherwise specifically contemplated by this Agreement, required by law, disclosed in Schedule 5.1 or consented to by Parent in writing (which consent shall not be unreasonably withheld or delayed), during the period from the date of this Agreement to the Effective Time, (i) the Company and each Subsidiary shall conduct its business in the ordinary course consistent with past practice, and shall use commercially reasonable efforts to maintain its relationships with its employees, customers, suppliers, landlords and others having business dealings with it, and (ii) without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries will:

          (a) amend their respective articles of incorporation or bylaws (or comparable governing instruments) or the Rights Agreement, except as otherwise provided herein;

          (b) authorize for issuance, issue, grant, sell, pledge or dispose of any shares of, or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any shares of, the capital stock or other securities of the Company or any of its Subsidiaries including, but not limited to, any securities convertible into or exchangeable for shares of stock of any class of the Company or any of its Subsidiaries, except for (i) the issuance of Shares (including the associated Rights) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms, (ii) issuances in accordance with the Rights Agreement and (iii) transactions by and among the Company and its wholly-owned Subsidiaries or between its wholly-owned Subsidiaries;

          (c) split, combine or reclassify any shares of its capital stock or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or membership interests, other than dividends or distributions to the Company or a Subsidiary of the Company, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any shares of its capital stock or other securities;

          (d) other than a transaction by and among the Company and its wholly-owned Subsidiaries or between its wholly-owned Subsidiaries, (i) create, incur or assume any debt in excess of US$250,000 individually or in the aggregate, except refinancings of existing obligations on terms that are, in the aggregate, no less favorable to the Company or its Subsidiaries than the existing terms, provided that any debt refinancings shall not increase the amount of indebtedness outstanding by more than the amount otherwise permitted by this Section 5.1(d)(i); (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, indirectly, contingently or otherwise) for the obligations of any Person; (iii) make any capital expenditures or make any loans, advances or capital contributions to, or investments in, any other Person (other than (v) payments in the nature of “key money” or pre-paid rent to secure a parking-related contract that do not exceed US$250,000 in the aggregate, (w) to the Company or a Subsidiary of the Company, (x) customary travel, relocation or business advances to employees, (y) for the fiscal year ending December 31, 2004, such amounts as are contemplated (both as to type and amount of expense) by the Company’s capital budget for such fiscal year, a copy of which has been provided to Parent and (z) such other items as do not exceed US$250,000 individually or in the aggregate); (iv) acquire any portion of the stock, assets or business of, or merge or consolidate with, any other Person; (v) voluntarily incur (other than in the ordinary course of business consistent with past practice) any liability or obligation (absolute, accrued, contingent or otherwise) in excess of US$250,000 individually or in the aggregate; or (vi) sell, transfer, lease, mortgage, pledge, hypothecate or otherwise dispose of, or encumber, or agree to sell, transfer, lease, mortgage, pledge, hypothecate or otherwise dispose of or encumber, any assets or properties (whether real, personal or mixed) of the Company and its Subsidiaries having an aggregate value in excess of US$250,000;

          (e) (i) increase in any manner the compensation of any of its officers or employees, except for increases in the ordinary course consistent with past practice that do not materially increase the Company’s compensation expense or benefits to such officers or employees (as the case may be), (ii) enter into, establish, amend or terminate any employment or consulting agreement or arrangement with, for or in respect of any officer or employee other than pursuant to the terms of agreements in effect on the date of this Agreement, except for employment or consulting agreements or arrangements with employees or consultants earning in each case annual compensation of US$75,000 or less, or (iii) enter into, establish, amend or terminate any retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, stock option or other equity, pension, retirement, vacation, severance, deferred compensation or other compensation or benefit plan, policy, agreement, trust, fund or arrangement with, for or in respect of, any stockholder, officer, director, or employee other than pursuant to the terms of agreements in effect on the date of this Agreement;

          (f) pay, discharge or satisfy any claims, liabilities or obligations other than in the ordinary course of business consistent with past practice, or settle or compromise any material pending or threatened suits, actions or claims, on terms that result in aggregate payments by the Company of more than US$250,000;

          (g) enter into any lease agreement which (i) has an initial term in excess of 10 years or (ii) requires an initial contribution or other payment in excess of US$250,000;

          (h) propose, adopt, approve or implement any Stockholder Rights Plan which could have the effect of restricting, prohibiting, impeding or otherwise affecting the consummation of the transactions contemplated by this Agreement, or make a determination that Parent, Merger Sub or any of their respective affiliates or associates, directors, officers or employees is an “Acquiring Person” under the Rights Agreement;

          (i) waive, release, grant or transfer any rights of material value, or modify in any material respect any existing lease, management agreement or other contract, other than in the ordinary course of business consistent with past practice;

          (j) enter into any agreement or arrangement prohibiting or restricting it from freely engaging in the parking business in any geographic area;

          (k) adopt a plan of complete or partial liquidation or adopt resolutions providing for or authorizing any such liquidation or any dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (l) change any of its accounting principles or policies except as required by GAAP or as the Company’s independent public accountants have advised the Company is required by GAAP; or

          (m) agree in writing or otherwise to take any of the actions described in Sections 5.1(a) through (l) above.

          SECTION 5.2. Non-Solicitation; Company Recommendation. (a) The Company shall immediately terminate, and shall instruct its and its Subsidiaries’ officers, directors, employees, attorneys, accountants, advisors, representatives and agents (collectively, “Company Representatives”) to immediately terminate, all existing discussions or negotiations, if any, with any Person conducted previously with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly demand that each Person which has previously executed a confidentiality agreement with or for the benefit of the Company or any of its Subsidiaries or any of the Company Representatives with respect to such Person’s consideration of a possible Acquisition Proposal promptly return or destroy (which destruction shall be certified in writing by such Person to the Company) all confidential information previously furnished by the Company or any of its Subsidiaries or any of the Company Representatives to each such Person or any of its representatives in accordance with the terms of any confidentiality agreement with such Person.

          (b) From the date of this Agreement until the Effective Time, the Company shall not, and the Company shall cause its Subsidiaries and the Company Representatives not to, (i) solicit or initiate or knowingly encourage or take any other action to facilitate any proposal, inquiry or request that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate or engage in substantive discussions or negotiations with, or disclose or provide any non-public information relating to the Company or its Subsidiaries to, or afford access to any of the properties, books or records of the Company or its Subsidiaries to, any Person that has made an Acquisition Proposal or any such proposal, inquiry or request or any of such Person’s affiliates or any of its representatives or (iii) except as provided in this Section 5.2 and subject to compliance herewith, enter into any agreement or agreement in principle with any Person that has made an Acquisition Proposal or any such proposal, inquiry or request or any of such Person’s affiliates or representatives; provided, however, that the Company and the Company Representatives may take any actions described in clause (ii) of this subsection (b) in respect of a Person that has made an Acquisition Proposal if, but only if, (A) such Person has submitted a written Acquisition Proposal, (B) such Person has entered into a confidentiality agreement with the Company on terms that the Company reasonably determines are no less favorable to the Company than the confidentiality agreement dated July 3, 2003, between the Company and The Gates Group LLC, (C) such Acquisition Proposal constitutes a Superior Proposal, (D) a majority of the Board of Directors or the Special Committee has reasonably and in good faith determined, following consultation with outside counsel, that the failure to take such action would create a reasonable likelihood of a breach of their fiduciary duties under

Delaware law, and (E) prior to disclosing or providing any nonpublic information the Company shall disclose all such information to Parent unless previously provided to Parent.

          (c) As used in this Agreement, the following terms have the meanings set forth below:

                     (i) “Acquisition Proposal” means any offer or proposal (whether or not in writing) (other than an offer or proposal by or on behalf of Parent or its Affiliates) for, or any indication of interest in: (i) a transaction pursuant to which any Person or group of Persons acquires or would acquire beneficial ownership of more than 20% of the outstanding voting power of the Company or any of its Subsidiaries, whether from the Company or pursuant to a tender offer, exchange offer or otherwise; (ii) a merger, consolidation, business combination, reorganization, share exchange, sale of assets, recapitalization, liquidation, dissolution or similar transaction which would result in any Person (or group of Persons) other than Parent, Merger Sub or any of their Affiliates (any such Person, a “Third Party”) acquiring 20% or more of the fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (iii) any transaction which would result in a Third Party acquiring 20% or more of the fair market value of the assets (including, without limitation, the capital stock of any Subsidiary) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction (whether by purchase of assets, acquisition of stock of a Subsidiary or otherwise); or (iv) any combination of the foregoing.

                     (ii) “Superior Proposal” means any Acquisition Proposal (with all of the percentages included in the definition of Acquisition Proposal increased to 50% for purposes of this definition) that is (x) on terms that the Board of Directors or the Special Committee determines in its good faith judgment (after consultation with its advisors) to be more favorable to the Company’s stockholders than the Merger (taking into account any factors relating to such proposed transaction deemed relevant by the Board of Directors or the Special Committee, including, without limitation, the financing thereof and all other conditions thereto) and (y) made by a Person or group of Persons who have provided the Company with evidence reasonably satisfactory to the Board of Directors or the Special Committee that such Person or group has or will have sufficient funds to complete such Acquisition Proposal.

          (d) The Company shall promptly advise Parent, telephonically and in writing, of the Company’s receipt of any Acquisition Proposal or any proposal, inquiry or request that the Company determines could reasonably be expected to lead to an Acquisition Proposal. The Company shall promptly provide Parent, in writing and in reasonable detail, with the material terms and conditions of any such Acquisition Proposal, inquiry or request and the identity of the Person making the same. The Company shall update Parent in respect of material changes in the status or content of any discussions or negotiations regarding any Acquisition Proposal, and shall promptly inform Parent of any change in any of the price, form of consideration or other material terms of any Acquisition Proposal. Promptly upon determination by the Board of Directors or Special Committee that an Acquisition Proposal constitutes a Superior Proposal, the Company shall deliver to Parent a written notice (a “Notice of Superior Proposal”) advising it of such determination, specifying in reasonable detail the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal.

          (e) The Board of Directors has adopted a resolution recommending the adoption of this Agreement by the Company’s stockholders (the “Company Recommendation”) and, except as provided in the next sentence, the Board of Directors shall not withdraw or modify such Company Recommendation or take any action having such effect unless a majority of the Board of Directors or the Special Committee shall have determined in good faith, after consultation with outside counsel, that this Agreement and the Merger is no longer in the best interests of the Company’s stockholders and that the failure to undertake such withdrawal or modification would create a reasonable likelihood of a breach of their fiduciary duties to the Company’s stockholders under applicable law. Notwithstanding the foregoing, the Board of Directors shall only be permitted to (i) withdraw or modify in a manner adverse to Parent and Merger Sub (or not to continue to make) its recommendation to its stockholders with respect to a Superior Proposal or (ii) cause the Company to enter into an agreement relating to a Superior Proposal, if the Company has given Parent at least 72 hours’ prior written notice of its intention to withdraw or modify such recommendation or enter into such agreement. Nothing in this Section 5.2 shall prohibit the Company or the Board of Directors from taking and disclosing to the stockholders of the Company a position with respect to an Acquisition Proposal by a Third Party to the extent the Company determines to be required under Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act; provided, however, that unless and until this Agreement is terminated in accordance with Section 8.1 hereof, nothing in this sentence shall affect the obligations of the Company or the rights of Parent or Merger Sub under any other provision of this Agreement.

ARTICLE VI.

ADDITIONAL AGREEMENTS

          SECTION 6.1. Stockholders Meeting; Proxy Statement. (a) In accordance with the Restated Certificate and the Company’s Amended and Restated Bylaws, the Company shall call and hold a meeting of its stockholders as promptly as practicable for the purpose of voting upon the approval of the Merger (the “Stockholders Meeting”), and the Company shall use its best efforts to hold the Stockholders Meeting as promptly as practicable after the date on which the Proxy Statement (as defined below) is cleared by the SEC. As promptly as practicable after the date of this Agreement, the Company, Parent and Merger Sub shall cooperate and prepare and file with the SEC, and shall use all commercially reasonable efforts to have cleared by the SEC, and promptly thereafter shall mail to stockholders, a proxy statement (the “Proxy Statement”) in connection with the Stockholders Meeting. The Company, Parent and Merger Sub each will promptly and timely provide all information relating to its respective businesses or operations necessary for inclusion in the Proxy Statement to satisfy all requirements of applicable state and federal securities laws. The Company and Parent (with respect to Parent and Merger Sub) each shall be solely responsible for any statement, information or omission in the Proxy Statement relating to it (and Merger Sub with respect to Parent) or its Affiliates based upon written information furnished by it (or Merger Sub with respect to Parent) for inclusion in the Proxy Statement.

          (b) The Company agrees that the Proxy Statement will not, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation, warranty or covenant is hereby made, or will be made, by the Company with respect to Parent and Merger Sub Information (as defined in Section 6.1(c)).

          (c) Each of Parent and Merger Sub agrees that none of the information supplied by Parent or Merger Sub, or any of their respective officers, directors, representatives, agents or employees (the “Parent and Merger Sub Information”), for inclusion in the Proxy Statement, or in any amendments thereof or supplements thereto, at the time the Proxy Statement (or any amendment or supplement thereto) is filed with the SEC or first sent to stockholders, at the time of the Stockholders Meeting or at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          SECTION 6.2. Access to Information; Confidentiality. The Company shall, and shall use its commercially reasonable efforts to cause its Subsidiaries to, afford to Parent and its accountants, counsel, financial advisors and other representatives reasonable access during normal business hours and upon reasonable notice throughout the period prior to the Effective Time to their respective properties, books, contracts, commitments and records and, during such period, shall furnish such information concerning its businesses, properties and personnel as Parent shall reasonably request; provided, however, such access shall not unreasonably disrupt the Company’s or its Subsidiaries’ respective operations and must be conducted in accordance with the reasonable procedures established by the Company. All nonpublic information provided to, or obtained by, Parent in connection with the transactions contemplated hereby shall be “Confidential Information” for purposes of the Confidentiality Agreement, dated July 3, 2003, by and between the Company and The Gates Group, LLC (the “Confidentiality Agreement”), the terms of which shall survive the termination of this Agreement and continue in full force and effect. Notwithstanding the foregoing, the Company shall not be required to provide any information which it reasonably believes it may not provide to Parent by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which the Company or any of its Subsidiaries is required to keep confidential by reason of contract, agreement or other obligation to third parties. If any party discovers any breach of any representation or warranty contained in this Agreement or any circumstance or condition that upon the Effective Time would constitute such a breach, such party covenants that it will promptly so inform the other parties.

          SECTION 6.3. Public Announcements. The parties shall issue a joint initial press release announcing the execution of this Agreement as may be mutually agreed. Thereafter, the parties will consult with one another prior to issuing any press release or otherwise making any public communications in connection with the Merger or the other transactions contemplated by this Agreement and will provide each other with a meaningful opportunity to review and comment upon any such press releases or other public communications, and prior to making any filings with any third party and/or any Governmental Entity with respect to the Merger or the other transactions contemplated by this Agreement, the parties will consult with one another prior to making such filings and will provide each other with a meaningful opportunity to review and comment upon, such filings, except as may be required by law, court process or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service.

          SECTION 6.4. Approvals and Consents; Reasonable Best Efforts; Cooperation. (a) From the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall (i) promptly apply for, diligently pursue, and use their respective reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations and clearances of Governmental Entities and third parties required of it to consummate the Merger, (ii) provide such notices, information and communications to Governmental Entities and third parties, including without limitation labor unions representing employees of the Company or any of its Subsidiaries, as they may be entitled to or may reasonably request, and (iii) assist and cooperate with the other parties hereto to obtain all permits and clearances of Governmental Entities and third parties that are reasonably necessary, and to prepare any document or other information reasonably required of it by any such Persons to consummate the Merger.

          (b) In addition to the other obligations set forth in this Agreement, including, without limitation, this Section 6.4 and Section 6.7, from and after the date hereof until the Effective Time, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, regulations or otherwise to consummate and make effective as expeditiously as practicable, the Merger and the other transactions contemplated by this Agreement, including without limitation, (i) filing as soon as practicable after the date hereof (the “Filing Date”) any required Notification and Report Forms under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice (and filing as soon as practicable any form or report required by any other Governmental Entity relating to antitrust, competition, investment or trade regulation matters, including without limitation, any relevant foreign antitrust authority), (ii) promptly applying for, diligently pursuing, and using reasonable best efforts to obtain prior to the Effective Time all consents, approvals, authorizations, permits and clearances of Governmental Entities and third parties required of it to consummate the Merger, (iii) providing such information and communications to Governmental Entities and third parties as they may reasonably request, (iv) effecting all necessary registrations, filings and submissions and using reasonable best efforts to have lifted any injunction, order or decree of a court or other Governmental Entity of competent jurisdiction or other legal bar to consummation of the Merger or otherwise restraining or prohibiting the consummation thereof (and, in such case, proceeding with the consummation of the Merger as expeditiously as practicable), including through all possible appeals, unless waived by the Company and Parent, (v) assisting and cooperating with each other to obtain all permits and clearances of Governmental Entities that are necessary, and preparing any document or other information reasonably required of it to consummate the Merger, and (vi) executing and delivering any additional certificates, agreements, instruments, reports, schedules, statements, consents, documents and information necessary to consummate the Merger, and fully carrying out the purposes of, this Agreement. Each of the Company, Parent and Merger Sub agrees that, except as otherwise expressly contemplated by this Agreement, it will not take any action that would reasonably be expected to materially adversely affect or materially delay the Effective Time or the ability of any of the parties to satisfy any of the conditions to the Merger or to consummate the Merger.

          (c) In furtherance of and without limitation of the foregoing, each of the Company, Parent and Merger Sub shall (i) respond as promptly as practicable to any reasonable inquiries or requests received from any Governmental Entity for additional information or documentation; (ii) promptly notify the other parties hereto of any written communication to that party or its Affiliates from any Governmental Entity and, subject to applicable law, permit the other parties to review in advance any proposed written communication to any of the foregoing (and consider in good faith the views of the other parties in connection therewith); and (iii) furnish the other parties with copies of all material correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or its staff on the other hand, with respect to this Agreement and the Merger; all with a view towards the prompt completion of the Merger and the transactions contemplated by this Agreement; provided, however, that nothing contained in this Section 6.4 shall obligate any party to disclose to another party any information or documentation that would constitute, in the reasonable belief of the disclosing party, competitively sensitive confidential information or documentation.

          (d) Each of Parent and Merger Sub shall pursue all of their legal alternatives with respect to the HSR Act, any relevant foreign antitrust authority or any injunction, order or decree of a court or other Governmental Entity of competent jurisdiction or other legal bar to consummation of the Merger. In furtherance and not in limitation of the foregoing sentence, each of Parent and Merger Sub shall take any and all steps necessary to respond to and satisfy any concerns raised by any Governmental Entity in any administrative, judicial or legislative action or proceeding, including without limitation, divesting and/or agreeing to divest assets to an entity or entities satisfactory to the relevant concerned Governmental Entity, in order to permit the consummation of the Merger at its own expense, and with no reduction in the aggregate Per Share Amount payable for the Shares hereunder. Each party shall pay any filing fees required to be paid by it in connection with the HSR Act and any relevant foreign antitrust authority.

          SECTION 6.5. Agreement to Defend and Indemnify; Insurance. (a) It is understood and agreed that, subject to the limitations on indemnification contained in the DGCL and the Restated Certificate or the Merger Sub Certificate, as applicable, the Company shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall for a period of six years following the Effective Time, to the fullest extent permitted under applicable law, indemnify and hold harmless, each director, officer, employee, fiduciary and agent of the Company or any Subsidiary and their respective Subsidiaries and Affiliates including, without limitation, officers and directors serving as such (and, without limiting the generality of the foregoing, as members of any committee of the Board of Directors, including the Special Committee) on the date hereof or at the Effective Time (collectively, the “Indemnified Parties”) from and against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any of the transactions contemplated hereby, including without limitation liabilities arising under the Securities Act or the Exchange Act in connection with the Merger, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Company or the Surviving Corporation shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly as statements therefor are received, and (ii) the Company and the Surviving Corporation will cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). For a period of six years following the Effective Time, the Surviving Corporation shall maintain or obtain officers’ and directors’ liability insurance covering the Indemnified Parties who currently or at the Effective Time are covered by the Company’s officers and directors liability insurance policies on terms not less favorable than those in effect on the date hereof in terms of coverage and amounts; provided, however, that if the aggregate annual premiums for such insurance at any time during such period exceed 300% of the premium paid by the Company for such insurance as of the date of this Agreement, then the Surviving Corporation shall provide the maximum coverage that will then be available at an annual premium equal to 300% of such per annum rate as of the date of this Agreement. The Surviving Corporation shall continue in effect the indemnification provisions provided by the Merger Sub Certificate and the Merger Sub Bylaws for a period of not less than six years following the Effective Time. This Section 6.5 shall survive consummation of the Merger. This covenant shall survive any termination of this Agreement pursuant to Section 8.1. Notwithstanding Section 9.7, this Section 6.5 is intended to be for the benefit of and to grant third-party rights to the Indemnified Parties whether or not they are parties to this Agreement, and each of the Indemnified Parties shall be entitled to enforce the covenants contained herein.

          (b) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.5.

          (c) After the Effective Time, Parent and Surviving Corporation jointly and severally agree to pay all expenses, including attorney fees, that may be incurred by the Indemnified Parties in enforcing the indemnity and other obligations provided for in this Section 6.5.

          SECTION 6.6. Employee Benefit Matters. From and after the Effective Time, Parent and its Affiliates shall be solely responsible for and shall honor and satisfy all liabilities with respect to the Company Benefit Plans pursuant to the terms of such plans and applicable law. Until the first anniversary of the Effective Time, Parent and its Affiliates shall provide the employees of the Surviving Corporation or its Subsidiaries and their dependents with an employee benefit program providing benefits that, considered as a whole, are substantially equivalent or superior to the benefits provided to such persons immediately prior to the Effective Time under the applicable terms of the Company Benefit Plans. Subject to the foregoing, Parent and its Affiliates may amend or terminate any of the Company Benefit Plans after the Effective

Time, subject to their terms and applicable law. To the extent that any Company Benefit Plan is amended or terminated prior to the first anniversary of the Effective Time so as to reduce the benefits that are then being provided with respect to participants thereunder, Parent shall cause each individual who is then a participant or beneficiary in such terminated or amended Company Benefit Plan to participate in a comparable employee benefit plan maintained by Parent or its Affiliates in accordance with the eligibility criteria thereof, provided that: (a) such participants shall receive full credit for all years of service with the Company or any of its Subsidiaries for purposes of eligibility and vesting, (b) such participants shall participate in such plan on terms that are no less favorable than those offered to similarly situated employees of Parent, and (c) such participants shall participate under any welfare-type benefit plan without any waiting periods, evidence of insurability or application of any pre-existing condition restrictions (except to the extent any such limitation has not been satisfied under any applicable Company Benefit Plan in which the participant then participates or is otherwise eligible to participate), and shall receive appropriate credit for purposes of satisfying any applicable deductibles, co-payments or out-of-pocket limits. Notwithstanding the foregoing, the Surviving Corporation and its Subsidiaries shall not be required to provide any benefits currently governed by any Collective Bargaining Agreement, except pursuant to the specific terms of such Collective Bargaining Agreement.

          SECTION 6.7. Financing. (a) In the event that at any time funds are not or have not been made available pursuant to the Financing Letters so as to enable Parent to proceed with the Merger in a timely manner, each of Parent and Merger Sub shall (i) use its best efforts to obtain alternative funding in an amount at least equal to the amount to be provided pursuant to the Financing Letters on terms and conditions substantially comparable to those provided in the Financing Letters, or otherwise on terms reasonably acceptable to Parent and Merger Sub and (ii) shall continue to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

          (b) Following the date hereof, any amendment or modification, or any termination or cancellation of, the Financing, or any information which becomes known to Parent, Merger Sub or any of their respective Affiliates which makes it unlikely that the Financing will be obtained substantially on the terms set forth in the Financing Letters, shall be promptly disclosed to the Special Committee. None of Parent, Merger Sub or any of their respective Affiliates will knowingly attempt, directly or indirectly, to induce or encourage the Lenders or other entities not to fund any of the financing provided for in the Financing Letters.

          SECTION 6.8. Rollover Agreements. Prior to the Effective Time, Parent may enter into rollover agreements with certain management level employees of the Company or its Subsidiaries pursuant to which such employees will be given the option to convert a specific number of shares of Company Common Stock, Company Stock Options and/or shares of Company Restricted Stock into securities of Parent in lieu of the cash consideration otherwise payable to such employees with respect to such shares of Company Common Stock, Company Stock Options and/or shares of Company Restricted Stock under Article II hereof (collectively, the “Rollover Agreements”). Parent shall not be required to enter into any Rollover Agreements and the execution of any Rollover Agreements shall not be a condition precedent to the Closing. If the Parent elects to enter into any Rollover Agreements, the general terms of such agreements shall be described in the Proxy Statement (or in an amendment thereto) prior to the date of the Stockholders Meeting.

ARTICLE VII.

CONDITIONS PRECEDENT

          SECTION 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Effective Time of the following conditions:

          (a) This Agreement shall have been approved by the requisite vote of the stockholders of the Company, as required by the DGCL and the Restated Certificate.

          (b) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and the requirements of any relevant foreign antitrust or investment regulatory authority shall have been satisfied. Other than the filing of the Certificate of Merger provided for in Section 2.3, all other Required Company Consents and Required Parent Consents required to be made or obtained prior to the Effective Time by the Company or Parent, respectively, or any of their respective Subsidiaries, in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, shall have been made or obtained, except where the failure to make any such filings or obtain any such consents would not have a Material Adverse Effect.

          (c) No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, statute, ordinance, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger (collectively, an “Order”) and no Governmental Entity shall have instituted any proceeding which continues to be pending seeking any such Order.

          SECTION 7.2. Conditions for Obligations of the Company. The obligations of the Company to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent:

          (a) Parent and Merger Sub shall have performed in all material respects and complied in all material respects with all agreements contained in this Agreement that are required to be performed or complied with by them prior to or at the Closing.

          (b) Parent’s and Merger Sub’s representations and warranties contained in Article III of this Agreement shall be true and correct in all material respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (provided that any representation and warranty that addresses matters only as of a certain date need only be true and correct as of that certain date), except for changes permitted by this Agreement and except that any such representation and warranty which is itself qualified as to materiality shall not be deemed so qualified for purposes of this condition.

          (c) The Company shall have received certificates dated the Closing Date and signed by the Chairman, President or an Executive Vice-President of each of Parent and Merger Sub, certifying that the conditions specified in Section 7.2 have been satisfied.

          SECTION 7.3. Conditions for Obligations of Parent and Merger Sub. The obligations of each of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction on or prior to the Effective Time of the following additional conditions precedent:

          (a) The Company shall have performed in all material respects and complied in all material respects with all agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

          (b) Each of the Company’s representations and warranties contained in Article IV of this Agreement shall be true and correct in all respects as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing (provided that any representation and warranty that addresses matters only as of a certain date need only be true and correct as of that certain date) except for changes permitted by this Agreement and except where the failure of such representation and warranty to be true and correct in all respects would not have a Material Adverse Effect, provided, however, that any such representation and warranty which is itself qualified as to materiality (for example, by reference to a Material Adverse Effect) shall not be deemed so qualified for purposes of this condition.

          (c) Parent shall have received a certificate dated the Closing Date and signed by the Chairman, President or a Vice-President of the Company, certifying that the conditions specified in Section 7.3 have been satisfied.

          (d) Parent shall have received the certificate contemplated by Section 2.7(d) of this Agreement, dated the Closing Date and signed by an officer of the Company.

ARTICLE VIII.

TERMINATION

          SECTION 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the stockholders of the Company:

          (a) By the mutual written consent of the Company and Parent.

          (b) By Parent or the Company if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling or other action each party hereto shall use its reasonable best efforts to have lifted, vacated or reversed, including through all possible appeals), in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          (c) By Parent or the Company, if the stockholders of the Company fail to approve the Merger upon the taking of a vote at the Stockholders’ Meeting or any adjournment thereof.

          (d) By Parent or the Company, if the Merger shall not have been consummated by July 31, 2004 (the “Outside Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date.

          (e) By the Company, if (i) any of the representations and warranties of Parent and Merger Sub contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.2(b) with respect to representations and warranties would not be satisfied; (ii) Parent and Merger Sub shall have been required to use their best efforts to find alternative funding pursuant to Section 6.7(a) and shall have failed to find such alternative funding on terms reasonably acceptable to the Special Committee within thirty (30) days of the event giving rise to the need for such alternative funding; (iii) within thirty (30) days of the date on which an obligation arose on the part of the Parent, Merger Sub or any of their respective Affiliates to make a disclosure to the Company pursuant to Section 6.7(b), regardless of whether or not such disclosure was actually made, if Parent and Merger Sub have not provided the Special Committee with assurances reasonably satisfactory to the Special Committee that the Financing will be obtained on terms reasonably acceptable to the Special Committee; or (iv) Parent or Merger Sub shall have breached or failed to comply with any of their respective obligations under this Agreement such that the condition set forth in Section 7.2(a) with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by the Company of any of its obligations under this Agreement) and, in the cases of (i) and (iv), such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after Parent has received written notice from the Company of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the Outside Date).

          (f) By Parent, if (i) any of the representations and warranties of the Company contained in this Agreement shall fail to be true and correct such that the condition set forth in Section 7.3(b) with respect to representations and warranties would not be satisfied, or (ii) the Company shall have breached or failed to comply with any of its obligations under this Agreement such that the condition set forth in Section 7.3(a) with respect to agreements and conditions would not be satisfied (in either case other than as a result of a material breach by Parent or Merger Sub of any of their respective obligations under this Agreement) and such failure or breach with respect to any such representation, warranty or obligation cannot be cured or, if curable, shall continue unremedied for a period of forty-five days after the Company has received written notice from Parent of the occurrence of such failure or breach (provided that in no event shall such forty-five day period extend beyond the second day preceding the Outside Date).

          (g) By the Company or Parent, if the Board of Directors or the Special Committee, after complying with Section 5.2(e), (i) withdraws or modifies in a manner adverse to Parent and Merger Sub its approval or recommendation of this Agreement or the Merger, (ii) approves or recommends a Superior Proposal, or (iii) authorizes the Company to enter into a binding agreement with respect to any Superior Proposal.

          SECTION 8.2. Effect of Termination. (a) In the event of termination of this Agreement by the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become null and void and have no further force or effect, without any liability or obligation on the part of the Company, Parent or Merger Sub, other than the second sentence of Section 6.2, the provisions of Section 8.2(b) and those provisions of this Agreement that expressly survive termination hereof and except that nothing herein shall relieve any party for breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

          (b) If the Company or Parent terminates this Agreement pursuant to Section 8.1(g), then within 3 business days of such termination, the Company shall pay or cause to be paid to Parent, by wire transfer of immediately available funds to an account designated by Parent, an amount equal to US$2,000,000 (the “Termination Fee”). In addition, if at any time prior to the Stockholders Meeting, any Acquisition Proposal shall have been made to the Company and made known to its stockholders generally, and thereafter (i) either the Company or Parent terminates this Agreement pursuant to Section 8.1(c), or (ii) Parent terminates this Agreement pursuant to Section 8.1(f) by reason of a breach by the Company of its covenants or agreements hereunder, and within eighteen months of such termination any Acquisition Proposal is consummated (but for this purpose all percentages in the definition of Acquisition Proposal shall be 50% instead of 20%), then, upon the signing of such agreement or, if no agreement is signed, then at the closing (and as a condition to the closing, which condition may not be waived without the express written consent of Parent) of such Acquisition Proposal, the Company shall pay or cause to be paid to Parent the Termination Fee by wire transfer of immediately available funds. Notwithstanding the preceding two sentences, if (i) the Company notifies Parent in a single letter that (A) the Company intends to terminate this Agreement and (B) the Company believes that it has a right to terminate this Agreement pursuant to Section 8.1(e)(i) or (iv) (without giving effect to the forty-five (45) day cure period otherwise applicable to such sections), and (ii) Parent or Merger Sub, as the case may be, fails to cure any such actual breach or misrepresentation within ten (10) days following its receipt of such written notice, then the Company shall not be required to pay the Termination Fee to Parent. In addition, if Parent terminates this Agreement pursuant to Section 8.1(f) (regardless of whether an Acquisition Proposal is subsequently consummated), then, within 3 business days following the written request of Parent, the Company shall pay or cause to be paid to Parent, by wire transfer of immediately available funds, such amount as may be necessary to reimburse Parent for all out-of-pocket expenses incurred by Parent or any of its Affiliates (including without limitation The Gates Group, LLC) in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of its counsel and other advisors, and all financing, commitment or similar fees and expenses (the “Expense Reimbursement”). Notwithstanding the foregoing, the Expense Reimbursement shall in no event exceed the sum of US$750,000; provided further that if the Company is required to pay the Termination Fee in connection with a termination of this Agreement, then the Termination Fee due and payable to Parent shall be reduced by an amount equivalent to the Expense Reimbursement paid to Parent.

ARTICLE IX.

MISCELLANEOUS

          SECTION 9.1. Non-Survival of Representations, Warranties and Agreements. If the Closing occurs, the representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article II and Section 6.5 shall survive the Effective Time indefinitely.

          SECTION 9.2. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date and time delivered or sent by facsimile if delivered personally or by facsimile, and (ii) on the third business day after deposit in the U.S. mail, if mailed by registered or certified mail (postage prepaid, return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

          (a) if to Parent or Merger Sub:

Imperial Parking Management, LLC c/o The Gates Group, LLC 6120 Parkland Boulevard, Suite 301 Mayfield Heights, Ohio 44124 Attention: Walter Stuelpe and E.M. de Windt, Jr. Facsimile: (440) 684-9905

With a copy to:

Calfee, Halter & Griswold LLP 1400 McDonald Investment Center 800 Superior Avenue Cleveland, Ohio 44114-2688 Attention: Neil J. Whitford Facsimile: (216) 241-0816

          (b) if to the Company:

Mr. David Woods Chairman, Special Committee of the Board of Directors of Imperial Parking Corporation c/o Ash City 2111 McCowan Road Toronto, Ontario M1S 3Y6 Facsimile: (416) 332-3839

With a copy to:

Willkie Farr & Gallagher 787 Seventh Avenue New York, New York 10019 Attention: Michael A. Schwartz, Esq. Facsimile: (212) 728-9267

          SECTION 9.3. Expenses. Except as otherwise specifically provided herein (including, without limitation, Section 8.2(b)) all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

          SECTION 9.4. Certain Definitions. For purposes of this Agreement, the term:

          (a) “Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

          (b) “control” (including the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise; and

          (c) The Company and/or its Subsidiaries will be deemed to have “Knowledge” of a particular fact or other matter if Todd C. Croll, Bill Gotlin, Doug Grieve, Charles E. Huntzinger, Carol Jung, Stuart Mackenzie, J. Bruce Newsome or Bryan L. Wallner (i) is actually aware of such fact or other matter or (ii) could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter.

          (d) “Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

          SECTION 9.5. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 9.6. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the maximum extent possible.

          SECTION 9.7. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Schedules hereto), the Voting Agreements, the Limited Guaranties, the

Rollover Agreements (if any) and the Confidentiality Agreement constitute the entire agreement and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof (including, without limitation, that certain letter agreement dated October 14, 2003, by and between the Company and The Gates Group, LLC). This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise provided in Sections 2.8, 2.10 and 6.5.

          SECTION 9.8. Assignment. This Agreement shall not be assigned by the parties hereto whether by operation of law or otherwise.

          SECTION 9.9. Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State without regard to principles of conflicts of laws therein. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state and federal courts located in the County of New York, State of New York (the “New York Courts”) in any action or proceeding arising out of or relating to this Agreement, any other agreement executed in connection with this Agreement or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. Final judgment in any suit, action or proceeding brought in any such court shall be conclusive and binding upon each party duly served with process therein and may be enforced in the courts of the jurisdiction of which either party or any of their property is subject, by a suit upon such judgment.

          SECTION 9.10. Amendment. This Agreement may be amended by the parties hereto by action taken by each of Parent, Merger Sub and the Company (with the consent of the Special Committee) at any time before the Effective Time but not thereafter; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          SECTION 9.11. Waiver. At any time before the Effective Time, any party hereto may (with the consent of the Special Committee in the case of the Company) (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties hereto with any of their agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

          SECTION 9.12. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

          SECTION 9.13. Further Assurances. Each party to this Agreement agrees (i) to furnish upon request to any other party such further information, (ii) to execute and deliver to any other party such other documents and (iii) to do such other acts and things as any other party reasonably requests for the purpose of carrying out the intent of this Agreement and the documents and instruments referred to herein including, without limitation, providing information necessary for preparation of any filings needed to obtain the regulatory approvals required to consummate the Merger.

          SECTION 9.14. Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto and delivered by such party by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen. Such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, each party hereto agrees to execute and deliver an original of this Agreement as well any facsimile, telecopy or other reproduction hereof.

          SECTION 9.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IMPERIAL PARKING CORPORATION

By:

Name:
Title:

IMPERIAL PARKING MANAGEMENT, LLC

By:

Name:
Title:

IPK ACQUISITION CORPORATION

By:

Name:
Title:

APPENDIX B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Section 262. Appraisal Rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to §228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251(other than a merger effected pursuant to §251(g) of this title), §252, §254, §257, §258, §263 or §264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of §251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a, b and c of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under §253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to §228 or §253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX C

CONFIDENTIAL

January 22, 2004

Special Committee of the Board of Directors
Imperial Parking Corporation
Suite 300 – The Station
601 West Cordova Street
Vancouver, BC V6B 1G1
Canada

Dear Sirs:

You have asked our opinion with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.01 per share (the “Shares”), of Imperial Parking Corporation (the “Company”) of the consideration to be received by such holders pursuant to the Merger Agreement, dated January 22, 2004 (the “Agreement”), between the Company and Imperial Parking Management, LLC (the “Parent”). The Agreement provides, among other things, for the merger (the “Merger”) of IPK Acquisition Corporation (“Merger Sub”), a wholly-owned subsidiary of the Parent, with and into the Company in which each outstanding Share will be converted into the right to receive $26.00, subject to downward adjustment in the event that certain of Impark’s transaction costs exceed $1.55 million. The terms and conditions of the Merger are set forth in more detail in the Agreement.

In arriving at our opinion, we have reviewed and analyzed: (i) the terms of the Agreement and certain related documents; (ii) certain publicly available information concerning the business, financial condition, assets and operations of the Company which we believe to be relevant to our inquiry; (iii) certain non-publicly available information concerning the business, financial condition, assets and operations of the Company which we believe to be relevant to our inquiry; and (iv) certain financial and other information, including financial forecasts, with respect to the business, operations, assets, financial condition and prospects of the Company furnished to us by the Company that is not publicly available. We have met with management of the Company to discuss the business, operations, assets, financial condition, history and prospects of the Company’s business.

In conducting our analysis, we have also considered (i) certain publicly available and other information concerning the trading of, and the trading market for, the Shares; (ii) the historical and current financial position and the historical and projected cash flows and results of operations of the Company; (iii) publicly available historical and current financial information and stock price data with respect to certain public companies with operations that we considered comparable to those of the Company; and (iv) the financial terms of certain business combinations and other transactions involving companies with operations that we considered comparable to the Company. In addition to the foregoing, we have conducted such other studies, analyses and investigations as we have deemed appropriate in arriving at our opinion.

In the course of our investigation, we have relied upon, and have assumed the accuracy and completeness of, the information provided to us by the Company, and we have not assumed any responsibility for independent verification of any such information. We have further relied upon the assurances of management of the Company that they are not aware of any facts that would make such information inaccurate, incomplete or misleading. With respect to financial forecasts of the Company and financial projections, we have relied upon the Company’s assurances that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company. We express no view as to such financial forecasts or the assumptions on which they are based. We have not conducted a physical inspection of the properties and facilities of the Company and have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluations or appraisals. Our opinion is necessarily based upon business, market, economic, regulatory and other conditions as they exist on, and can be evaluated as of, the date hereof.

We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Transaction and have and will receive a fees for such services which include identifying and soliciting acquisition proposals from interested parties and rendering this opinion, the fees for which are partially contingent upon the consummation of a transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by holders of the Shares pursuant to the Agreement is fair to such holders from a financial point of view.

This opinion is solely for the use and benefit of the Special Committee of the Board of Directors of the Company and shall not be disclosed publicly or made available to, or relied upon by, any third party without our prior written approval. Our opinion does not address the Company’s underlying business decision to engage in the Transaction or constitute a recommendation to any stockholder of the Company as to how such stockholder should respond with respect to the Merger.

Very truly yours, THE BLACKSTONE GROUP L.P.

DETACH HERE

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IMPERIAL PARKING CORPORATION

This Proxy is Solicited by The Board Of Directors

    The undersigned hereby appoints William A. Ackman and Charles E. Huntzinger, or either of them, as proxies, with power of substitution, to vote all shares of the undersigned at the Special Meeting of Shareholders of Imperial Parking Corporation (the “Company”), to be held on Thursday, April 29, 2004, at 10:00 a.m. Eastern Daylight Savings Time, at the Company’s office located at Suite 420, 510 Walnut Street, Philadelphia, PA 19106, and at any adjournments or postponements thereof, in accordance with the following instructions:

    This Proxy, when properly executed, will be voted as directed by the undersigned stockholder below. If no direction is specified, this proxy will be voted FOR the proposal.

Proposal

1.	To approve and adopt the Agreement and Plan of Merger described in the accompanying proxy statement and the related merger.

☐ FOR	☐ AGAINST	☐ ABSTAIN

    In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the special meeting or any adjournment or postponement thereof.

    The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and the proxy statement furnished with the notice.

    (IMPORTANT: PLEASE COMPLETE, DATE AND SIGN THE PROXY ON REVERSE SIDE)

(Continued and to be signed on reverse side)

DETACH HERE

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(Continued from other side)

If You Plan to Attend the Special Meeting Mark Here ☐

Change of Address and/or Comments Mark Here ☐

Please mark, date and sign your name as it appears hereon. If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing. If the signer is a corporation, please sign the full corporate name, by a duly authorized officer and indicate the title of such officer. If shares are held jointly, each stockholder named should sign. If you receive more than one proxy card, please date and sign each card and return all proxy cards in the enclosed envelope.

VOTES MUST BE INDICATED IN BLACK OR BLUE INK AS INDICATED IN THIS EXAMPLE.☒

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.